                                                    Filed Pursuant to Rule 424b4
                                                    Registration No. 333-51943

PROSPECTUS

                               5,100,000 SHARES

                            HINES HORTICULTURE LOGO

                                 COMMON STOCK

                              ------------------

  All of the 5,100,000 shares of Common Stock ("Common Stock") offered hereby (the "Offering") are being issued and sold by Hines Horticulture, Inc. ("Hines" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock. The Company's Common Stock has been approved for inclusion on the Nasdaq National Market under the symbol "HORT," subject to official notice of issuance. Madison Dearborn Capital Partners, L.P., the Company's largest stockholder ("MDCP"), is purchasing 500,000 shares in the Offering at the Price to Public set forth below, less underwriting discounts and commissions.

                              ------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF FACTORS THAT SHOULD
                                      BE
   CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                              ------------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                       Underwriting
                                           Price to   Discounts and  Proceeds to
                                            Public    Commissions(1) Company(2)
--------------------------------------------------------------------------------
Per Share................................   $11.00        $0.77        $10.23
--------------------------------------------------------------------------------
Total(3)................................. $56,100,000   $3,927,000   $52,173,000
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) The Company and certain stockholders of the Company (the "Selling Stockholders") have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $1,000,000 payable by the Company.
(3) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an aggregate of 765,000 additional shares of Common Stock on the same terms and conditions as the securities offered hereby solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $64,515,000, $4,516,050 and $59,615,315, respectively. See "Underwriting."

                              ------------------

  The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., New York, New York on or about June 26, 1998.

                              ------------------

LEHMAN BROTHERS

              BT ALEX. BROWN

                                                 BANCAMERICA ROBERTSON STEPHENS

June 22, 1998

                           HINES HORTICULTURE, INC.

HINES NURSERIES                                            SUN GRO HORTICULTURE

    [Photo of selected nursery of the     [Photo of selected Sun Gro products]
                 Company]

           Hines Believes It Has Significant Competitive Advantages:

 . National Scale with a Regional Focus    . Value-Added Services

 . Strategically Located Facilities        . Proprietary Operating Processes

 . High Quality Products on a Consistent   . Experienced Management Team
Basis


                           [BAR GRAPH APPEARS HERE]

                                HINES NET SALES

                                  $ Millions

                                                     4 MONTHS
                                                   ------------
                 1993   1994   1995   1996   1997  1997   1998
                 ----- ------ ------ ------ ------ ----- ------
                 $85.0 $134.8 $156.9 $164.3 $201.3 $96.3 $108.1

      Sales growth is a result of both internal growth and acquisitions.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING".

   [16 Photos of selected products and map showing locations of the Company's facilities]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise noted or where the context otherwise requires, all information herein
(i) assumes the Underwriters' over-allotment option is not exercised, (ii) has been adjusted to give effect to the Equity Recapitalization (as defined) assuming the Equity Recapitalization occurs on June 26, 1998, (iii) reflects the reincorporation of the Company from Nevada to Delaware effected on June 12, 1998 (the "Reincorporation") and (iv) reflects a 1.3611-for-one reverse stock split effected on June 22, 1998. References to "Hines" or the "Company" refer to Hines Horticulture, Inc. and its direct and indirect subsidiaries unless otherwise stated or the context otherwise requires. References to "Hines Nurseries" refer to the Company's nursery division, which conducts its operations through Hines Nurseries, Inc., a wholly-owned subsidiary of the Company ("Hines Nurseries"). References to "Sun Gro" refer to the Company's peat-based products division, which conducts its operations through Sun Gro Horticulture Inc., a wholly-owned subsidiary of Hines Nurseries ("Sun Gro-U.S."), and its Canadian subsidiaries. All references to "dollars" or "$" are to U.S. dollars unless otherwise indicated. References to fiscal years refer to the Company's fiscal year ended December 31 of the year indicated.

                                  THE COMPANY

  Hines is one of the largest commercial nursery operations in North America, producing one of the broadest assortments of container-grown plants in the industry. The Company is also the largest North American producer and marketer of sphagnum peat moss and professional peat-based growing mixes. The Company sells its nursery products primarily to leading home centers and mass merchandisers, such as Home Depot, Lowe's, Wal-Mart, Kmart and Target, and to premium independent garden centers, and sells its peat-based products primarily to professional customers, including greenhouse growers, nursery growers and golf course developers. As a result of both internal expansion and acquisitions, the Company has grown from sales of approximately $50 million in 1992 to approximately $201 million in 1997, representing a compound annual growth rate of 32%. Net sales for 1997, after giving effect to recent acquisitions on a pro forma basis, would have been approximately $234 million.

  Hines Nurseries, the Company's nursery division, produces approximately 4,100 varieties of ornamental shrubs and color plants through its eight nursery facilities located in California, Oregon, Pennsylvania, South Carolina and Texas. Hines Nurseries sells to more than 1,900 retail and commercial customers, representing more than 7,300 outlets throughout the United States and Canada. Sun Gro, the Company's peat-based products division, produces high quality, sphagnum peat moss and peat-based potting and growing mixes. Sphagnum peat moss is a natural, organic material that is generally considered the highest quality growing medium available due to its excellent water and nutrient retention and aeration characteristics. Sun Gro controls approximately 49,600 acres of peat bogs throughout Canada and produces its peat moss and peat-based mixes in ten facilities strategically located across Canada and in the United States.

  The Company believes that a combination of demographic and societal trends, including the aging of the population, expanding levels of home ownership and the increasing popularity of gardening, have contributed to the growth of the nursery industry. The Company also believes that the expansion of home centers and mass merchandisers, as well as their increasing emphasis on lawn and garden products, has accelerated the industry's growth by increasing consumers' exposure to lawn and garden products. According to the 1996-1997 National Gardening Survey, 64% of the approximately 101 million households in the U.S. participated in some form of gardening in 1996. The nursery segment of the lawn and garden industry generated approximately $19 billion of retail sales in 1997 and has grown at a compound annual rate of approximately 7% over the past four years. In addition, management believes that the wholesale market for peat and peat-based growing mixes was in excess of $225 million in 1997 and has grown at a compound annual rate of approximately 4% over the past five years.

  The Company believes that it is well-positioned to capitalize on growth and consolidation opportunities in the nursery industry. First, in recent years, retail sales of nursery products have shifted from local independent nurseries to large home centers and mass merchandisers. This shift in the retail distribution channel has benefited suppliers such as the Company that have been able to meet demanding delivery schedules, fulfill large volume requirements and provide a variety of value-added services on a nationwide basis. Second, the Company believes the fragmented nature of the wholesale nursery industry will present opportunities for the Company to continue to make strategic acquisitions. In 1996, the ten and 100 largest wholesale nurseries in the U.S. accounted for only approximately 8% and 22%, respectively, of total sales at the wholesale level, and management estimates, based on 1992 census data, that there are currently more than 30,000 independent nurseries in operation. Through strategic acquisitions, the Company will seek to continue to expand its geographic presence and broaden its product offerings, thereby enhancing its status as a preferred supplier in the industry.

The Company believes that it presently enjoys the following significant competitive advantages:

  . National Scale with a Regional Focus. With eight nurseries located across the country, the Company believes that it is one of the few suppliers with the product breadth, scale and distribution capabilities necessary to service high volume "big box" retailers as well as smaller premium independent garden centers and garden center chains. The Company addresses regional variations in buying patterns, climatic conditions and product mix by servicing and providing expertise to the Company's customers on a local, regional and national basis. The Company's national sales and distribution capabilities also reduce the effects of regional adverse market conditions by enabling the Company to shift sales to other regions.

  . Strategically Located Facilities. The Company's geographically and climatically diverse nursery facilities allow the Company to provide its customers with a broad product mix, while reducing the effects of adverse weather conditions on production. The location of certain of the Company's nurseries, coupled with its national distribution system, allows it to deliver products to cold weather regions early in the spring season before similar nursery products are available from local nurseries. Similarly, the Company is one of only two peat moss producers with peat bogs located across Canada, which provides a distribution cost advantage over certain of its competitors.

  . High Quality Products on a Consistent Basis. Hines is able to provide its customers with a broad mix of high quality products throughout the selling season. Hines Nurseries' proprietary propagation techniques have allowed the Company to achieve high quality standards and production volumes on a consistent and cost effective basis. These techniques also facilitate commercial introduction of new higher margin plant varieties and enhance the reputation of Hines Nurseries as a product innovator. Sun Gro's peat-based mixes are recognized by professional growers as being among the highest quality in the industry. The Company distinguishes itself from many of its competitors by offering a broad variety of value-added growing mixes customized to suit specific customers' needs.

  . Value-Added Services. The Company offers a variety of value-added services, such as customized labeling, bar coding, electronic data interchange and in-store sales and merchandising support. Management believes that these capabilities are becoming increasingly important to lawn and garden retailers, and that most of the Company's competitors lack the size, scale, and sales and managerial resources to offer comparable value-added services.

  . Proprietary Operating Processes. Hines has made significant investments in developing and refining proprietary operating and financial management processes. These investments have improved profitability through enhancements in production, order processing and fulfillment, and "real-time" cost management. These processes provide management with significant flexibility in allocating production and distribution resources to better manage costs and meet customer delivery requirements. The Company has applied these processes to all of its acquired businesses to facilitate integration and improve operating performance.

  . Experienced Management Team. The Company's senior management team has extensive knowledge and experience in the horticultural industry and has successfully identified and integrated several recent strategic acquisitions. The Company's twelve key management personnel have been with the Company for an average of 13 years, and many have extensive technical backgrounds and advanced degrees in the horticultural sciences or in business, including several executives with Ph.D.s in the horticultural sciences.

GROWTH STRATEGY

Hines is pursuing three key strategies for sales and income growth:

  . Expand Production. The Company currently has unfulfilled demand from a number of key customers and incremental acreage available for expansion at most of its eight existing nurseries. The Company plans to continue to expand its nursery acreage and greenhouse facilities in 1998 and 1999 in order to increase production of key product lines (including the fast-growing color plant category) and to commercially introduce new plant varieties. By expanding production at existing facilities, the Company seeks to increase sales volume and to leverage its established operating processes and management, thereby reducing unit costs.

  . Increase Customer Penetration and Expand Customer Base. With its strategically-located nurseries and its emphasis on customer service, the Company has established a national customer base and distribution system for a wide variety of ornamental plants. The Company is pursuing opportunities to increase its volume with existing customers by (i) increasing sales to successful "big box" retailers and premium independent garden centers as they open additional outlets, and (ii) increasing same-store sales by capitalizing on its existing customers' continued expansion of lawn and garden floor space and by offering such customers a broader variety of merchandise, particularly in the color plant category. The Company also intends to pursue new relationships with other high volume retailers and premium garden centers. Management believes that the demand for value-added peat-based mixes by professional growers is increasing and that there is a trend among professional growers to outsource the mixing of these products. Sun Gro intends to further penetrate the professional market by expanding its offerings of customized value-added mixes and technical expertise in order to capitalize on this trend.

  . Pursue Strategic Acquisitions. The Company believes that strategic acquisitions will continue to play an important role in expanding its geographic presence and product offerings. In particular, optimal production and distribution of color plants such as holiday crops, annual bedding plants and perennials require regional growing capacity, and the Company will continue to seek acquisitions of additional regional color plant growers as it continues to expand its nursery network. The Company also intends to apply its proprietary operating processes to acquired businesses to facilitate integration and improve operating performance. In the peat category, the Company will continue to seek acquisitions of businesses that offer operating synergies and complementary products.

                              RECENT DEVELOPMENTS

LAKELAND ACQUISITION

  On April 6, 1998, the Company purchased Lakeland Peat Moss, Ltd. and certain affiliated entities ("Lakeland"), a leading producer of sphagnum peat moss in western Canada, for approximately Cdn. $31.8 million, or approximately U.S. $22.4 million (the "Lakeland Acquisition"). The Lakeland Acquisition enhances the Company's leading position in the North American peat moss market and is expected to result in production and distribution efficiencies. In addition, Lakeland's predominantly retail customer base complements Sun Gro's predominantly professional customer base. For the twelve months ended December 31, 1997, Lakeland had net sales of $18.3 million.

NEW SENIOR CREDIT FACILITY

  The Company is completing arrangements with Bankers Trust Company, Bank of America, N.T. & S.A., and Harris Trust & Savings Bank to amend and restate its existing senior credit facilities (the "Existing Senior Credit Facilities") to provide for a new $100.0 million revolving credit facility for working capital purposes, a new $50.0 million term loan and a new $100.0 million revolving credit/term facility primarily to fund acquisitions (collectively, the "New Senior Credit Facility"). The New Senior Credit Facility will replace the Existing Senior Credit Facilities and increase the aggregate size of the Company's borrowing facilities by $100.0 million to accommodate the Company's growth plans. The New Senior Credit Facility is expected to close concurrently with the closing of the Offering and is expected to have a five year maturity.

                                ----------------

  Hines Horticulture, Inc. was incorporated in Delaware on May 1, 1998. On June 12, 1998, as part of the Reincorporation, Hines became the successor to the business of Hines Holdings, Inc., a Nevada corporation ("Holdings"). The principal executive offices of the Company are located at 12621 Jeffrey Road, Irvine, California 92620 and its telephone number is (949) 559-4444.

                                  THE OFFERING

 Common Stock offered by the Company..........  5,100,000 shares
 Common Stock to be outstanding after the
  Offering(1).................................  22,069,932 shares
 Use of Proceeds..............................  To prepay a portion of Hines
                                                Nurseries' 11 3/4% Senior
                                                Subordinated Notes due 2005,
                                                Series B (the "Senior
                                                Subordinated Notes"), and to
                                                prepay indebtedness of Hines
                                                Nurseries under a certain note
                                                payable. See "Use of Proceeds."
 Nasdaq National Market Symbol................  "HORT"

--------
(1) Excludes approximately 2.6 million shares which have been reserved for issuance under the Company's 1998 Long-Term Equity Incentive Plan (the "1998 Stock Plan"). See "Management--1998 Stock Plan." All of the Company's outstanding shares of preferred stock, together with accrued dividends thereon, and a portion of the Company's outstanding convertible subordinated promissory notes will convert into shares of Common Stock immediately prior to the closing of the Offering at the initial public offering price less underwriting discounts and commissions. See "Equity Recapitalization."

                                  RISK FACTORS

  An investment in the Common Stock offered hereby involves a large degree of risk. In particular, prospective investors should be aware of the risks presented by the factors listed under "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following table sets forth summary consolidated historical financial data and unaudited summary consolidated pro forma financial data for the Company. The consolidated historical financial data, insofar as it relates to each of the years 1993 through 1997, have been derived from audited financial statements, including the consolidated statements of operations and of cash flows for the three years ended December 31, 1997 and notes thereto appearing elsewhere herein. The data for the four months ended April 30, 1997 and 1998 have been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The following summary consolidated financial data should be read in conjunction with the consolidated financial statements and accompanying notes thereto, "Unaudited Pro Forma Statements of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Capitalization" and "Use of Proceeds" included elsewhere in this Prospectus.


                                                                                         FOR THE FOUR MONTHS
                                  FOR THE YEARS ENDED DECEMBER 31, (A)                     ENDED APRIL 30,
                         -------------------------------------------------------------  ---------------------
                            1993          1994          1995       1996        1997        1997       1998
                         ----------    ----------    ---------- ----------  ----------  ---------- ----------
                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Net sales............... $   85,006    $  134,781    $  156,909 $  164,323  $  201,256  $   96,318 $  108,088
Cost of goods sold......     40,457        60,827        72,245     80,812      99,407      49,957     53,531
Gross profit............     44,549        73,954        84,664     83,511     101,849      46,361     54,557
Operating expenses......     31,452        50,274        58,392     60,757      70,408      27,071     29,369
Unusual operating
 expenses (b)...........        --            --            --         830         343         --         --
Operating income........     13,097        23,680        26,272     21,924      31,098      19,290     25,188
Interest expense........      6,868         9,422        17,831     21,080      21,805       7,479      8,430
Provision (benefit) for
 income taxes...........      2,248         3,635         2,850        636       3,516       4,398      6,777
Income (loss) from
 continuing operations..      3,981        10,623         5,591        208       5,777       7,413      9,981
Income (loss) from
 continuing operations
 per common share (c):
  Basic.................     10,795(d)     29,860(d)       0.06      (0.48)      (0.12)       0.70       0.81
  Diluted...............     10,795        29,860          0.06      (0.48)      (0.12)       0.64       0.73
Weighted average shares
 outstanding:
  Basic.................        264           264     3,061,984  7,439,190   7,550,174   7,513,176  7,708,481
  Diluted...............        264           264     3,061,984  7,439,190   7,550,174   8,122,977  8,560,808
UNAUDITED PRO FORMA OPERATING DATA
 (E):
Net sales...........................................................        $  234,046  $  108,810 $  114,280
Income from continuing operations...................................            10,187       9,183     11,918
Basic and Diluted Earnings Per Share: Income (loss) from
 continuing operations per common share.............................              0.50        0.49       0.55
Weighted average shares outstanding--Basic and Diluted..............        20,428,135  18,801,638 21,780,419
OTHER DATA:
Capital expenditures.... $    4,899    $    7,389    $    7,684 $    8,752  $   10,130  $    3,087 $    3,777
Cash paid for income
 taxes (f)..............         65           131             3          4         161         --         --

                                               AT APRIL 30, 1998
                                     -----------------------------------------
                                                   PRO FORMA     PRO FORMA,
                                      ACTUAL      COMBINED (E) AS ADJUSTED (E)
                                     --------     ------------ ---------------
BALANCE SHEET DATA:
Working capital....................  $ 44,659       $ 42,741      $ 55,771
Short-term debt....................    78,964         80,882        69,497
Total assets.......................   367,155        367,155       372,638
Long-term debt.....................   177,317        174,199       139,894
Redeemable preferred stock.........    80,975            --            --
Shareholders' equity (deficit).....   (65,135)(d)     17,040        61,241

--------

(a) From January 1, 1993 through December 31, 1997, the Company acquired the following six companies: Sun Gro-U.S. (June 30, 1993), Oregon Garden Products ("OGP") (January 27, 1995), Iverson Perennial Gardens, Inc. ("Iverson") (August 30, 1996), Flynn Nurseries, Inc. ("Flynn") (November 27, 1996), Pacific Color Nurseries, Inc. ("Pacific Color") (October 20,
     1997) and Bryfogle's Wholesale, Inc. and certain affiliated entities ("Bryfogle's") (December 16, 1997). The financial results include the operations of each acquisition since its respective acquisition date.

(b) Unusual operating expenses consist of certain severance and other restructuring costs of $1,537 and $830 in 1997 and 1996, respectively, net of a $1,194 gain from receipt of insurance proceeds on an involuntary disposal of fixed assets in 1997.

(c) After deduction of the minority interest in earnings of subsidiaries of $1,131, $2,740 and $3,958 for the years ended December 31, 1993, 1994 and
     1995 and accrued preferred stock dividends of $1,460, $3,775 and $6,666 for the years ended December 31, 1995, 1996 and 1997 and $2,190 and $3,721 for the four month periods ended April 30, 1997 and April 30, 1998, respectively.

(d) As further discussed in Note 21 to the consolidated financial statements, included elsewhere in this Prospectus, the financial statements for the year ended December 31, 1995 reflect purchase accounting for the exchange by certain members of management (the "Management Shareholders") and other investors of their minority interests for stock of the Company in connection with the recapitalization of the Company on August 4, 1995. The repurchase by the Company of its own stock from shareholders (other than the Management Shareholders) was recorded as a repurchase and retirement of treasury stock, which resulted in negative shareholders' equity. As a result of this transaction, the earnings per share amounts for the years ended December 31, 1993 and 1994 are not considered to be comparable to the years ended December 31, 1995, 1996 and 1997.

(e) The unaudited pro forma operating data is presented as if the (i) Pacific Color, Bryfogle's and Lakeland acquisitions, (ii) the Equity Recapitalization, (iii) the closing of the New Senior Credit Facility, and
     (iv) the Offering (collectively, the "Transactions") had occurred as of January 1, 1997, and therefore incorporates certain assumptions that are included in the Notes to Unaudited Pro Forma Statements of Operations included elsewhere in this Prospectus. The "Pro Forma Combined" column gives effect, as of April 30, 1998, to the Equity Recapitalization. The "Pro Forma, As Adjusted" column also gives effect, as of April 30, 1998, to the closing of the New Senior Credit Facility and the sale of 5.1 million shares of Common Stock offered hereby and application of the estimated net proceeds thereof as described in "Use of Proceeds." The unaudited pro forma financial data does not purport to represent what the Company's financial position or results of operations actually would have been had the Transactions occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or future period.

(f) The Company derives significant benefits under the U.S. federal tax code by qualifying to use the cash method of accounting and by qualifying under the "farming exception" to the uniform cost capitalization rules, as a result of which the Company has generally not been required to pay cash income taxes and has generated net operating losses for federal income tax purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Tax Matters" and "Risk Factors--Risk of Modification or Elimination of Favorable Agricultural Tax Accounting Rules."

                                 RISK FACTORS

  Prospective purchasers of the Common Stock should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus. All statements, other than statements of historical fact, included in this Prospectus that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are based on certain assumptions and analyses made by the Company in light of its experiences and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances when such assumptions and analyses were made. Such statements are subject to a number of assumptions, risks and uncertainties, including the risk factors discussed below, general economic and business conditions, the business opportunities (or lack thereof) that may be presented to and pursued by the Company, changes in laws or regulations and other factors, many of which are beyond the control of the Company. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in or suggested by such forward-looking statements.

EFFECT OF SEASONALITY, WEATHER AND OTHER FACTORS ON QUARTERLY RESULTS

  The Company's nursery business, like that of its competitors, is highly seasonal. In 1997, approximately 80% of Hines Nurseries' net sales (approximately 71% of the Company's consolidated net sales) and approximately 102% of Hines Nurseries' operating profits occurred in the first half of the year, with approximately 58% of Hines Nurseries' net sales (approximately 47% of the Company's consolidated net sales) and approximately 84% Hines Nurseries' operating profits occurring in the second quarter of 1997. Many of the Company's nurseries experience operating losses during quarters that do not include the peak selling season. The Company has experienced and expects to continue to experience significant variability in net sales, operating income and net income on a quarterly basis. The principal factor contributing to this variability is weather, particularly weekend weather conditions during the peak gardening season. During the first quarter of 1998, for example, the phenomenon known as "El Nino" has resulted in unusually cool and wet weather conditions in some of the Company's markets, particularly California, which negatively impacted the Company's sales for the quarter and contributed to the variability of quarterly results. Other factors that may contribute to this variability include the timing of holidays such as Easter and the effect and timing of acquisitions. Sun Gro's sales typically do not experience large seasonal variances, and are only slightly weighted towards the first half of the year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Variability of Quarterly Results."

GROWING CONDITIONS

  The Company's production of nursery plants may be adversely affected by disease, freezing conditions, snow, drought or other inclement weather. While weather conditions have not had a material adverse effect on the Company's production of nursery products for many years, there can be no assurance that future weather conditions will not have a material adverse effect on the Company.

  The Company's production of peat moss and peat-based growing mixes may also be negatively affected by unusual weather conditions. For example, the harvest of peat, which requires dry weather, may be hampered by unseasonal rain. In addition, unusually long peat moss harvesting seasons, such as the 1995 harvest in eastern Canada, which resulted in an excess supply of peat moss, may adversely affect the sales price of peat moss and the profitability of the Company's peat moss business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ACCESS TO WATER

  Plant production is dependent upon the availability of water. The Company's nurseries receive their water from a variety of sources, including on-site wells, reservoirs and holding ponds, municipal water districts and irrigation water supplied to local districts by facilities owned and operated by the United States acting through the Department of Interior Bureau of Reclamation ("reclamation water"). The loss or reduction of access to water at any of the Company's nurseries could have a material adverse effect on the Company.

  The use of reclamation water is governed by federal reclamation laws and regulations. Reclamation water is used at the Company's Northern California nursery and is the source of a substantial majority of the water for the Company's Oregon nursery. While the Company believes that it is in material compliance with all applicable regulations and maintains a continuous compliance program, there can be no assurance that changes in law will not reduce availability or increase the price of reclamation water to the Company. Any such change could have a material adverse effect on the Company.

  Under certain attribution provisions of the reclamation regulations, persons having a direct or indirect beneficial economic interest in the Company will be treated as "indirect holders" of irrigation land owned by the Company in proportion to their beneficial interest in the Company. If any holder of the Common Stock (whether directly or indirectly through a broker-dealer or otherwise) is ineligible under applicable reclamation regulations to hold an indirect interest in the Company's irrigation land, the Company itself may not be eligible to receive reclamation water on such land. Generally, the eligibility requirement of the reclamation regulations would be satisfied by a person (i) who is a citizen of the United States or an entity established under federal or state law or a person who is a citizen of or an entity established under the laws of certain foreign countries (including Canada and Mexico and members of the Organization for Economic Cooperation and Development) and (ii) whose ownership, direct and indirect, of other land which is qualified to receive water from a reclamation project, when added to such person's attributed indirect ownership of irrigation land owned by the Company, does not exceed certain maximum acreage limitations (generally, 960 acres for individuals and 640 acres for entities). While the Company's Restated Certificate of Incorporation will have provisions intended to prohibit transfers to holders who would render any portion of the Company's irrigation land ineligible to receive reclamation water, there can be no assurance that such provisions will be effective in protecting the Company's right to continue to receive reclamation water. For example, such provisions will not apply if the status of a stockholder of the Company subsequently changes in a manner that reduces the Company's eligibility to receive reclamation water on its entire landholding (such as through a stockholder subsequently becoming a citizen of certain foreign countries or exceeding the maximum acreage limitations through acquisitions of other interests in irrigation land). See "--Ownership Restrictions" and "Description of Capital Stock."

CUSTOMER CONCENTRATION

  The Company's top ten customers accounted for 39% of the Company's net sales in 1997. The Company's largest customer, Home Depot, accounted for approximately 10% and 12% of the Company's consolidated net sales in 1996 and 1997, respectively. The Company expects a similar or greater concentration of customers for the foreseeable future. These major customers may exert significant bargaining leverage when negotiating with the Company and other suppliers. The Company does not have long-term contracts with any of its customers, and there can be no assurance that these customers will continue to purchase the Company's products in historical quantities or at all. The loss of, or a significant adverse change in, the relationship between the Company and Home Depot or any other major customer could have a material adverse effect on the Company. See "Business--Customers."

RISKS ASSOCIATED WITH ACQUISITIONS

  The Company has completed seven acquisitions since 1992 and expects to pursue additional acquisitions in the future as a key component of the Company's business strategy. See "Business--Growth Strategy." There are currently no definitive agreements pending to make any acquisitions and there can be no assurance that the Company will be able to obtain financing for or otherwise consummate any future acquisitions, or that any acquisitions which are consummated (including recently consummated acquisitions) will be successfully integrated or operated profitably. As a result, the Company's acquisition strategy could have a material adverse effect on the Company. In addition, future acquisitions would likely require additional financing, which would likely result in an increase in the Company's indebtedness and interest expense, or the issuance of additional capital stock which could be dilutive to holders of shares issued in the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Acquisitions of businesses, depending on the circumstances and applicable law, are frequently subject to antitrust review by government agencies. In the case of the recently completed Lakeland Acquisition, the Canadian government may, at any time within three years of the closing of such acquisition, review the competitive effect of the transaction. If it were to find that the Lakeland Acquisition prevented or lessened competition substantially in a relevant market in Canada within this three-year period, it could order the dissolution of the acquisition, divestiture of assets or other appropriate relief. The Company does not believe that the Lakeland Acquisition will have any such anti-competitive effects in Canada, in part because the Company's sales are predominantly to U.S. customers and because there is little customer overlap in Canada, but there can be no assurance that an agency of the Canadian government would not reach a contrary conclusion, which could have a material adverse effect on the Company.

ABILITY TO MANAGE GROWTH

  Implementation of the Company's growth strategy may divert management's attention from other aspects of the Company's business and place a strain on the Company's management, operational and financial resources, and accounting controls. Continued growth will require an increase in Company personnel who possess the training and experience necessary to operate the Company's facilities and systems. There can be no assurance that the Company will be able to continue to attract, develop and retain the personnel necessary to pursue its growth strategy. Any failure by the Company to manage its growth effectively could have a material adverse effect on the Company.

COMPETITION

  The Company's competition varies by region, each of which is highly competitive. Hines Nurseries competes primarily on the basis of breadth of product mix, consistency of product quality, product availability, customer service and price. Sun Gro competes primarily on the basis of product quality, product availability, price and customer service. Sun Gro competes with several large Canadian peat producers. Peat moss is largely a commodity, the pricing and profitability of which depends to a large extent on supply and demand, which in turn can be affected by harvest conditions. See "--Growing Conditions." Certain of the Company's competitors are less leveraged and have greater financial resources than the Company. The Company believes that it has historically been able to compete effectively due to its ability to provide consistent, high quality products in large volumes, its nationwide distribution and its value-added services. However, there can be no assurance that the consolidation in the retail markets will not provide similar benefits to the Company's competitors or that the Company will be able to continue to compete successfully. See "Business--Competition."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

  While the Company anticipates that its available cash combined with the net proceeds of the Offering, borrowings under the New Senior Credit Facility and funds from operations will be sufficient to meet its anticipated working capital, capital expenditure and acquisition financing requirements for the foreseeable future, there can be no assurance that such resources will be sufficient for such requirements. The Company may need to raise additional funds through the issuance of debt or equity securities in order to finance acquisitions or respond to changing business conditions. Issuance of additional equity securities could dilute the ownership of stockholders of the Company and such securities may rank senior to the Common Stock. Future debt incurred by the Company could impose additional restrictions on the operations of the Company. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available, or not available on acceptable terms, the Company may not be able to take advantage of future opportunities or otherwise respond to unanticipated competitive pressures or business conditions, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LEVERAGE AND DEBT RESTRICTIONS

  On a pro forma basis as of April 30, 1998, after giving effect to the Lakeland Acquisition, the Equity Recapitalization, the closing of the New Senior Credit Facility and the sale of 5,100,000 shares of Common Stock offered hereby and the application of the estimated net proceeds thereof as described in "Use of

Proceeds," the Company would have approximately $209.4 million of indebtedness outstanding, compared to $61.2 million of shareholders' equity. Under the terms of the Senior Subordinated Notes and the New Senior Credit Facility, the Company may increase its indebtedness to finance future acquisitions or for other purposes. The Company's debt service obligations will require significant cash interest payments that will reduce net income and reduce cash available for expansion and other corporate purposes. In addition, the New Senior Credit Facility will be secured by substantially all of the assets of the Company. Finally, the Company's debt agreements impose certain financial and other covenants which limit the Company's ability to pay dividends and which could limit the Company's operating flexibility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

OWNERSHIP RESTRICTIONS

  In order to protect the Company's ability to receive reclamation water, the Restated Certificate of Incorporation of the Company will impose certain restrictions on transfer of beneficial interests in the Company. Under such restrictions, a purported transfer of a beneficial interest in the Company to any person (a "purported transferee") who, as a result of the application of the attribution rules under the reclamation regulations, would be ineligible to be an indirect holder of irrigation land owned by the Company, will be ineffective. For a description of these reclamation regulations, see "--Access to Water." A purported transferee will not have any rights as a stockholder, and an agent will be designated by the Company to sell any shares which were purported to be transferred to such purported transferee, with the purported transferee only being entitled to receive out of the sale proceeds an amount up to the purported purchase price paid for such shares. Such purported transferee would therefore lose the benefit of any appreciation in the Common Stock between the time of the purported transfer and the sale by the Company's agent. Notwithstanding that a stockholder of the Company may itself be eligible to hold stock of the Company, if a person having a beneficial interest in the Company through such stockholder is ineligible to hold stock in the Company, such stockholder, under the terms of the Company's Restated Certificate of Incorporation, will be deemed as of the time such ineligible person acquired such beneficial interest to have disposed of sufficient shares of Common Stock to cure such ineligibility (with an agent appointed by the Company to effect such disposition and to pay such stockholder an amount up to the fair market value of the shares at the deemed time of disposition). Further, under the provisions of the Restated Certificate of Incorporation, any person, before acquiring a beneficial interest in the Company that would cause such person to be subject to the certification and reporting requirements under applicable reclamation regulations, will be required to enter into a written undertaking with the Company to comply with such certification and reporting requirements and not to take any action which would adversely affect the ability of the Company to receive reclamation water. Generally, based on the Company's current ownership and leasehold interests in irrigation land, an eligible person who does not otherwise have any direct or indirect ownership or leasehold interest in irrigation land should be able to acquire up to approximately a 4% beneficial interest in the Company without becoming subject to such reporting and certification requirements. The certificates representing the Common Stock will bear a legend reflecting these restrictions on transfer.

GOVERNMENTAL REGULATION

  The Company is subject to obligations and potential liability under United States federal, state and local and Canadian federal, provincial and local occupational health and safety and environmental laws and regulations regarding the production, storage and transportation of certain of its products, the disposal of its wastes and the remediation of releases associated with its operations. The EPA and similar state and local agencies regulate the Company's operations and activities, including but not limited to water runoff and the use of certain pesticides in its nursery operations. These agencies or regulations may adversely affect the Company by limiting or prohibiting the use of certain pesticides or by mandating changes in operating procedures for the protection of the environment. With respect to its peat moss operations, the Company has various operating, monitoring, reclamation and site maintenance obligations, which are prescribed by various Canadian and U.S. agencies. Peat harvesting in general has received attention from various environmental groups. The Company does not anticipate that future expenditures for compliance with such environmental laws, regulations and obligations will have a material adverse effect on the Company. No assurances can be given, however, that such compliance, or compliance with future environmental laws and regulations, will not have such an adverse effect. See "Business-- Government Regulation."

  The Company leases approximately 44,900 acres of peat bogs in Canada from provincial governments, which represent 93% of the Company's harvestable peat bogs. Although the Company has historically been able to renew its leases upon expiration on terms not materially different than under existing leases, there can be no assurance that the Company will be able to do so in the future. The inability to renew these leases or to do so on such terms could have a material adverse effect on the Company. See "Business--Properties."

  In addition, the Company is subject to the Fair Labor Standards Act, as well as various federal, state and local regulations that govern matters such as minimum wage requirements, overtime and working conditions. A large number of the Company's seasonal employees are paid at or slightly above the applicable minimum wage level and, accordingly, changes in such laws and regulations could have a material adverse effect on the Company.

  Finally, the Company's use of reclamation water at certain of its nurseries is highly regulated. See "--Access to Water."

RISK OF MODIFICATION OR ELIMINATION OF FAVORABLE AGRICULTURAL TAX ACCOUNTING
RULES

  The Company derives significant benefits under the Internal Revenue Code of 1986, as amended (the "Code"), by qualifying to use the cash method of accounting for federal income tax purposes. Under the cash method, sales are included in taxable income only when payments are received and expenses are deducted as they are paid. The primary benefit the Company receives is the ability to deduct the cost of inventory as it is incurred by qualifying under the "farming exception" to the uniform cost capitalization rules, which allows nursery growers to deduct for federal income tax purposes certain costs of growing plants as they are incurred rather than when the products are sold. The Internal Revenue Service ("IRS") and the Department of Treasury issued proposed regulations in August 1997 that raised a concern that the benefits of the farming exception might be limited or reduced for nurseries. In response to comments from numerous nurseries, the IRS issued an announcement, published in December 1997, stating that the proposed regulations were not intended to alter eligibility for the farming exception and confirming that nursery growers would continue under the proposed regulations to qualify for the farming exception to the extent that they are engaged in the growing of plants. However, final regulations governing the farming exception and implementing the announcement have not yet been published. If the Company's ability to use the farming exception or to use the cash method of accounting for federal income tax purposes were limited or eliminated, whether by future regulations or future tax legislation, the Company's cash income tax payments could increase significantly, which could have a material adverse effect on the Company's cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

EXCHANGE RATE FLUCTUATIONS

  Approximately 60% of Sun Gro's costs (25% of the Company's consolidated costs) are incurred in Canadian dollars, while approximately 86% of Sun Gro's sales (95% of the Company's consolidated sales) are in U.S. dollars. As a result, the Company's operations are subject to the risks normally attributable to fluctuations in foreign currency values. In general, fluctuations in the value of the Canadian dollar may impact the Company by (i) increasing profit margins when the value of the Canadian dollar weakens against the U.S. dollar or (ii) decreasing profit margins when the value of the Canadian dollar strengthens against the U.S. dollar. The Company from time to time enters into forward exchange contracts and foreign exchange options for the purchase of Canadian dollars in order to reduce the risks of exchange rate fluctuations, but there can be no assurance that currency fluctuations will not materially adversely affect the Company.

DEPENDENCE ON MANAGEMENT

  The Company's success is largely dependent on the skills, experience and efforts of its senior management. The loss of services of one or more members of the Company's senior management could have a material adverse effect on the Company. The Company does not maintain key-man life insurance policies on any members of management. No members of senior management are bound by non-compete agreements, and if any such members were to depart and subsequently compete with the Company, such competition could have a material adverse effect on the Company.

CONTROL BY EXISTING STOCKHOLDERS

  Upon completion of the Offering, MDCP will beneficially own approximately 48.9% of the outstanding Common Stock. By virtue of such stock ownership, MDCP will effectively control the election of the members of the Company's Board of Directors and will have considerable influence over the affairs of the Company. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. In addition, four representatives of MDCP currently serve on the Company's Board of Directors. MDCP currently does not receive any management or advisory fees from the Company and MDCP's representatives on the Company's Board of Directors have not been and currently are not compensated for serving as directors, other than receiving reimbursement of their travel expenses. Although covenants in the Company's debt agreements generally limit transactions between the Company and MDCP to arms length transactions, there can be no assurance that conflicts of interest will not arise with respect to such directors or that such conflicts will be resolved in a manner favorable to the Company. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Commencing 180 days after the date of this Prospectus, upon the expiration of certain lock-up agreements with Lehman Brothers Inc., approximately 16.5 million shares of Common Stock issued and outstanding as of the date of this Prospectus will be eligible for immediate sale in the public market subject, in certain cases, subject to compliance with certain volume and other limitations under Rule 144 of the Securities Act ("Rule 144"). Holders of approximately 14.8 million shares of Common Stock will have the right upon consummation of the Offering to cause the Company to register their securities under the Securities Act for sale to the public. These stockholders, as well as certain stockholders holding an aggregate of approximately 2.2 million shares of Common Stock, will also have the right to include their shares in any registration initiated by the Company under the Securities Act. See "Shares Eligible for Future Sale--Registration Rights." No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock from time to time. The sale of a substantial number of shares held by existing stockholders, whether pursuant to subsequent public offerings or otherwise, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. See "Shares Eligible For Future Sale" and "Underwriting."

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price of the Common Stock may fluctuate significantly. These fluctuations could result from, among other things, variations in the Company's results of operations, which could be adversely affected by a number of factors (some of which are beyond the Company's control), including those discussed in this section and elsewhere in this Prospectus. In addition, the stock market in general has experienced wide price and volume fluctuations in recent periods and these fluctuations are often unrelated to the operating performance of the specific issuers whose stock is affected.

ABSENCE OF PUBLIC MARKET; SUBSTANTIAL DILUTION

  Prior to the Offering, there has been no public market for the Common Stock. Although the Company has been approved for listing on the Nasdaq National Market, subject to official notice of issuance, there can be no assurance that an active trading market for the Common Stock will develop or be sustained. The initial public offering price of the Common Stock offered hereby will be determined by negotiations among the Company and the Underwriters and should not be considered as an indication of the market price for the Common Stock after the Offering. See "--Possible Volatility of Stock Price" and "Underwriting." Purchasers of the Common Stock in the Offering will be subject to immediate and substantial dilution. See "Dilution."

                            EQUITY RECAPITALIZATION

  Immediately prior to the Offering, (i) all of the outstanding shares of the Company's 12% Cumulative Redeemable Senior Preferred Stock, par value $.01 per share (the "Senior Preferred"), and all of the outstanding shares of the Company's 12% Cumulative Redeemable Junior Preferred Stock, par value $.01 per share (the "Junior Preferred"), together, in each case, with all accrued and unpaid dividends thereon through the date of the closing of the Offering, will be converted into shares of Common Stock at the initial public offering price less underwriting discounts and commissions (the "Preferred Stock Conversion"), (ii) all of the Company's outstanding 6% Convertible Subordinated Promissory Notes, which were issued in connection with the Bryfogle's and Lakeland acquisitions in initial aggregate principal amounts of $1.0 million and Cdn $3.0 million (U.S. $2.1 million), respectively, will either be converted into shares of Common Stock at the initial public offering price less underwriting discounts and commissions (the "Note Conversion") or will be prepaid and (iii) all of the outstanding warrants to purchase Common Stock will be exercised in accordance with their terms (the "Warrant Exercise"). See "Description of Capital Stock." On June 22, 1998, prior to the Preferred Stock Conversion, the Note Conversion and the Warrant Exercise, a 1.3611-for-one reverse stock split was effected with respect to the Common Stock. These actions are collectively referred to herein as the "Equity Recapitalization." All references in this Prospectus to the Equity Recapitalization assume that the Equity Recapitalization will occur on June 26, 1998 and do not give effect to the cash redemption of fractional shares.

  On June 12, 1998, as a result of the Reincorporation, the Company became the successor to the business of Holdings, a company subject to the periodic reporting and disclosure requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the Reincorporation, Holdings merged with and into the Company in order to change the Company's name and jurisdiction of incorporation.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 5.1 million shares of Common Stock offered by the Company hereby are estimated to be $51.2 million ($58.6 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses. The estimated net proceeds received by the Company are expected to be used as follows (dollars in thousands):

      Redemption of Senior Subordinated Notes (1)...................... $47,483
      Prepayment in part of a certain mortgage payable (2).............   3,690
                                                                        -------
                                                                        $51,173
                                                                        =======

--------
(1) Represents the redemption of $42.0 million in aggregate principal amount of Senior Subordinated Notes, plus accrued and unpaid interest thereon through the date of redemption ($1.6 million at April 30, 1998), at a redemption price of 109.139% of the aggregate principal amount thereof ($45.8 million at April 30, 1998). The Senior Subordinated Notes bear interest at 11.75% and mature on October 15, 2005.
(2) Represents the prepayment in part of certain borrowings secured by real property bearing interest at 11.75% per annum and maturing on June 27, 2005. Approximately $7.6 million was outstanding under such borrowings as of April 30, 1998. The Company intends to use amounts available under the New Senior Credit Facility to prepay the estimated remaining balance of $3.9 million owing under such borrowings as of April 30, 1998.

                                DIVIDEND POLICY

  Since the acquisition of the Company by MDCP and certain members of management in August 1995 (the "MDCP Acquisition"), the Company has not paid any dividends on its capital stock. The Company presently intends to retain all available funds for use in the business and therefore does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. As a holding company, the ability of the Company to pay dividends is dependent upon the receipt of dividends or other payments from its operating subsidiaries. The Company's operating subsidiaries are restricted in their ability to pay dividends to the Company under the Existing Senior Credit Facilities and the indenture governing the Senior Subordinated Notes and will be limited in their ability to pay dividends to the Company under the New Senior Credit Facility. See "Management's Discussions and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the historical capitalization of the Company and the pro forma capitalization of the Company as of April 30, 1998. The "Pro Forma Combined" column gives effect, as of April 30, 1998, to the Equity Recapitalization. The "Pro Forma, As Adjusted" column also gives effect, as of April 30, 1998, to the closing of the New Senior Credit Facility and the sale of 5.1 million shares of Common Stock offered hereby and the application of the estimated net proceeds thereof as described in "Use of Proceeds." The table set forth below should be read in conjunction with the Company's consolidated financial statements and the related notes thereto and "Unaudited Pro Forma Statements of Operations" included elsewhere in this Prospectus.

                                                     AS OF APRIL 30, 1998
                                                --------------------------------
                                                          PRO FORMA  PRO FORMA,
                                                 ACTUAL   COMBINED   AS ADJUSTED
                                                --------  ---------  -----------
                                                    (DOLLARS IN THOUSANDS)
Debt:
  Working capital facility..................... $ 73,463  $ 75,381    $ 69,342
  Existing Senior Credit Facilities............   43,961    43,961         --
  New Senior Credit Facility (a):
    Acquisition facility.......................      --        --       11,894
    Term loans.................................      --        --       50,000
  Mortgages payable............................   15,584    15,584         --
  Senior Subordinated Notes....................  120,000   120,000      78,000
  Convertible promissory notes.................    3,118       --          --
  Capital lease obligations and other debt.....      155       155         155
                                                --------  --------    --------
      Total debt...............................  256,281   255,081     209,391
                                                --------  --------    --------
Preferred equity:
  Redeemable senior preferred stock............   52,691       --          --
  Redeemable junior preferred stock............   28,284       --          --
                                                --------  --------    --------
      Total preferred equity...................   80,975       --          --
                                                --------  --------    --------
Shareholders' equity (deficit):
  Preferred Stock, par value $.01 per share
   2,000,000 shares authorized, no shares
   issued and outstanding......................      --        --          --
  Common Stock, par value $.01 per share,
   22,040,996, 60,000,000, 60,000,000, actual,
   pro forma combined and pro forma, as
   adjusted, shares authorized; 7,708,481,
   16,680,419 and 21,780,419 actual, pro forma
   combined and pro forma, as adjusted, shares
   issued and outstanding......................       77       167         218
  Additional paid-in-capital...................   (4,336)   77,996     129,118
  Notes receivable from stock sales............     (224)     (471)       (471)
  Retained earnings (deficit) (b)..............  (60,652)  (60,652)    (67,624)
                                                --------  --------    --------
      Total shareholders' equity (deficit).....  (65,135)   17,040      61,241
                                                --------  --------    --------
        Total capitalization................... $272,121  $272,121    $270,632
                                                ========  ========    ========

--------
(a) The New Senior Credit Facility is expected to provide for a $100.0 million working capital facility, a $100.0 million facility primarily for acquisitions and a $50.0 million term loan. The New Senior Credit Facility is expected to close concurrently with, and is conditioned upon, the closing of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company intends to use amounts available under the New Senior Credit Facility to prepay the $3.9 million balance of certain borrowings secured by real property bearing interest at 11.75% per annum and maturing on June 27, 2005 that will not be prepaid with the proceeds of the Offering. See "Use of Proceeds." In addition, the Company intends to use amounts available under the New Senior Credit Facility to prepay $7.9 million of indebtedness outstanding under certain borrowings secured by real property bearing interest at 10.00% per annum and maturing on June 28, 2005.
(b) The increase in the deficit from the "Pro Forma Combined" column to the "Pro Forma, As Adjusted" column represents the premium paid on the partial redemption of the Senior Subordinated Notes and the write off of the deferred financing costs with respect to the debt which is being repaid. See "Use of Proceeds."

                                   DILUTION

  The Company's pro forma net tangible deficit of the Company as of April 30, 1998 was approximately $21.4 million, or $1.28 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding (after giving effect to the Equity Recapitalization). After giving effect to (i) the receipt of $51.2 million of estimated net proceeds from the sale by the Company of 5.1 million shares of Common Stock in the Offering and (ii) the use of such net proceeds and the proceeds from the closing of the New Senior Credit Facility to repay indebtedness as described under "Use of Proceeds," the pro forma net tangible book value of the Company at April 30, 1998 would have been approximately $22.8 million, or $1.05 per share of Common Stock. This represents an immediate dilution in net tangible book value of $9.95 per share to new investors purchasing shares in the Offering. The following table illustrates this per share dilution:

      Initial public offering price per share....................         $11.00
      Pro forma net tangible deficit per share at April 30, 1998.  (1.28)
        Increase per share attributable to new investors.........   2.33
                                                                   -----
      Pro forma net tangible book value per share after the
       Offering..................................................           1.05
                                                                          ------
        Dilution per share to new investors......................         $ 9.95
                                                                          ======

  The following table summarizes, on a pro forma basis as of April 30, 1998 after giving effect to the Equity Recapitalization and the Offering, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and new investors purchasing shares in the Offering at the initial public offering price of $11.00 per share (before deducting underwriting discounts and commissions and estimated Offering expenses):

                                                       TOTAL
                                  COMMON STOCK     CONSIDERATION
                               ------------------ ---------------- AVERAGE PRICE
                                 NUMBER   PERCENT  AMOUNT  PERCENT   PER SHARE
                               ---------- ------- -------- ------- -------------
                                               ($ IN THOUSANDS)
      Existing
       stockholders(1)........ 16,680,419    77%  $ 78,163    58%     $ 4.69
      New investors...........  5,100,000    23%    56,100    42%      11.00
                               ----------   ---   --------   ---
          Total............... 21,780,419   100%  $134,263   100%
                               ==========   ===   ========   ===

The foregoing computations exclude approximately 2.6 million shares of Common Stock that have been reserved for issuance upon the exercise of options issued under the 1998 Stock Plan. See "Management--1998 Stock Plan."
--------
(1) Excludes 500,000 shares of Common Stock to be purchased by MDCP in the Offering.

                           HINES HORTICULTURE, INC.
                 UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

  The unaudited pro forma statement of operations for the four months ended April 30, 1998 is based on the unaudited financial statements of the Company, included elsewhere in this Prospectus, and the unaudited statement of operations of Lakeland for the four months ended April 30, 1998 and gives effect to the following transactions as if they had occurred as of January 1, 1998: (i) the Lakeland Acquisition; (ii) the Equity Recapitalization;
(iii) the closing of the New Senior Credit Facility; and (iv) the Offering.

  The unaudited pro forma statement of operations for the four months ended April 30, 1997 is based on the unaudited financial statements of the Company, included elsewhere in this Prospectus, and the unaudited statements of operations of Pacific Color, Bryfogle's and Lakeland for the four months ended April 30, 1997 and gives effect to the following transactions as if they had occurred as of January 1, 1997: (i) the Pacific Color, Bryfogle's and Lakeland acquisitions; (ii) the Equity Recapitalization; (iii) the closing of the New Senior Credit Facility; and (iv) the Offering.

  The unaudited pro forma statement of operations for the year ended December 31, 1997 is based on the consolidated financial statements for the Company, included elsewhere in this Prospectus, and the unaudited statements of operations for the companies for the periods indicated in Note (a) to the unaudited pro forma statement of operations for the twelve months ended December 31, 1997 and gives effect to the following transactions as if they had occurred as of January 1, 1997: (i) the Pacific Color, Bryfogle's and Lakeland acquisitions; (ii) the Equity Recapitalization; (iii) the closing of the New Senior Credit Facility; and (iv) the Offering.

  The Unaudited Pro Forma Statements of Operations should be read in conjunction with the Company's consolidated financial statements and accompanying notes thereto, and "Capitalization" and "Use of Proceeds" included elsewhere in this Prospectus. The pro forma adjustments, which are based on available information and certain assumptions that management believes are reasonable, are described in the accompanying notes. The unaudited pro forma financial information does not purport to represent what the Company's financial position or results of operations actually would have been had the applicable transactions, as described above, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or future period.

                            HINES HORTICULTURE, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                        FOUR MONTHS ENDED APRIL 30, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                         PRO FORMA
                                                     ---------------------------------------------------
                              HINES                    ACQUISITION/            OFFERING/DEBT
                          HORTICULTURE, ACQUISITIONS RECAPITALIZATION           REFINANCING       AS
                              INC.          (A)        ADJUSTMENTS    COMBINED  ADJUSTMENTS    ADJUSTED
                          ------------- ------------ ---------------- -------- -------------  ----------
Net sales...............    $ 108,088      $6,192         $  --       $114,280    $   --      $  114,280
Cost of goods sold......       53,531       2,960            123 (b)    56,798        --          56,798
                                                             184 (c)
                            ---------      ------         ------      --------    -------     ----------
    Gross profit........       54,557       3,232           (307)       57,482        --          57,482
Operating expenses......       29,369       2,104           (244)(c)    31,229        --          31,229
                            ---------      ------         ------      --------    -------     ----------
    Operating income....       25,188       1,128           (63)        26,253        --          26,253
                            ---------      ------         ------      --------    -------     ----------
Other expenses:
  Interest expense......        7,999         209            131 (d)     8,339     (2,406)(g)      5,933
  Amortization of
   deferred financing
   expenses.............          431         --              32 (d)       463       (207)(g)        256
                            ---------      ------         ------      --------    -------     ----------
                                8,430         209            163         8,802     (2,613)         6,189
                            ---------      ------         ------      --------    -------     ----------
Income (loss) before
 provision (benefit) for
 income taxes...........       16,758         919           (226)       17,451      2,613         20,064
Provision (benefit) for
 income taxes...........        6,777         414            (90)(e)     7,101      1,045 (e)      8,146
                            ---------      ------         ------      --------    -------     ----------
Net income (loss).......        9,981         505           (136)       10,350      1,568         11,918
Less: Preferred stock
 dividends..............       (3,721)        --           3,721 (f)       --         --             --
                            ---------      ------         ------      --------    -------     ----------
Net income (loss)
 applicable to common
 stock..................    $   6,260      $  505         $3,585      $ 10,350    $ 1,568     $   11,918
                            =========      ======         ======      ========    =======     ==========
Basic earnings (loss)
 per share..............    $    0.81                                                         $     0.55
                            =========                                                         ==========
Diluted earnings (loss)
 per share..............    $    0.73                                                         $     0.55
                            =========                                                         ==========
Weighted average shares
 outstanding, no
 dilution...............    7,708,481                                                         21,780,419
                            =========                                                         ==========
Weighted average shares
 outstanding, diluted
 basis..................    8,560,808                                                         21,780,419
                            =========                                                         ==========

                           HINES HORTICULTURE, INC.

             NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                       FOUR MONTHS ENDED APRIL 30, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(a) Represents the historical operating results of Lakeland for the period from January 1, 1998 through the date of the Lakeland Acquisition (April 6, 1998).

(b) Reflects the increase in depletion expense as a result of the preliminary purchase price allocation pursuant to the purchase method of accounting, which increased the basis of the Lakeland peat bogs. The total basis of the bogs was increased by approximately $12.9 million, which will be depleted over approximately 35 years.

(c) Reflects an adjustment to conform Lakeland's accounting policies to the Company's current accounting policies.

(d) Reflects interest expense on a pro forma basis as if the Lakeland Acquisition had occurred on January 1, 1998:

      Existing Senior Credit Facilities (Lakeland)(1).................... $ 340
      Amortization of deferred financing costs(2)........................    32
                                                                          -----
        Pro forma interest expense.......................................   372
        Less: Historical interest expense................................  (209)
                                                                          -----
          Net increase in interest expense............................... $ 163
                                                                          =====

     --------
     (1) Assumes an interest rate of 8.50% on a balance of $15.0 million.
     (2) Deferred financing costs are amortized over the life of the related debt or five years.

(e) Reflects a net income tax adjustment related to pro forma adjustments at an assumed combined state and federal statutory income tax rate of 40%.

(f) Elimination of the preferred stock dividends related to the Senior Preferred and the Junior Preferred, which are assumed to be converted as of January 1, 1998.

(g) Pro forma interest expense as if the Offering and the closing of the New Senior Credit Facility occurred on January 1, 1998 is as follows:

      New Senior Credit Facility(1)................................... $ 2,711
      Senior Subordinated Notes.......................................   3,055
      Commitment fees(2)..............................................     167
      Amortization of deferred financing costs(3).....................     256
                                                                       -------
        Pro forma interest expense....................................   6,189
        Less: Historical interest expense.............................  (8,802)
                                                                       -------
          Net decrease in interest expense............................ $(2,613)
                                                                       =======

     --------
     (1) Assumes an interest rate of 7.00% on average term loans outstanding ($50.0 million) and drawn down balances on the working capital facility and the acquisition facility. The pro forma average drawn down balances on the working capital facility and the acquisition facility were $54.3 million and $11.9 million, respectively.
     (2) Represents a commitment fee of 0.375% applied to (i) the pro forma average unused portion of the working capital facility of $45.7 million and (ii) the acquisition facility of $88.1 million.
     (3) Represents amortization of deferred financing costs related to the New Senior Credit Facility and the Senior Subordinated Notes. The deferred financing costs are amortized over the remaining life of the related debt (five and nine years for the New Senior Credit Facility and Senior Subordinated Notes, respectively).

                            HINES HORTICULTURE, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                        FOUR MONTHS ENDED APRIL 30, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                          PRO FORMA
                                                     -----------------------------------------------------
                              HINES                  ACQUISITION/EQUITY          OFFERING/DEBT
                          HORTICULTURE, ACQUISITIONS  RECAPITALIZATION            REFINANCING       AS
                              INC.          (A)         ADJUSTMENTS     COMBINED  ADJUSTMENTS    ADJUSTED
                          ------------- ------------ ------------------ -------- -------------  ----------
Net sales...............    $  96,318     $12,492          $  --        $108,810    $   --      $  108,810
Cost of goods sold......       49,957       6,559             123 (b)     56,816        --          56,816
                                                              317 (d)
                                                             (140)(c)
                            ---------     -------          ------       --------    -------     ----------
    Gross profit........       46,361       5,933            (300)        51,994        --          51,994
Operating expenses......       27,071       3,881             304 (d)     31,256        --          31,256
                            ---------     -------          ------       --------    -------     ----------
    Operating income....       19,290       2,052            (604)        20,738        --          20,738
                            ---------     -------          ------       --------    -------     ----------
Other expenses:
  Interest expense......        7,137         439             326 (e)      7,902     (2,251)(h)      5,651
  Amortization of
   deferred financing
   expenses.............          342         --               76 (e)        418       (162)(h)        256
                            ---------     -------          ------       --------    -------     ----------
                                7,479         439             402          8,320     (2,413)         5,907
                            ---------     -------          ------       --------    -------     ----------
Income (loss) before
 provision (benefit) for
 income taxes...........       11,811       1,613          (1,006)        12,418      2,413         14,831
Provision (benefit) for
 income taxes...........        4,398         382             (97)(f)      4,683        965 (f)      5,648
                            ---------     -------          ------       --------    -------     ----------
Net income (loss).......        7,413       1,231            (909)         7,735      1,448          9,183
Less: Preferred stock
 dividends..............       (2,190)        --            2,190 (g)        --         --             --
                            ---------     -------          ------       --------    -------     ----------
Net income (loss)
 applicable to common
 stock..................    $   5,223     $ 1,231          $1,281       $  7,735    $ 1,448     $    9,183
                            =========     =======          ======       ========    =======     ==========
Basic earnings (loss)
 per share..............    $    0.70                                                           $     0.49
                            =========                                                           ==========
Diluted earnings (loss)
 per share..............    $    0.64                                                           $     0.49
                            =========                                                           ==========
Weighted average shares
 outstanding, no
 dilution...............    7,513,176                                                           18,801,638
                            =========                                                           ==========
Weighted average shares
 outstanding, diluted
 basis..................    8,122,977                                                           18,801,638
                            =========                                                           ==========

                           HINES HORTICULTURE, INC.

             NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                       FOUR MONTHS ENDED APRIL 30, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(a) Represents the historical operating results of Pacific Color, Bryfogle's and Lakeland for the four months ended April 30, 1997.

(b) Reflects the increase in depletion expense as a result of the preliminary purchase price allocation pursuant to the purchase method of accounting, which increased the basis of the Lakeland peat bogs. The total basis of the bogs was increased by approximately $12.9 million, which will be depleted over approximately 35 years.

(c) Reflects the decrease in depreciation expense as a result of the purchase price allocation pursuant to the purchase method of accounting, which decreased the basis of the property, plant and equipment, and a change in the method of depreciation to conform with the Company's accounting policies. The total basis of property, plant and equipment was decreased by approximately $1.6 million, which will be depreciated over a period of 20 to 40 years for buildings and 4 to 12 years for machinery and equipment.

(d) Reflects an adjustment to conform Lakeland's accounting policies to the Company's current accounting policies.


(e) Reflects interest expense on a pro forma basis as if the Bryfogle's and Lakeland acquisitions had occurred on January 1, 1997:

      Existing Senior Credit Facilities (Bryfogle's)(1).................. $ 340
      Existing Senior Credit Facilities (Lakeland)(2)....................   425
      Amortization of deferred financing costs(3)........................    76
                                                                          -----
        Pro forma interest expense.......................................   841
        Less: Historical interest expense................................  (439)
                                                                          -----
          Net increase in interest expense............................... $ 402
                                                                          =====

     --------
     (1) Assumes an interest rate of 8.50% on a balance of $12.0 million.
     (2) Assumes an interest rate of 8.50% on a balance of $15.0 million.
     (3) Deferred financing costs are amortized over the life of the related debt or five years.

(f) Reflects a net income tax adjustment related to the pro forma adjustments and for Pacific Color and Bryfogle's at an assumed combined state and federal statutory income tax rate of 40%.

(g) Elimination of the preferred stock dividends related to the Senior Preferred and the Junior Preferred, which are assumed to be converted as of January 1, 1997.

(h) Pro forma interest expense as if the Offering and the closing of the New Senior Credit Facility occurred on January 1, 1997 is as follows:

      New Senior Credit Facility(1)................................... $ 2,413
      Senior Subordinated Notes.......................................   3,055
      Commitment fees(2)..............................................     183
      Amortization of deferred financing costs(3).....................     256
                                                                       -------
        Pro forma interest expense....................................   5,907
        Less: Historical interest expense.............................  (8,320)
                                                                       -------
          Net decrease in interest expense............................ $(2,413)
                                                                       =======

     --------
     (1) Assumes an interest rate of 7.00% on average term loans outstanding ($50.0 million) and drawn down balances on the working capital facility and the acquisition facility. The pro forma average drawn down balances on the working capital facility and the acquisition facility were $41.5 million and $11.9 million, respectively.
     (2) Represents a commitment fee of 0.375% applied to (i) the pro forma average unused portion of the working capital facility of $58.5 million and (ii) the acquisition facility of $88.1 million.
     (3) Represents amortization of deferred financing costs related to the New Senior Credit Facility and the Senior Subordinated Notes. The deferred financing costs are amortized over the remaining life of the related debt (five and nine years for the New Senior Credit Facility and Senior Subordinated Notes, respectively).

                            HINES HORTICULTURE, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                            PRO FORMA
                                                       -----------------------------------------------------
                             HINES                     ACQUISITION/EQUITY          OFFERING/DEBT
                         HORTICULTURE,                  RECAPITALIZATION            REFINANCING       AS
                             INC.      ACQUISITIONS(A)    ADJUSTMENTS     COMBINED  ADJUSTMENTS    ADJUSTED
                         ------------- --------------- ------------------ -------- -------------  ----------
Net sales...............   $ 201,256       $32,790          $   --        $234,046    $   --      $  234,046
Cost of goods sold......      99,407        18,082             (418)(b)    117,274        --         117,274
                                                                369 (c)
                                                               (166)(d)
                           ---------       -------          -------       --------    -------     ----------
   Gross profit.........     101,849        14,708              215        116,772        --         116,772
Operating expenses......      70,751        11,211              383 (e)     82,508        --          82,508
                                                                163 (d)
                           ---------       -------          -------       --------    -------     ----------
   Operating income.....      31,098         3,497            (331)         34,264        --          34,264
                           ---------       -------          -------       --------    -------     ----------
Other expenses:
 Interest expense.......      20,708         1,106            1,147 (f)     22,961     (6,108)        16,853
 Amortization of
  deferred financing
  expenses..............       1,097           --               227 (f)      1,324       (555)           769
                           ---------       -------          -------       --------    -------     ----------
                              21,805         1,106            1,374         24,285     (6,663)(i)     17,622
                           ---------       -------          -------       --------    -------     ----------
Income (loss) before
 provision for income
 taxes..................       9,293         2,391           (1,705)         9,979      6,663         16,642
Provision (benefit) for
 income taxes...........       3,516           --               274 (g)      3,790      2,665 (g)      6,455
                           ---------       -------          -------       --------    -------     ----------
Net income (loss).......       5,777         2,391           (1,979)         6,189      3,998         10,187
Less: Preferred stock
 dividends..............      (6,666)          --             6,666 (h)        --         --             --
                           ---------       -------          -------       --------    -------     ----------
Net income (loss)
 applicable to common
 stock..................   $    (889)      $ 2,391          $ 4,687       $  6,189    $ 3,998     $   10,187
                           =========       =======          =======       ========    =======     ==========
Basic earnings (loss)
 per share..............   $   (0.12)                                                             $     0.50
                           =========                                                              ==========
Diluted earnings (loss)
 per share..............   $   (0.12)                                                             $     0.50
                           =========                                                              ==========
Weighted average shares
 outstanding, no
 dilution...............   7,550,174                                                              20,428,135
                           =========                                                              ==========
Weighted average shares
 outstanding, diluted
 basis..................   7,550,174                                                              20,428,135
                           =========                                                              ==========

                           HINES HORTICULTURE, INC.

             NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(a) Represents the historical results for Lakeland, which was acquired on April 6, 1998, for the year ended December 31, 1997 as if the Lakeland Acquisition had been consummated as of January 1, 1997, as well as the following acquired companies from January 1, 1997 through the respective acquisition date, as summarized below:

             COMPANY ACQUIRED                                ACQUISITION DATE
             ----------------                                ----------------
             Pacific Color                                   October 20, 1997
             Bryfogle's                                      December 16, 1997

(b) Reflects the decrease in depreciation expense as a result of the purchase price allocation pursuant to the purchase method of accounting, which decreased the basis of the property, plant and equipment, and a change in the method of depreciation to conform with the Company's accounting policies. The total basis of property, plant and equipment was decreased by approximately $1.6 million, which will be depreciated over a period of 20 to 40 years for buildings and 4 to 12 years for machinery and equipment.

(c) Reflects the increase in depletion expense as a result of the preliminary purchase price allocation pursuant to the purchase method of accounting, which increased the basis of the Lakeland peat bogs. The total basis of the bogs was increased by approximately $12.9 million, which will be depleted over approximately 35 years.

(d) Reflects an adjustment to conform Lakeland's accounting policies to the Company's current accounting policies.

(e) Represents the addition of amortization of goodwill resulting from the excess of the purchase price over the net assets acquired, primarily related to the acquisition of Bryfogle's. The total incremental goodwill of $14.0 million will be amortized over 35 years.


(f) Reflects interest expense on a pro forma basis as if the Bryfogle's and Lakeland acquisitions had occurred on January 1, 1997:

      Existing Senior Credit Facilities (Bryfogle's) (1)............... $   978
      Existing Senior Credit Facilities (Lakeland) (2).................   1,275
      Amortization of deferred financing costs (3).....................     227
                                                                        -------
        Pro forma interest expense.....................................   2,480
        Less: Historical interest expense..............................  (1,106)
                                                                        -------
          Increase in interest expense................................. $ 1,374
                                                                        =======

     --------
     (1) Assumes an interest rate of 8.50% on a balance of $12.0 million
     (2) Assumes an interest rate of 8.50% on a balance of $15.0 million
     (3) Deferred financing costs are amortized over the life of the related debt or five years.

(g) Reflects a net income tax adjustment for Pacific Color, Bryfogle's and Lakeland and for the pro forma adjustments at an assumed combined state and federal statutory income tax rate of 40%.

(h) Elimination of the preferred stock dividends related to the Senior Preferred and the Junior Preferred, which are assumed to be converted as of January 1, 1997.

                           HINES HORTICULTURE, INC.

                         YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(i) Interest expense based on the pro forma capitalization of the Company as if the Offering and the closing of the New Senior Credit Facility had closed on January 1, 1997 is summarized as follows:

      New Senior Credit Facility(1).................................. $  7,133
      Senior Subordinated Notes......................................    9,165
      Commitment fees(2).............................................      555
      Amortization of deferred financing costs(3)....................      769
                                                                      --------
        Pro forma interest expense...................................   17,622
        Less: Historical interest expense on debt repaid.............  (24,285)
                                                                      --------
          Net decrease in interest expense........................... $ (6,663)
                                                                      ========

     --------
     (1) Assumes an interest rate of 7.00% on average term loans outstanding ($50.0 million) and drawn down balances on the working capital facility and the acquisition facility. The pro forma average drawn down balances on the working capital facility and the acquisition facility were $40.0 million and $11.9 million, respectively.
     (2) Represents a commitment fee of 0.375% applied to (i) the pro forma average unused portion of the working capital facility of $60.0 million and (ii) the acquisition facility of $88.1 million.
     (3) Represents amortization of deferred financing costs related to the New Senior Credit Facility and the Senior Subordinated Notes. The deferred financing costs are amortized over the remaining life of the related debt (five and nine years for the New Senior Credit Facility and Senior Subordinated Notes, respectively).

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected consolidated historical financial data and unaudited selected consolidated pro forma financial data for the Company. The consolidated historical financial data, insofar as it relates to each of the years 1993 through 1997, have been derived from audited financial statements, including the consolidated balance sheets at December 31, 1996 and 1997 and the related consolidated statements of operations and of cash flows for the three years ended December 31, 1997 and notes thereto appearing elsewhere herein. The data for the four months ended April 30, 1997 and 1998 have been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and accompanying notes thereto, "Unaudited Pro Forma Statements of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Capitalization" and "Use of Proceeds" included elsewhere in this Prospectus.

                                                                                      FOR THE FOUR MONTHS
                                FOR THE YEARS ENDED DECEMBER 31, (A)                    ENDED APRIL 30,
                         ----------------------------------------------------------  ----------------------
                           1993        1994         1995        1996        1997        1997        1998
                         --------    --------    ----------  ----------  ----------  ----------  ----------
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Net sales............... $ 85,006    $134,781    $  156,909  $  164,323  $  201,256  $   96,318  $  108,088
Cost of goods sold......   40,457      60,827        72,245      80,812      99,407      49,957      53,531
Gross profit............   44,549      73,954        84,664      83,511     101,849      46,361      54,557
Operating expenses......   31,452      50,274        58,392      60,757      70,408      27,071      29,369
Unusual operating
 expenses (b)...........      --          --            --          830         343         --          --
Operating income........   13,097      23,680        26,272      21,924      31,098      19,290      25,188
Interest expense........    6,868       9,422        17,831      21,080      21,805       7,479       8,430
Provision (benefit) for
 income taxes...........    2,248       3,635         2,850         636       3,516       4,398       6,777
Income (loss) from
 continuing operations..    3,981      10,623         5,591         208       5,777       7,413       9,981
Income (loss) from
 continuing operations
 per common share (c):
  Basic.................   10,795(d)   29,860(d)       0.06       (0.48)      (0.12)       0.70        0.81
  Diluted...............   10,795      29,860          0.06       (0.48)      (0.12)       0.64        0.73
Weighted average shares
 outstanding:
  Basic.................      264         264     3,061,984   7,439,190   7,550,174   7,513,176   7,708,481
  Diluted...............      264         264     3,061,984   7,439,190   7,550,174   8,122,977   8,560,808
UNAUDITED PRO FORMA OPERATING DATA (E):
Net sales.......................................................         $  234,046  $  108,810  $  114,280
Income from continuing operations...............................             10,187       9,183      11,918
Basic and Diluted Earnings Per Share: Income (loss) from
 continuing operations per common share.........................               0.50        0.49        0.55
Weighted average shares outstanding--Basic and Diluted..........         20,428,135  18,801,638  21,780,419
OTHER DATA:
Capital expenditures.... $  4,899    $  7,389    $    7,684  $    8,752  $   10,130  $    3,087  $    3,777
Cash paid for income
 taxes (f)..............       65         131             3           4         161         --          --
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital......... $ 35,845    $ 26,132    $   42,825  $   29,597  $   27,548  $   36,553  $   44,659
Short-term debt.........   15,185      18,025        16,751      34,254      48,502      61,026      78,964
Total assets............  143,713     140,906       188,544     227,515     268,819     282,809     367,155
Long-term debt..........   67,310      63,107       157,742     152,769     160,356     152,630     177,317
Redeemable preferred
 stock..................      --          --         31,460      54,525      70,682      56,767      80,975
Shareholders' equity
 (deficit)..............   12,508       9,930       (67,798)    (70,900)    (71,751)    (65,152)    (65,135)

                                                 AT APRIL 30, 1998
                                       -----------------------------------------
                                                     PRO FORMA     PRO FORMA,
                                       ACTUAL       COMBINED (E) AS ADJUSTED (E)
                                       --------     ------------ ---------------
BALANCE SHEET DATA:
Working capital....................... $ 44,659       $ 42,741      $ 55,771
Short-term debt.......................   78,964         80,882        69,497
Total assets..........................  367,155        367,155       372,638
Long-term debt........................  177,317        174,199       139,894
Redeemable preferred stock............   80,975            --            --
Shareholders' equity (deficit)........  (65,135)(d)     17,040        61,241

--------
(a) From January 1, 1993 through December 31, 1997, the Company acquired the following six companies: Sun Gro-U.S. (June 30, 1993), OGP (January 27,
     1995), Iverson (August 30, 1996), Flynn (November 27, 1996), Pacific Color (October 20, 1997) and Bryfogle's (December 16, 1997). The financial results include the operations of each acquisition since its respective acquisition date.
(b) Unusual operating expenses consist of certain severance and other restructuring costs of $1,537 and $830 in 1997 and 1996, respectively, net of a $1,194 gain from receipt of insurance proceeds on involuntary disposal of fixed assets in 1997.
(c) After deduction of the minority interest in earnings of subsidiaries of $1,131, $2,740 and $3,958 for the years ended December 31, 1993, 1994 and
     1995 and accrued preferred stock dividends of $1,460, $3,775 and $6,666 for the years ended December 31, 1995, 1996 and 1997 and $2,190 and $3,721 for the four months ended April 30, 1997 and April 30, 1998, respectively.
(d) As further discussed in Note 21 to the consolidated financial statements included elsewhere in this Prospectus the financial statements for the year ended December 31, 1995 reflect purchase accounting for the exchange by certain members of management (the "Management Shareholders") and other investors of their minority interests for stock of the Company in connection with the recapitalization of the Company on August 4, 1995. The repurchase by the Company of its own stock from shareholders (other than the Management Shareholders) was recorded as a repurchase and retirement of treasury stock, which resulted in negative shareholders' equity. As a result of this transaction, the earnings per share amounts for the years ended December 31, 1993 and 1994 are not considered to be comparable to the years ended December 31, 1995, 1996 and 1997.
(e) The unaudited pro forma operating data is presented as if the (i) Pacific Color, Bryfogle's and Lakeland acquisitions, (ii) the Equity Recapitalization, (iii) the closing of the New Senior Credit Facility, and (iv) the Offering (collectively, the "Transactions") had occurred as of January 1, 1997, and therefore incorporates certain assumptions that are included in the Notes to Unaudited Pro Forma Statements of Operations included elsewhere in this Prospectus. The "Pro Forma Combined" column gives effect, as of April 30, 1998, to the Equity Recapitalization. The "Pro Forma, As Adjusted" column also gives effect, as of April 30, 1998, to the closing of the New Senior Credit Facility and the sale of 5.1 million shares of Common Stock offered hereby and application of the estimated net proceeds thereof as described in "Use of Proceeds." The unaudited pro forma financial data does not purport to represent what the Company's financial position or results of operations actually would have been had the Transactions occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or future period.
(f) The Company derives significant benefits under the U.S. federal tax code by qualifying to use the cash method of accounting and by qualifying under the "farming exception" to the uniform cost capitalization rules, as a result of which the Company has generally not been required to pay cash income taxes and has generated net operating losses for federal income tax purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Tax Matters" and "Risk Factors--Risk of Modification or Elimination of Favorable Agricultural Tax Accounting Rules."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and the Company's consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

OVERVIEW

  General. Hines is one of the largest commercial nursery operations in North America, producing one of the broadest assortments of container-grown plants in the industry. The Company is also the largest North American producer and marketer of sphagnum peat moss and professional peat-based growing mixes. The Company sells its nursery products primarily to leading home centers and mass merchandisers, such as Home Depot, Lowe's, Wal-Mart, Kmart and Target, and to premium independent garden centers. The Company sells its peat-based products primarily to professional customers, including greenhouse growers, nursery growers and golf course developers.

  The Company believes that sales of its nursery products have been positively affected by societal and demographic trends, such as greater levels of home ownership, the aging of the American population and the increasing popularity of gardening, as well as by trends in the retail distribution channel, as large "big box" retailers have expanded and have increased their emphasis on the lawn and garden category, thereby increasing consumer exposure to lawn and garden products. Management believes these trends provide the Company with excellent opportunities to improve its operating performance.

  Seasonality. The Company's nursery business, like that of its competitors, is highly seasonal. The Company has experienced and expects to continue to experience significant variability in net sales, operating income and net income on a quarterly basis. See "--Seasonality and Variability in Quarterly Results" and "Risk Factors--Effect of Seasonality, Weather and Other Factors on Quarterly Results."

  Acquisitions. The Company has completed a number of recent acquisitions to expand and diversify its operations. See "Business--History--Recent Acquisitions." In the three years ended December 31, 1997, the Company completed five acquisitions, and in April 1998 completed the Lakeland Acquisition. These acquisitions have affected and will continue to affect the period-to-period comparability of the operating results discussed below. The Company intends to pursue strategic acquisitions from time to time in the future that increase its production capacity, broaden or complement its existing product lines, expand its geographic presence or offer operating synergies. The Company believes that the highly fragmented nature of the nursery industry presents the Company with a number of opportunities to make such acquisitions, though the Company does not have any current agreements with any parties to consummate any such acquisitions.

  Tax Matters. The Company derives significant benefits under the Code by qualifying to use the cash method of accounting for federal income tax purposes. Under the cash method, sales are included in taxable income when payments are received and expenses are deducted as they are paid. The primary benefit the Company receives is the ability to deduct the cost of inventory as it is incurred by qualifying under the "farming exception" to the uniform cost capitalization rules, which allows nursery growers to deduct for federal income tax purposes certain costs of growing plants as they are incurred rather than when the plants are sold. As a result of the Company's ability to deduct its growing costs under the farming exception, together with its deduction of interest expense on indebtedness for borrowed money, the Company has generally not been required to pay cash income taxes in recent years and has generated net operating losses for federal income tax purposes. During the same period, the Company has continued to show a tax provision relating to the recording of deferred taxes. The Company anticipates that it will continue to benefit from the farming exception in the future. See, however, "Risk Factors--Risk of Modification or Elimination of Favorable Agricultural Tax Accounting Rules." As of December 31, 1997, the Company had net operating loss carryforwards of approximately $35.7 million for federal income tax purposes.

RESULTS OF OPERATIONS

  The following table sets forth a summary of the Company's consolidated results of operations for the periods indicated as a percentage of net sales:

                                                                    FOR THE
                                               FOR THE YEAR       FOUR MONTHS
                                                   ENDED          ENDED APRIL
                                               DECEMBER 31,           30,
                                             -------------------  ------------
                                             1995   1996   1997   1997   1998
                                             -----  -----  -----  -----  -----
   Net sales................................ 100.0% 100.0% 100.0% 100.0% 100.0%
   Cost of goods sold.......................  46.0   49.2   49.4   51.9   49.5
                                             -----  -----  -----  -----  -----
   Gross profit.............................  54.0   50.8   50.6   48.1   50.5
   Operating expenses.......................  37.2   37.5   35.2   28.1   27.2
                                             -----  -----  -----  -----  -----
   Operating income.........................  16.8   13.3   15.4   20.0   23.3
   Interest expense.........................  11.4   12.8   10.8    7.7    7.8
                                             -----  -----  -----  -----  -----
   Income before provision (benefit) for
    income taxes............................   5.4    0.5    4.6   12.3   15.5
   Provision (benefit) for income taxes.....   1.8    0.4    1.7    4.6    6.3
                                             -----  -----  -----  -----  -----
   Net income (loss) from continuing
    operations..............................   3.6    0.1    2.9    7.7    9.2
   Other non-operating expenses.............   2.0    --     --     --     --
                                             -----  -----  -----  -----  -----
   Net income...............................   1.6%   0.1%   2.9%   7.7%   9.2%
                                             =====  =====  =====  =====  =====

 Four Months Ended April 30, 1998 compared to Four Months Ended April 30, 1997

  Net sales. Net sales of $108.1 million for the four months ended April 30, 1998 increased $11.8 million, or 12.3%, from net sales of $96.3 million for the comparable period in 1997. The Company's sales of nursery products increased 14.1%, which included $5.1 million of sales from the Company's acquisition of the nursery operations of Bryfogle's on December 16, 1997 and of Pacific Color on October 20, 1997. Excluding the acquisitions, sales from the Company's nursery operations increased 6.7% from the comparable period in 1997. The increase in net sales was primarily due to increased sales into the eastern and southern regions of the country resulting primarily from increased sales volumes attributable to the continued expansion of existing operations and to the Bryfogle's acquisition. This increase was partially offset by lower sales in the western and southwestern regions of the country, particularly in California, where the strong seasonal demand historically experienced during this period was reduced due to excessive and prolonged rainfall during the period attributable to El Nino.

  Net sales of the Company's peat moss and peat-based products increased by $2.1 million, or 7.5%, from the comparable period in 1997, which included $1.7 million from the Company's acquisition on April 6, 1998 of Lakeland. Excluding the Lakeland Acquisition, sales increased 1.3% from the comparable period in 1997. Sales of peat-based products in the western United States were negatively impacted during the first four months by unseasonably wet weather attributable to El Nino which were offset by increased sales in the eastern and central United States. Sales to the Company's professional customers increased $2.1 million, or 12.6%, during the period, while sales to retail customers decreased $1.8 million, or 17.5%. This shift was attributable to the Company's strategy to increase sales to professional customers. The shift to professional from retail is expected to be mitigated in the future by the Company's acquisition of Lakeland, a leading peat moss producer in western Canada serving a predominantly retail customer base.

  During the second quarter of 1998, the Company has experienced some recovery of sales of both nursery and professional peat products into the western states and continued growth of nursery products in other regions of the country.

  Gross profit. Gross profit of $54.6 million (50.5% of net sales) for the four months ended April 30, 1998 increased $8.2 million, or 17.7%, from gross profit of $46.4 million (48.1% of net sales) for the comparable period in 1997. The increase was primarily attributable to (i) the improved gross profit at the Company's peat operations resulting from a shift in sales to more profitable customer accounts, and some pricing improvements in professional products, and (ii) higher margins from the nursery operations resulting from a more favorable product mix and higher unit volumes from those nursery operations selling into the eastern and southern regions of the country.

  Operating expenses. Operating expenses of $29.4 million (27.2% of net sales) for the four months ended April 30, 1998 increased $2.3 million, or 8.5%, from $27.1 million (28.1% of net sales) for the comparable period in 1997, primarily due to the acquisitions.

  Operating income. Operating income of $25.2 million for the four months ended April 30, 1998 increased $5.9 million, or 30.6%, from $19.3 million for the comparable period in 1997. Excluding $1.3 million of the increase resulting from the acquisitions, operating income increased 23.8% from the comparable period in 1997, primarily due to the higher sales at the nursery operations and the higher gross profit margins from both the nursery and peat operations.

  Interest expense. Interest expense of $8.0 million for the four months ended April 30, 1998 increased $0.9 million, or 12.7%, from $7.1 million for the comparable period in 1997. The increase was attributable to higher borrowing levels under the Company's revolving credit facilities to support the Company's expansion.

  Provision for income taxes. The effective income tax rate was 40% and 37% for the four months ended April 30, 1998 and 1997, respectively.

  Net income (loss). Net income of $10.0 million for the four months ended April 30, 1998 increased $2.6 million, or 35.1%, from $7.4 million for the comparable period in 1997. The increase was primarily attributable to the higher sales and higher operating income described above.

 Fiscal Year Ended December 31, 1997 Compared to Fiscal Year Ended December 31, 1996

  Net sales. The Company had consolidated net sales of $201.3 million in 1997, representing an increase of $37.0 million, or 22.5%, from net sales of $164.3 million in 1996. The Company's sales of its nursery products increased 38.2% to $127.5 million from net sales of $92.2 million in 1996. This increase reflects $26.3 million of sales in 1997 from two acquisitions completed in August and November 1996 and two acquisitions completed in October and December 1997, as well as increased sales volume and prices from its existing nursery operations. Excluding these acquisitions, sales from the nursery operations increased 9.6% in 1997. This increased sales volume resulted primarily from increasing sales to home centers and mass merchandisers as well as increased sales volume of flowering color plants. Net sales of peat moss and peat-based products increased 2.3% to $73.8 million from $72.1 million in 1996 due to volume growth in the professional market. Sales of peat to the retail market also increased in 1997 as a result of increased unit sales volume, partially offset by lower retail peat prices. Peat prices in the first half of 1997 continued to be adversely affected by the unusually long peat moss harvesting season in eastern Canada in 1995, which created an excess supply of peat moss in the Company's eastern markets.

  Gross profit. Gross profit of $101.8 million (50.6% of net sales) for the fiscal year ended December 31, 1997 represents an increase of $18.3 million, or 21.9%, from gross profit of $83.5 million (50.8% of net sales) in 1996. This increase was primarily attributable to the Company's 1996 and 1997 nursery acquisitions and the higher sales from the Company's existing nursery operations. The slight decrease in gross margin percentage was primarily due to lower margins from these acquisitions, which are in varying stages of being integrated into the Company's existing nursery operations.

  Operating expenses. Operating expenses of $70.8 million (35.2% of net sales) for the fiscal year ended December 31, 1997 represent an increase of $9.2 million, or 14.9%, from $61.6 million of operating expenses (37.5% of net sales) in 1996. Operating expenses in 1997 also included $0.3 million of unusual expense which consisted of $1.5 million of severance and other restructuring costs (compared to $0.8 million in 1996), partially offset by $1.2 million of gain on the involuntary disposal of fixed assets in connection with a property casualty covered by insurance. The increase was primarily attributable to the Company's nursery acquisitions, with the reduction as a percentage of net sales primarily attributable to the leveraging of fixed costs over a larger sales base.

  Operating income. Operating income of $31.1 million (15.4% of net sales) for the fiscal year ended December 31, 1997 represents an increase of $9.2 million, or 42.0%, from $21.9 million (13.3% of net sales) in 1996. The increase was primarily due to the Company's nursery acquisitions and the higher sales from the Company's existing nursery operations.

  Interest expense. Interest expense of $20.7 million for the fiscal year ended December 31, 1997 increased $0.6 million from $20.1 million in 1996. The increase was attributable to higher borrowing levels under the Company's revolving credit facilities as a result of increased capital expenditures and working capital requirements relating to the acquisitions. This increase was partially offset by lower interest rates.

  Provision for income taxes. The effective income tax rate was 38% and 75% for the years ended December 31, 1997 and 1996, respectively. The decrease in the Company's effective income tax rate was due primarily to the $0.3 million increase in the valuation allowance in 1996 against certain net operating loss carryforwards and investment tax credits related to Sun Gro Horticulture Canada Ltd., a wholly-owned Canadian subsidiary of Sun Gro-U.S. ("Sun-Gro Canada").

  Net income. Income from continuing operations of $5.8 million for 1997 represents an increase of $5.6 million from income of $0.2 million for the comparable period in 1996. The increase was primarily due to the Company's higher sales and operating margins as discussed above.

 Fiscal Year Ended December 31, 1996 Compared to Fiscal Year Ended December 31, 1995

  Net sales. The Company had consolidated net sales of $164.3 million for the fiscal year ended December 31, 1996. This represents an increase of $7.4 million, or 4.7%, from net sales of $156.9 million in 1995. Net sales of the Company's nursery products increased 5.7%, reflecting both increased sales volume and prices. Sales in 1995 included approximately $1.6 million of sales of finished inventory purchased from third parties by the Oregon nursery, which sales were not repeated in 1996 because they were not profitable. Excluding these sales, sales of the Company's nursery products increased 7.7% in 1996 from sales in 1995. The increased sales volume resulted primarily from increased sales to home centers and mass merchandisers, as well as increased sales of flowering color plants. The two acquisitions completed in the second half of 1996 did not contribute materially to 1996 net sales because they occurred after the peak selling season. Net sales of the Company's peat moss and peat-based products increased 3.4%, reflecting increased sales volume primarily to the professional market. These increases were partially offset by lower peat prices, which were more significant in the retail market. Declines in the sales price of peat moss were primarily due to the continued effect of the unusually long peat moss harvesting season in eastern Canada in 1995, which created an excess supply of peat moss in the Company's eastern markets.

  Gross profit. Gross profit of $83.5 million (50.8% of net sales) in 1996 represents a decrease of $1.2 million, or 1.4%, from gross profit of $84.7 million (54.0% of net sales) in 1995. The decrease was attributable to the Company's peat and peat-based products due to (i) lower sales prices resulting from the excess supply of peat moss, and (ii) higher unit production costs due to lower production and harvest volume in 1996, compared to the unusually favorable harvest in 1995, and inefficiencies due to numerous product mix changes. Gross margins on the Company's nursery products in 1996 remained substantially unchanged as compared to gross margins in 1995.

  Operating expenses. Operating expenses of $61.6 million (37.5% of net sales) in 1996 represent an increase of $3.2 million, or 5.5%, from operating expenses of $58.4 million (37.2% of net sales) in 1995. This increase was attributable to higher selling and distribution expenses, which were incurred as a result of higher overall sales volume and general cost increases. Included in operating expenses for the fiscal year ended December 31, 1996 is $0.8 million of non-recurring expenses representing severance and other reorganization costs incurred by the Company's Sun Gro business.

  Operating income. Operating income of $21.9 million in 1996 represents a decrease of $4.4 million, or 16.7%, from operating income of $26.3 million in 1995. The decrease was primarily attributable to the Company's peat and peat-based products, as described above. In addition, included in the 1996 operating income is $0.3 million of operating losses relating to the Iverson and Flynn operations since the date of their respective acquisitions, which occurred after completion of the peak selling season.

  Interest expense. Interest expense of $20.1 million in 1996 represents an increase of $6.8 million from interest expense of $13.3 million in 1995. The increase was attributable to the higher rates and higher amounts outstanding in connection with the issuance of $120.0 million of Senior Subordinated Notes on October 19, 1995, which replaced the $110.0 million senior subordinated credit facility obtained in connection with the MDCP Acquisition.

  Provision for income taxes. The Company's effective income tax rate was 75% and 34% for the years ended December 31, 1996 and 1995, respectively. The increase in the Company's effective income tax rate was due primarily to the $0.3 million increase in the valuation allowance in 1996 against certain net operating loss carry forwards and investment tax credits related to Sun Gro-Canada.

  Net income. Net income of $0.2 million in 1996 represents a decrease of $2.2 million from net income of $2.4 million in 1995. Net income for 1995 includes a $6.5 million non-operating charge and a $3.3 million non-recurring gain. This decrease was attributable to the decrease in operating income and the increase in interest expense, as described above.

SEASONALITY AND VARIABILITY IN QUARTERLY RESULTS

  The Company's nursery business, like that of its competitors, is highly seasonal. In 1997, approximately 80% of Hines Nurseries' net sales (approximately 71% of the Company's consolidated net sales) and 102% of Hines Nurseries' operating profits occurred in the first half of the year, with approximately 58% of Hines Nurseries' net sales (approximately 47% of the Company's consolidated net sales) and approximately 84% of Hines Nurseries' operating profits, respectively, occurring in the second quarter of 1997. Many of the Company's nurseries experience operating losses during quarters that do not include peak selling seasons. The Company has experienced and expects to continue to experience variability in net sales, operating income and net income on a quarterly basis. This variability is primarily the result of variability in weather conditions, particularly weekend weather during the peak growing season, as well as other factors. See "Risk Factors--Effect of Seasonality, Weather and Other Factors on Quarterly Results." Sun Gro's sales typically do not experience large seasonal variances and are only slightly weighted towards the first half of the year.

  The following table sets forth the Company's consolidated net sales, gross profit, operating income (loss) and net income (loss) by quarter for each of the quarters of fiscal 1996 and 1997.

                             FOR THE QUARTER ENDED
                  --------------------------------------------
                             JUNE
                  MARCH 31,   30,   SEPTEMBER 30, DECEMBER 31,
                    1996     1996       1996          1996
                  --------- ------- ------------- ------------
                                   (IN THOUSANDS)
      Net sales..  $40,357  $69,970    $28,085      $25,911
         Gross
      profit.....   20,050   36,266     14,142       13,053
       Operating
        income
      (loss).....    4,144   17,941        735         (896)
      Net income
      (loss).....     (766)   7,664     (2,666)      (4,024)
                             FOR THE QUARTER ENDED
                  --------------------------------------------
                             JUNE
                  MARCH 31,   30,   SEPTEMBER 30, DECEMBER 31,
                    1997     1997       1997          1997
                  --------- ------- ------------- ------------
                              (IN THOUSANDS)
      Net sales..  $47,767  $94,112    $31,104      $28,273
         Gross
      profit.....   22,836   47,560     16,803       14,650
       Operating
      income.....    5,649   24,006      1,186          257
      Net income
      (loss).....      280   10,902     (2,311)      (3,094)


LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically satisfied its working capital requirements through operating cash flow and, as a result of the highly seasonal nature of the Company's nursery operations, through borrowings under its revolving credit facilities. The Company's Existing Senior Credit Facilities consist of
(i) two revolving credit facilities providing for borrowings of up to $85.0 million, subject to a borrowing base tied to accounts receivable and inventory, (ii) a $25.0 million term loan, of which $8.0 million has been repaid, and (iii) an acquisition facility providing for borrowings of up to $30.0 million to finance certain acquisitions.

  The Company typically draws under its revolving credit facilities in the first and fourth quarters to fund its inventory buildup of nursery products and to fund continuing operating expenses. Approximately 80% of the sales of Hines Nurseries occur in the first half of the year, generally allowing the Company to reduce borrowings under its revolving credit facilities after the first quarter. Working capital requirements for the Company's peat moss operations are less seasonal in nature, with slight inventory buildups generally occurring in the third and fourth quarters. On May 15, 1998, the Company had $14.5 million of unused borrowing capacity under the revolving credit facilities included within the Existing Senior Credit Facilities. After giving effect to the application of the estimated net proceeds of the Offering as described in "Use of Proceeds,"approximately $23.4 million of the revolving credit facility and approximately $17.6 million of the acquisition facility are expected to be drawn at the closing of the New Senior Credit Facility.

  The Company is completing arrangements with Bankers Trust Company, Bank of America, N.T. & S.A. and Harris Trust & Savings Bank, to amend and restate the Existing Senior Credit Facilities to provide for a new $100.0 million revolving credit facility, a new $50.0 million term loan and a new $100.0 million facility to be used primarily for acquisitions. The New Senior Credit Facility will replace the Existing Senior Credit Facilities and increase the aggregate size of the Company's borrowing facilities by $100.0 million. The New Senior Credit Facility is expected to close concurrently with, and is conditioned upon, the closing of the Offering and is expected to have a five-year maturity. The principal repayment schedule for the term loan is expected to be $2.5 million in 1999, $6.25 million in 2000, $11.25 million in 2001, $18.75 million in 2002 and $11.25 million in 2003. Amounts borrowed under the acquisition facility will convert into a term loan in 2000 and will begin to amortize thereafter. The Company has not entered into any agreements to make any acquisitions at the present time, and will evaluate acquisition opportunities on a case-by-case basis. The revolving credit facility and all other obligations under the amended and restated credit agreement will be secured by substantially all of the assets and common stock of Hines Nurseries and Sun Gro-U.S., as well as a pledge of 65% of the common stock of Sun Gro-Canada.

  The Company has financed its recent acquisitions and working capital requirements through a combination of borrowings under the Existing Senior Credit Facilities and through the issuance of promissory notes, shares of

Senior Preferred and warrants to purchase shares of Common Stock. On October 20, 1997, the Company financed its $1.7 million acquisition of Pacific Color through the issuance of a demand note to MDCP, which was subsequently exchanged for 2,500 shares of Senior Preferred and warrants to purchase 54,726 shares of Common Stock. On December 16, 1997, the Company financed its $19.0 million acquisition of Bryfogle's through the issuance of 7,000 shares of Senior Preferred and warrants to purchase 153,232 shares of Common Stock to MDCP and an unaffiliated equity investor, the issuance to the seller of a $1.0 million convertible subordinated promissory note of the Company and borrowings of $12.0 million under the Existing Senior Credit Facilities. On February 5, 1998, the Company raised $2.0 million to fund the Company's short-term working capital requirements through the issuance of 2,000 shares of Senior Preferred to MDCP. On April 6, 1998, the Company financed the Lakeland Acquisition through the issuance of 4,500 shares of Senior Preferred and warrants to purchase 98,507 shares of Common Stock to an unaffiliated equity investor, the issuance to the seller of a $2.1 million convertible subordinated promissory note of the Company and borrowings of $15.0 million under the Existing Senior Credit Facilities.

  In October 1995, Hines Nurseries issued $120.0 million in aggregate principal amount of 11 3/4% Senior Subordinated Notes due 2005 to refinance certain indebtedness incurred in connection with the MDCP Acquisition, which notes were subsequently exchanged in a registered offering for $120.0 million of its 11 3/4% Senior Subordinated Notes due 2005, Series B. Approximately $78.0 million in aggregate principal amount of the Senior Subordinated Notes is expected to be outstanding after the Offering and the application of the estimated net proceeds thereof. See "Use of Proceeds."

  The indenture pursuant to which the Senior Subordinated Notes were issued imposes a number of restrictions on Hines Nurseries and Sun Gro-U.S. The indenture limits, among other things, their ability to incur additional indebtedness, to make certain restricted payments (including dividends to the Company), to make certain asset dispositions, to incur certain liens and to enter into certain significant transactions. In addition, breach of a material term of the indenture or any other material indebtedness that results in the acceleration of such indebtedness would trigger an event of default under the Existing Senior Credit Facilities or the New Senior Credit Facility, causing all amounts owing thereunder to become immediately due and payable. The Existing Senior Credit Facilities impose, and the New Senior Credit Facility will impose, a number of similar and certain additional restrictions (including financial covenants) on Hines Nurseries and Sun Gro-U.S.

  As a result of the Company's ability to deduct its growing costs under the farming exception, together with its deduction of interest expense on indebtedness for borrowed money, the Company has generally not been required to pay cash income taxes in recent years and has generated net operating losses for federal income tax purposes. See "--Overview--Tax Matters." However, even with the benefits of the farming exception, the Company may nonetheless be required to pay cash income taxes in future years after use, loss or expiration of its tax net operating loss carryforwards. Such cash income taxes could also result from increased taxable income due to, among other reasons, (i) reduction in the Company's deduction for interest expense triggered by the Company's repayment of indebtedness with the proceeds of the Offering, (ii) any slowdown in, or elimination of, future growth in the Company's inventory of growing plants, or (iii) limits on the Company's ability to use net operating loss carryforwards to offset all of its tax liability under the alternative minimum tax system.

  The Company's capital expenditures were approximately $10.1 million for the year ended December 31, 1997, consisting of $7.3 million of capital expenditures for Hines Nurseries and $2.8 million of capital expenditures for Sun Gro. The capital expenditures for Hines Nurseries related primarily to the development of additional nursery acreage and the purchase of nursery-related structures, and the purchase of certain vehicles and machinery and equipment. The capital expenditures of Sun Gro related primarily to preparing peat bogs for harvest. The Company's capital expenditures for 1998 are expected to be approximately $19.0 million, and will be used to increase production capacity, primarily through the development of available acreage at the Company's nursery facilities in Northern California, Texas and South Carolina and for other maintenance expenditures.

  Management believes that cash generated by operations, borrowings expected to be available under the New Senior Credit Facility, when established, and the estimated net proceeds of the Offering will be sufficient to meet the Company's anticipated working capital, capital expenditure and debt service requirements for the foreseeable future.

However, as a result of the Company's strategy to make strategic acquisitions, the Company may require additional debt or equity financing in the future. If the Offering is not consummated or the New Senior Credit Facility is not established, the Company would be required to seek additional sources of capital or to modify its existing growth plans.

YEAR 2000 COMPLIANCE

  The Company has completed its review of the compliance issues related to the year 2000 and has implemented programming modifications to its operational and financial reporting systems that it believes are required to address the problem. All modified programming is currently operational, with testing scheduled to be completed in 1998. There can be no assurance, however, until the year 2000 that all of the Company's systems and the systems of its suppliers, shippers, customers and other external business partners will function adequately. If the systems of the Company's suppliers, shippers, customers and other external business partners are not compliant, it could have a material adverse effect on the Company. The amount spent to remediate the Company's year 2000 issues was approximately $0.2 million during the year ended December 31, 1997.

EFFECTS OF INFLATION

  Management believes the Company's results of operations have not been materially impacted by inflation over the past three years.

                                   BUSINESS

INTRODUCTION

  Hines is one of the largest commercial nursery operations in North America, producing one of the broadest assortments of container-grown plants in the industry. The Company is also the largest North American producer and marketer of sphagnum peat moss and professional peat-based growing mixes. The Company sells its nursery products primarily to leading home centers and mass merchandisers, such as Home Depot, Lowe's, Wal-Mart, Kmart and Target, and to premium independent garden centers, and sells its peat-based products primarily to professional customers, including greenhouse growers, nursery growers and golf course developers. As a result of both internal expansion and acquisitions, the Company has grown from sales of approximately $50 million in 1992 to approximately $201 million in 1997, representing a compound annual growth rate of 32%. Net sales for 1997, after giving effect to recent acquisitions on a pro forma basis, would have been approximately $234 million.

  Hines Nurseries, the Company's nursery division, produces approximately 4,100 varieties of ornamental shrubs and color plants through its eight nursery facilities located in California, Oregon, Pennsylvania, South Carolina and Texas. Hines Nurseries sells to more than 1,900 retail and commercial customers, representing more than 7,300 outlets throughout the United States and Canada. Sun Gro, the Company's peat-based products division, produces high quality, sphagnum peat moss and peat-based potting and growing mixes. Sphagnum peat moss is a natural, organic material that is generally considered the highest quality growing medium available due to its excellent water and nutrient retention and aeration characteristics. Sun Gro controls approximately 49,600 acres of peat bogs throughout Canada and produces its peat moss and peat-based mixes in ten facilities strategically located across Canada and in the United States.

HISTORY

 Ownership

  The Company was founded in 1920 by James Hines. Hines was a family owned business until its acquisition by the Weyerhaeuser Company in 1976. The Company was sold in 1990 to a private investment group and certain members of management. On August 4, 1995, Hines was acquired by MDCP and certain members of management.

 Recent Acquisitions

  Hines has completed a number of recent acquisitions to expand and diversify its operations, including a number that have complemented the Company's existing operations and enhanced the Company's product offerings, such as two recent acquisitions of producers of color bedding plants, which management believes present significant growth opportunities for the Company. The following table sets forth information with respect to these acquisitions.


                               PURCHASE
    DATE          TARGET         PRICE            LOCATION                PRINCIPAL PRODUCTS
-------------  ------------- ------------- ----------------------- --------------------------------
June 1993      Sun Gro       $48.9 million Canada, Michigan, Texas Sphagnum peat moss and
                                            and Washington          peat-based mixes
January 1995   OGP           $17.6 million Oregon                  Ornamental, cold-tolerant plants
                                                                    and flowering color plants
August 1996    Iverson       $10.3 million South Carolina          Perennial flowers and plants
November 1996  Flynn         $11.7 million California              Ornamental plants and
                                                                    flowering color plants
October 1997   Pacific Color $1.7 million  California              Color bedding plants
December 1997  Bryfogle's    $19.0 million Pennsylvania            Color bedding plants
April 1998     Lakeland      $22.4 million Canada, Oregon and Utah Sphagnum peat moss and peat-based mixes

  In June 1993, Hines acquired Sun Gro-U.S. and its subsidiaries in order to enter the peat-products market, thereby diversifying the Company's operations and expanding its share of the market for horticultural products.

  On January 27, 1995, the Company acquired OGP, a producer of ornamental, cold-tolerant, container-grown plants sold primarily to home centers, mass merchandisers and other retail customers located in the eastern and midwestern regions of the United States and flowering color plants sold primarily to retail customers located in the northwestern United States. The OGP acquisition broadened Hines Nurseries' product mix and, as a result of the acquisition of undeveloped acreage, has provided Hines Nurseries with significant opportunities for future expansion.

  On August 30, 1996, the Company acquired Iverson, a producer of perennial flowers and plants sold primarily to home centers, mass merchandisers and other retail customers located in the southeastern, eastern and midwestern regions of the United States. The Iverson acquisition has increased the Company's market presence in the eastern and southeastern United States, increased penetration into the perennial plant market and provided expansion capacity at the South Carolina nursery location.

  On November 27, 1996, the Company acquired Flynn, a producer of ornamental plants, flowering color plants and perennials sold to various retail customers throughout the United States. The Company acquired Flynn, in part, because of Southern California's ideal growing conditions, its close proximity to the Company's Irvine, California nursery and its significant customer and product overlap with the Company. Management believes that this overlap has resulted in significant operating synergies as the Company has integrated Flynn into the business of Hines Nurseries.

  On October 20, 1997, the Company acquired the assets of Pacific Color, a producer of color bedding plants sold primarily to home centers and mass merchandisers in California. The acquisition of Pacific Color increased the Company's offerings of annual bedding and holiday plants.

  On December 16, 1997, the Company acquired Bryfogle's, a producer of color bedding plants sold primarily to home centers and mass merchandisers in Pennsylvania and surrounding states. This acquisition significantly enhanced the Company's offerings of annual bedding and holiday plants. Management believes that the acquisition presents cross-selling opportunities for both the Company and for Bryfogle's.

  On April 6, 1998, the Company acquired Lakeland, a leading producer of sphagnum peat moss and peat-based potting and growing mixes in western Canada with facilities in Utah and Oregon. Lakeland's products are sold primarily to retail customers and, to a lesser extent, to professional customers such as greenhouse growers, vegetable farmers and golf course developers located primarily in the western United States. The Company anticipates significant synergies from the Lakeland Acquisition through production and transportation efficiencies and through access to Lakeland's predominantly retail customer base, which complements Sun Gro's predominantly professional customer base.

INDUSTRY

  Gardening is one of the most popular leisure activities in the United States. According to the 1996-1997 National Gardening Survey conducted by the Gallup Organization, Inc. (the "National Gardening Survey"), 64% of the approximately 101 million U.S. households participated in some form of gardening in 1996. The Company believes that a combination of demographic and societal trends, including the aging of the population, expanding levels of home ownership and the increasing popularity of gardening, have contributed to the growth of the nursery industry. According to the National Gardening Survey, the demographic group that spends the most money per capita on gardening is individuals age 50 and older. This group will be the fastest growing demographic group through the year 2010, according to the U.S. Census Bureau. In addition, the percentage of American families owning their homes reached a 30-year high of approximately 65.9% in the first quarter of 1998.

  The nursery segment of the lawn and garden industry generated approximately $19.1 billion of retail sales in 1997 and has grown at a compound annual rate of approximately 7% over the past four years. Since 1995, growth in the bedding and flowering color plants segments has outpaced overall growth in the live plants category. The following table provides a breakdown of 1997 industry-wide retail sales of live plants. The substantial majority of

Hines Nurseries' sales are of products within the evergreens and shrubs and bedding and garden plant categories identified below, which together represent a majority of the retail sales in the industry. The Company also participates to a lesser extent in each of the other industry categories identified below with the exception of bulbs.

                                                                                  PERCENTAGE
      INDUSTRY                                                         RETAIL     OF RETAIL
      CATEGORY                  REPRESENTATIVE PRODUCTS               SALES(1)      SALES
      --------                  -----------------------               --------    ----------
                                                                    (IN BILLIONS)
   Evergreens and
    Shrubs          Pines and junipers                                  $ 7.5        39.3%
   Shade/Flowering
    Trees           Outdoor fruit and nut trees and shade trees           4.9        25.7
   Bedding/Garden
    Plants          Outdoor flowers and vegetables                        3.1        16.2
   Indoor Flower-
    ing Plants      Chrysanthemums, poinsettias and African violets       2.2        11.5
   Foliage          Indoor house plants                                   0.9         4.7
   Bulbs            Flower bulbs                                          0.5         2.6
                                                                        -----       -----
                                                                        $19.1       100.0%
                                                                        =====       =====

--------
(1) Source: February/March 1998 Nursery Retailer Magazine

  The retail distribution channel for live plants has shifted significantly in recent years, as large home centers and mass merchandisers such as Home Depot, Lowe's, Kmart, Wal-Mart and Target have captured increasing market share and expanded sales in the overall lawn and garden category. Management believes that live plants are attractive product offerings for these retailers, as these retailers generate an estimated four dollars of gardening equipment and other complementary product sales for each dollar of live plant sales, according to the National Gardening Survey. Moreover, the relatively modest price point of most live plants encourages impulse buying by consumers. Retail consolidation has altered the nature of the wholesale demand for live plants. Given the sophistication, size and geographic diversity of the national chains, they generally prefer suppliers that can meet demanding delivery schedules, fulfill large volume requirements and provide a variety of value-added services.

  The Company believes the fragmented nature of the wholesale nursery industry will present opportunities for the Company to make strategic acquisitions. In 1996, the ten and 100 largest wholesale nurseries in the U.S. accounted for only approximately 8% and 22%, respectively, of total sales at the wholesale level, and management estimates, based on a 1992 U.S. Department of Agriculture census that identified approximately 47,000 nurseries and on management's familiarity with consolidation trends since that date, that there are currently more than 30,000 independent nurseries in operation. Through strategic acquisitions, the Company will seek to expand its geographic presence and broaden its product offerings, thereby enhancing its status as a preferred supplier in the industry.

  Management believes that the wholesale market for peat and peat-based growing mixes was in excess of $225 million in 1997 and has grown at a compound annual growth rate of approximately 4% over the past five years. In addition, the Company believes that the demand for value-added peat-based mixes by professional growers is increasing, as professional growers have recognized the superior qualities of these value-added mixes. Management believes that there is a trend among professional growers to outsource the mixing of these peat-based products, which has benefitted suppliers such as the Company who offer customers custom-blended mixes and technical expertise. Management believes that the growth of the color plant segment of the nursery industry in particular will continue to fuel the demand for peat-based mixes, which tend to have higher margins than other peat products, as producers of color plants rely almost exclusively on these value-added mixes.

BUSINESS STRENGTHS

  The Company believes that it presently enjoys the following significant competitive advantages:

  . National Scale with a Regional Focus. With eight nurseries located across the country, the Company believes that it is one of the few suppliers with the product breadth, scale and distribution capabilities necessary to service high volume "big box" retailers as well as smaller premium independent garden centers and garden center chains. The Company addresses regional variations in buying patterns, climatic conditions and product mix by servicing and providing expertise to the Company's customers on a local, regional and national basis. The Company's national sales and distribution capabilities also reduce the effects of regional adverse market conditions by enabling the Company to shift sales to other regions.

  . Strategically Located Facilities. The Company's geographically and climatically diverse nursery facilities allow the Company to provide its customers with a broad product mix, while reducing the effects of adverse weather conditions on production. The location of certain of the Company's nurseries, coupled with its national distribution system, allows it to deliver products to cold weather regions early in the spring season before similar nursery products are available from local nurseries. Similarly, the Company is one of only two peat moss producers with peat bogs located across Canada, which provides a distribution cost advantage over certain of its competitors.

  . High Quality Products on a Consistent Basis. Hines is able to provide its customers with a broad mix of high quality products throughout the selling season. Hines Nurseries' proprietary propagation techniques have allowed the Company to achieve high quality standards and production volumes on a consistent and cost effective basis. These techniques also facilitate commercial introduction of new higher margin plant varieties and enhance the reputation of Hines Nurseries as a product innovator. Sun Gro's peat-based mixes are recognized by professional growers as being among the highest quality in the industry. The Company distinguishes itself from many of its competitors by offering a broad variety of value-added growing mixes customized to suit specific customers' needs.

  . Value-Added Services. The Company offers a variety of value-added services, such as customized labeling, bar coding, electronic data interchange and in-store sales and merchandising support. Management believes that these capabilities are becoming increasingly important to lawn and garden retailers, and that most of the Company's competitors lack the size, scale, and sales and managerial resources to offer comparable value-added services.

  . Proprietary Operating Processes. Hines has made significant investments in developing and refining proprietary operating and financial management processes. These investments have improved profitability through enhancements in production, order processing and fulfillment, and "real-time" cost management. These processes provide management with significant flexibility in allocating production and distribution resources to better manage costs and meet customer delivery requirements. The Company has applied these processes to all of its acquired businesses to facilitate integration and improve operating performance.

  . Experienced Management Team. The Company's senior management team has extensive knowledge and experience in the horticultural industry and has successfully identified and integrated several recent strategic acquisitions. The Company's twelve key management personnel have been with the Company for an average of 13 years, and many have extensive technical backgrounds and advanced degrees in the horticultural sciences or in business, including several executives with Ph.D.s in the horticultural sciences.

GROWTH STRATEGY

  Hines is pursuing three key strategies for sales and income growth:

  . Expand Production. The Company currently has unfulfilled demand from a number of key customers and incremental acreage available for expansion at most of its eight existing nurseries. The Company plans to continue to expand its nursery acreage and greenhouse facilities in 1998 and 1999 in order to increase production of key product lines (including the fast-growing color plant category) and to commercially introduce new plant varieties. By expanding production at existing facilities, the Company seeks to increase sales volume and to leverage its established operating processes and management, thereby reducing unit costs.

  . Increase Customer Penetration and Expand Customer Base. With its strategically-located nurseries and its emphasis on customer service, the Company has established a national customer base and distribution system for a wide variety of ornamental plants. The Company is pursuing opportunities to increase its volume with existing customers by (i) increasing sales to successful "big box" retailers and premium independent garden centers as they open additional outlets, and (ii) increasing same-store sales by capitalizing on its existing customers' continued expansion of lawn and garden floor space and by offering such customers a broader variety of merchandise, particularly in the color plant category. The Company also intends to pursue new relationships with other high volume retailers and premium garden centers. Management believes that the demand for value-added peat-based mixes by professional growers is increasing and that there is a trend among professional growers to outsource the mixing of these products. Sun Gro intends to further penetrate the professional market by expanding its offerings of customized value-added mixes and technical expertise in order to capitalize on this trend.

  . Pursue Strategic Acquisitions. The Company believes that strategic acquisitions will continue to play an important role in expanding its geographic presence and product offerings. In particular, optimal production and distribution of color plants such as holiday crops, annual bedding plants and perennials require regional growing capacity, and the Company will continue to seek acquisitions of additional regional color plant growers as it continues to expand its nursery network. The Company also intends to apply its proprietary operating processes to acquired businesses to facilitate integration and improve operating performance. In the peat category, the Company will continue to seek acquisitions of businesses that offer operating synergies and complementary products.

PRODUCTS

  Hines Nurseries produces and markets approximately 4,100 varieties of ornamental, container-grown plants grown primarily for outdoor use, most of which are sold under its Hines Nurseries(TM) and Iverson(TM) trade names. Most of Hines Nurseries' varieties fall into the following categories:

                                                       APPROXIMATE PERCENTAGE   TYPICAL
                                                        OF HINES NURSERIES'     GROWING
   PRODUCT CATEGORY       REPRESENTATIVE PRODUCTS          1997 REVENUES         TIMES
   ----------------       -----------------------      ----------------------   -------
   Evergreens
    . Broadleafs      Azalea, boxwood, camellia,                26.7%         12-18 months
                       euonymous, holly
    . Conifers        Pines, spruce, junipers                   13.4%         18-24 months
   Deciduous plants   Barberry, dogwood, forsythia,             13.3%         12-18 months
                       spirea
   Flowering color
    plants
    . Perennials      Daylillies, clematis, ornamental          17.6%          4-10 months
                       grasses
    . Annual bedding  Marigolds, petunias                       11.5%           2-4 months
    plants
    . Tropical flow-
    ering
      plants          Bougainvillea, hibiscus                    6.4%          6-12 months
    . Holiday plants  Easter lily, poinsettia                    0.8%           3-6 months
   Specialty/topiary  Trellises, bonsais                         7.6%         24-36 months
    plants
   Other              Ferns, trees                               2.7%          6-18 months
                                                               ------
                                                               100.0%
                                                               ======

  Evergreen broadleaf plants and conifers retain their foliage throughout the year and thrive in most climatic conditions. Deciduous plants generate and lose their foliage each year, and are grown primarily in less temperate regions of the country. Flowering color plants vary widely by species, with most species growing optimally in moderate and warmer climates found in the spring and summer growing season in much of the country. Specialty and topiary plants are primarily evergreen plants that are trained and pruned into unique or unusual shapes and forms.

  The Company grows most of its product categories at several of its nurseries. However, the Company emphasizes certain product categories at particular nurseries depending on the growing climate conducive to a particular product and on regional customer needs. The moderate climates of Oregon and Northern California enable the Company to produce a wide variety of evergreen and deciduous plants year-round for national and cold climate regional distribution. The warm and sunny climate of Southern California allows the Company to produce a broad assortment of plants from all of the Company's product categories year-round. These nurseries specialize in annual and other flowering color and tropical plants. Products from the Company's West Coast nurseries are grown to be "retail-ready" for spring shipments into less-temperate climates nationwide, generally well in advance of comparable product availability from local nurseries in those markets. The Company's South Carolina nursery specializes in perennial production and uses a similar "early season, retail ready" strategy to grow its products for the midwestern and northeastern markets. The Company's Texas nursery produces a broad range of products for the Company's customers in Texas and the Southeast. The Company's Pennsylvania and San Joaquin Valley, California nurseries are primarily regional in focus and specialize in producing annual bedding and holiday plants for local distribution.

  Since 1993, Hines Nurseries has added several plant product lines. Through internal expansion and the recent strategic acquisitions of Bryfogle's, Iverson and Pacific Color, Hines Nurseries has significantly expanded its offerings of flowering color plants, which management believes presents a significant growth opportunity for the Company. Hines has also successfully developed patio-ready type products, which it markets under the names of Patio Tropics(TM) and Festival Pots(TM). These products generally command premium prices and have higher profit margins than other plants offered by the Company.

  Sun Gro harvests and produces high quality, sphagnum peat moss and peat-based potting and growing mixes. Sphagnum peat moss is partially decomposed sphagnum moss, a plant whose unique cellular structure consists of large cavities with sponge-like absorption characteristics for air and water. Because the optimal balance of air and water is essential for root development and plant growth, organic sphagnum peat moss is generally considered the highest quality growing medium available. While there are less expensive products on the market that are used for similar purposes, such as top soil, manure, bark, mulch and composts made from yard or sewage wastes, these products do not contain the superior soil aeration and water and nutrient retention characteristics of peat moss.

  Sun Gro markets peat moss under its Sunshine(TM), Parkland(TM), Fairway(TM), Black Gold(TM), Lakeland Grower(TM), Alberta Rose(TM), Nature's(TM) and Gardener's Gold(TM) trade names in both the professional and retail markets in four different grades: fine, medium, coarse and super coarse. Fine grade is typically sold in the retail market, while the other grades, particularly coarse grade, are sold to professional growers. Capitalizing on its strong market position in the professional peat moss market, Sun Gro has become one of the leading North American suppliers of value-added, peat-based growing mixes used for specific professional applications such as seed germination, cutting propagation and greenhouse crop production. As a result of Sun Gro's success with this product line, higher margin professional growing mixes now constitute a greater percentage of Sun Gro's professional market sales than pure peat moss. Sun Gro's retail potting mixes use a similar blend of ingredients as its professional growing mixes, but are specifically targeted to home gardeners. By highlighting formulations for specific plant varieties, Sun Gro has expanded its product offerings to the retail customer. In addition, as a result of the acquisition of Lakeland, which has a predominantly retail customer base, Sun Gro has increased its penetration of the retail market.

CUSTOMERS

  The following table sets forth a selected list of customers for each major category of the Company's retail customers.

      HOME
     CENTERS    MASS MERCHANDISERS INDEPENDENT GARDEN CENTERS     GARDEN CENTER CHAINS
   -----------  ------------------ --------------------------- --------------------------
   Home Depot      Kmart           Tea's Nursery Company, Inc. Frank's Nursery and Crafts
   Lowe's          Wal-Mart        Homestead Gardens, Inc.     Earl May Nursery and Seed
   Hechinger's     Target          Roger's Gardens             Pike's Family Nursery
                                    Newport Beach, Inc.
   Eagle Gar-      Meijer, Inc.    English Gardens &           Armstrong Nurseries
    den                             Fairlane Florists, Inc.
    and Hard-
    ware

  Hines Nurseries sells its nursery products to over 1,900 retail and commercial customers representing over 7,300 outlets throughout the United States and Canada. Hines Nurseries' retail customers include home centers, mass merchandisers, independent garden centers and garden center chains. The following table sets forth the estimated percentage of Hines Nurseries' net sales by customer type for the periods indicated:

      CUSTOMER TYPE                                              1995  1996  1997
      -------------                                              ----  ----  ----
      Home centers..............................................  28%   29%   32%
      Mass merchandisers........................................  20    23    27
      Garden center chains......................................  12    11    11
      Independent garden centers................................  22    21    18
      Rewholesalers.............................................  14    13     9
      Landscapers and others....................................   4     3     3
                                                                 ---   ---   ---
          Total................................................. 100%  100%  100%
                                                                 ===   ===   ===

  Sun Gro's peat moss and peat-related products are sold directly and by distributors throughout the United States and Canada. Sun Gro also markets its product through distributors who sell to Mexico and Japan and, to a lesser extent, to other countries in Asia and South America. Peat moss is sold to both the professional and retail markets, while growing mixes are sold exclusively to the professional market and potting mixes are sold exclusively to the retail market. Sun Gro's professional customers consist of greenhouse growers, nursery growers and golf course developers. Sun Gro's retail customers are similar to those of Hines Nurseries.

  The following table sets forth the estimated percentage of Sun Gro's net sales by customer type for the periods indicated:

      CUSTOMER TYPE                                            1995  1996  1997
      -------------                                            ----  ----  ----
      Professional:
        Greenhouse and nursery growers........................  59%   61%   57%
        International distributors............................   8    10    11
        Golf course developers and others.....................   6     5     6
                                                               ---   ---   ---
          Total Professional..................................  73%   76%   74%
                                                               ---   ---   ---
      Retail:
        Home centers and mass merchandisers...................  18%   16%   18%
        Independent garden centers............................   6     5     5
        Garden center chains..................................   3     3     3
                                                               ---   ---   ---
          Total Retail........................................  27%   24%   26%
                                                               ---   ---   ---
           Total Professional and Retail...................... 100%  100%  100%
                                                               ===   ===   ===

  The Company's top ten customers accounted for approximately 39% of consolidated net sales in 1997. The Company's largest customer, Home Depot, accounted for approximately 10% and 12% of the Company's consolidated net sales in 1996 and 1997, respectively. See "Risk Factors--Customer
Concentration."

SALES AND SERVICES

  As of April 30, 1998, Hines Nurseries employed 83 direct sales consultants and key account managers. Hines Nurseries coordinates its larger accounts, such as Home Depot and Lowe's, which are typically serviced by multiple nurseries, through teams consisting of members of the Company's senior management and representatives from each nursery location. These teams develop coordinated sales and service strategies, which are implemented by regional and local sales personnel who work with customers' regional, district and store level buying agents to address local demand for specific products. Hines Nurseries also markets its products through trade shows, print advertising in trade journals, direct mail promotion and catalogues.

  Hines Nurseries offers a variety of value-added services, such as customized labeling, bar coding, electronic data interchange and in-store sales and merchandising support. These services enable the Company to partner with certain customers, assist in inventory planning and management, and enhance category profitability.

  Sun Gro sells its products on a direct basis and through a network of approximately 220 distributors located throughout North America. There are approximately 35 employees on Sun Gro's direct sales force. Sun Gro's sales force is highly trained in the technical applications of its products. Approximately 55% of Sun Gro's sales are currently conducted through the distributor network. Sun Gro's distributor network provides broad market coverage, reduces credit exposure and distributes products to smaller growers cost effectively.

  Sun Gro provides technical services to certain of its professional customers. These services include physical and chemical analysis of growing media, nutrient analysis of plant tissue and chemical analysis of fertilizers and water. These services are designed to improve customer growing methods and the overall quality of its customers' crops. The Company believes these services enhance Sun Gro's reputation for technical expertise and build strong loyalty with these customers, which management believes provides Sun Gro with a competitive advantage over peat producers that do not offer similar services. Sun Gro also develops new products to complement its existing product lines. Recent product developments include specialty bark mixes and professional growing mixes formulated for specific applications.

OPERATIONS

  The Company has made significant investments in developing and refining proprietary operating processes for application across the Company's decentralized operations. Decisions regarding scheduling of production, new product development, marketing, cost management, expansion planning, hiring and purchasing are made by the management of each individual nursery. Management believes that decentralization provides the managers of its individual nursery facilities with the flexibility needed to effectively manage the Company's regionally diverse operations. The Company's senior management team is responsible for strategic planning, including acquisitions and financing, and provides financial and information systems support and management training to the nurseries.

 Production

  The Company's plants (other than annual bedding plants) are produced by propagating young plants called "liners" using cuttings from mature plants. Using proprietary propagation techniques for each specific crop with respect to growing media, hormonal stimulation and growing conditions, these cuttings are cultivated into viable liners and are then transplanted into one gallon containers. These plants are placed in the nursery for six to 24 months until they reach certain specified sizes and levels of maturity, according to market demand, and are sold at different price points depending on their size or level of maturity. During the field growing stages, plants are typically pruned by mechanized pruning machines that are designed for specific plant categories and watered and fertilized by integrated irrigation and fertilization systems, which are closely monitored and regulated to ensure consistency and quality. The Company's water and fertilizer recycling systems are designed to minimize the costs of these elements and maximize water conservation. Each of the Company's facilities has infrastructure and procedures in place to protect its growing stock from most frost, snow and freezing conditions typically prevailing at these facilities.

  To produce annual bedding plants, a nursery either buys and germinates seeds to produce small plants, called "plugs", or purchases plugs from specialized plug producers. The plugs are then transplanted to bedding packs, gallon hanging baskets and containers of various sizes. The growth cycle of color plants is typically less than one year, with many color plants having a growing season as short as eight to 16 weeks, allowing certain of the Company's nurseries such as Bryfogle's to produce approximately three to four inventory turns per year. As with ornamental plants, the Company applies controlled watering and fertilizing in order to ensure high quality.

  Peat moss is harvested from the Company's peat bogs. When a bog is about to be harvested, it is cleared of all roots and sticks and then harrowed to expose the top layer of peat moss to the drying forces of the sun and wind. Once dried, the top one-quarter inch of peat moss is vacuumed with sophisticated harvesting machinery. Raw peat is then screened for particle size uniformity and bagged or mixed with perlite, vermiculite and other nutritional supplements to produce high quality growing and potting mixes. Sun Gro's peat harvest typically occurs within the period from May to October, with the typical harvest lasting 40 to 50 days.

 Distribution

  Hines Nurseries distributes its products directly from its nursery sites to its retail customers primarily through common carriers and through the Company's fleet of approximately 100 trucks, six of which are owned and the balance of which are leased. The Company believes that common carriers are available to accommodate seasonal delivery peaks. Hines Nurseries has developed a variety of product shipping innovations, such as specialized shelving, protective racks and special loading techniques. As a result of these specialized shipping techniques, the Company has been able to improve timeliness and efficiency and reduce travel damage, thereby expanding the geographic coverage of each nursery. Nursery products are distributed nationwide, except color plants, which are typically distributed within a 300-mile radius of each nursery.

  Sun Gro distributes its products to its customers by common carriers. Because of the extensive distances involved, shipping expense is one of the largest expenses at Sun Gro, representing approximately 24% of Sun Gro's net sales for 1997.

 Suppliers

  The cost of raw materials accounts for approximately 18% of Hines Nurseries' net sales and is composed primarily of green goods, starter materials, containers and soil mix. The cost of raw materials accounts for approximately 21% of Sun Gro's net sales and is composed primarily of packaging materials and growing mix constituents. Hines Nurseries' principal suppliers include Productivity California for containers and Florasource, Ltd. for starter materials, and Sun Gro's principal supplier is Bonar Packaging for packaging materials. Due to its large sales volume, the Company receives purchasing discounts from many of its suppliers. The Company believes that alternative sources of supply are readily available.

ACQUISITION STRATEGY AND INTEGRATION

  Hines' strategy is to make acquisitions which broaden or complement its existing product lines, increase production capacity, expand geographic presence and/or offer operating synergies. The Company carefully considers several factors when evaluating potential acquisitions, including the availability of water, nursery location, product pricing, product mix, distribution costs, customer overlap and growth opportunities. In addition, the Company conducts extensive accounting, financial, operational and environmental due diligence on potential acquisition candidates. The Company has consummated seven acquisitions since 1992 and has also reviewed numerous other acquisition candidates which were not pursued. The Company intends to continue this disciplined approach to acquisitions for the foreseeable future.

  The Company has established standardized programs and procedures to integrate acquired businesses into its existing operations in order to increase the sales and profitability of acquired companies. The Company believes the implementation of these programs and procedures enable the Company to enhance the productivity and revenue growth of an acquired company's operations.

RESEARCH AND DEVELOPMENT; PATENTS AND TRADEMARKS

  Hines Nurseries' research and development efforts focus on international and domestic sourcing and internal propagation of unique specialty plant varieties, which are marketed under trade names and patented whenever possible. Differences among plant varieties may include coloration, size at maturity or hardiness in drought or cold conditions. These varieties often command higher prices, provide higher unit margins and enhance the Company's reputation as a product innovator. Hines Nurseries' research and development has resulted in the introduction of several new products since the beginning of 1993, which resulted in approximately $9.5 million of net sales in 1997 at attractive gross profit margins. The Company currently holds 21 patents and has seven patent applications pending. The Company does not believe that the loss of any particular patent would have a material adverse effect on the Company. The Company has entered into confidentiality agreements with all of its salaried employees to protect its intellectual property rights.

  Sun Gro's research and development efforts focus on the creation and development of new value-added peat-based growing mixes for retail and professional customers. Such mixes often command higher prices and provide higher profit margins than peat alone. Differences in growing mixes may include differences in coarseness of peat and amounts of nutrient additives, such as limestone, and other mix constituents, such as perlite, vermiculite and bark. Sun Gro's research and development efforts have resulted in the commercial introduction of approximately 35 new growing mixes and related products since 1992.

COMPETITION

  The industry segments in which the Company conducts its business are highly competitive. Certain of the Company's competitors are less leveraged and have greater financial resources than the Company. See "Risk Factors--Competition."

  Competition in the nursery products segment of the lawn and garden industry is highly fragmented and based principally on breadth of product offering, consistency of product quality and availability, customer service and price. Management believes that the nursery products segment is comprised of approximately 30,000 primarily small and regionally based growers, with the top 100 growers accounting for only approximately 22% of industry sales in 1997. Hines Nurseries competes on a national basis with Monrovia Nursery Company with respect to ornamental plants. In each of its markets, Hines competes with regional growers such as Color Spot Nurseries in California and Texas, Clinton Nurseries in the Northeast, Zelenka Nurseries in the Midwest, Wight Nurseries in the South and many other smaller regional and local growers. Management believes Hines Nurseries' key competitive advantages are its national sales and distribution capabilities, its strategically located facilities, its ability to provide high quality products on a consistent basis and its ability to provide value-added services.

  Competition in the peat moss, professional growing mix and retail potting mix segments of the lawn and garden industry is based principally upon product quality, distribution, price and customer service. Sun Gro is the largest producer and marketer of sphagnum peat moss and professional peat-based growing mixes. Substantially all of the peat bogs in North America are located in Canada north of the 38th parallel. Outside of North America, bogs are also located in Ireland, Scotland and Russia. In North America, the Company estimates that five or six companies produce a majority of peat moss and peat-based growing mixes in the market, although the Company believes that there are at least 20 to 30 smaller regional producers of peat moss and peat-related products. Sun Gro's principal competitors are Premier Canadian Enterprises Ltd., Fafard Peat Moss Ltd., and Lambert Peat Moss Ltd., though it also competes with the smaller regional producers of peat moss and peat-related products. In the market for retail potting mixes, the Company's primary competitor is the O.M. Scott & Sons Company, which is significantly larger than the Company. Management believes Sun Gro's key competitive advantages include the size and strategic location of its bogs and its ability to produce high quality growing mixes.

GOVERNMENT REGULATION

  The Company is subject to obligations and potential liability under United States federal, state and local and Canadian federal, provincial and local occupational health and safety and environmental laws and regulations regarding the production, storage and transportation of certain of its products, the disposal of its wastes and the remediation of releases associated with its operations. The EPA and similar state and local agencies regulate the Company's operations and activities, including but not limited to water runoff and the use of certain pesticides in its nursery operations. These agencies or regulations may adversely affect the Company by limiting or prohibiting the use of certain pesticides or by mandating changes in operating procedures for the protection of the environment.

With respect to its peat moss operations, the Company has various operating, monitoring, reclamation and site maintenance obligations, which are prescribed by various Canadian and U.S. agencies. Peat harvesting in general has received attention from various environmental groups. The Company does not anticipate that future expenditures for compliance with such environmental laws, regulations and obligations will have a material adverse effect on the Company. No assurances can be given, however, that such compliance, or compliance with future environmental laws and regulations, will not have such an adverse effect. The Company does not anticipate material capital expenditures for environmental controls in the current year or the succeeding fiscal year.

  The use of reclamation water is governed by federal reclamation laws and regulations. Reclamation water is used at the Company's Northern California nursery and is the source of a substantial majority of the water for the Company's Oregon nursery. While the Company believes that it is in material compliance with applicable regulations and maintains a continuous compliance program, there can be no assurance that changes in law will not reduce availability or increase the price of reclamation water to the Company. Any such change could have a material adverse effect on the Company.

  Under certain attribution provisions of the reclamation regulations, persons having a direct or indirect beneficial economic interest in the Company will be treated as "indirect holders" of irrigation land owned by the Company in proportion to their beneficial interest in the Company. If any holder of the Common Stock (whether directly or indirectly through a broker-dealer or otherwise) is ineligible under applicable reclamation regulations to hold an indirect interest in the Company's irrigation land, the Company itself may not be eligible to receive reclamation water on such land. Generally, the eligibility requirement of the reclamation regulations would be satisfied by a person (i) who is a citizen of the United States or an entity established under Federal or State law or a person who is a citizen of or an entity established under the laws of certain foreign countries (including Canada and Mexico and members of the Organization for Economic Cooperation and Development) and (ii) whose ownership, direct and indirect, of other land which is qualified to receive water from a reclamation project), when added to such person's attributed indirect ownership of irrigation land owned by the Company, does not exceed certain maximum acreage limitations (generally, 960 acres for individuals and 640 acres for entities). While the Company's Restated Certificate of Incorporation will have provisions intended to prohibit transfers to holders who would render any portion of the Company's irrigation land ineligible to receive reclamation water, there can be no assurance that such provisions will be effective in protecting the Company's right to continue to receive reclamation water. For example, such provisions will not apply if the status of a stockholder of the Company subsequently changes in a manner that reduces the Company's eligibility to receive reclamation water on its entire landholding (such as through a stockholder subsequently becoming a citizen of certain foreign countries or exceeding the maximum acreage limitations through acquisitions of other interests in irrigation land). The loss of the right to use reclamation water could have a material adverse effect on the Company. See "Risk Factors--Ownership Restrictions" and "Description of Capital Stock."

  The Company leases approximately 46,200 acres of peat bogs in Canada from provincial governments, which represent 93% of the Company's harvestable peat bogs. Although the Company has historically been able to renew its leases upon expiration on terms not materially different than under existing leases, there can be no assurance that the Company will be able to do so in the future. The inability to renew these leases or to do so on such terms could have a material adverse effect on the Company. See "Business--Properties."

EMPLOYEES

  As of April 30, 1998, the Company had approximately 3,810 full-time regular and seasonal employees. Of this total, approximately 3,280 were employed by Hines Nurseries, and approximately 530 were employed by Sun Gro. During its peak selling season, which runs from February through June, Hines Nurseries expands its workforce with seasonal employees, and employed approximately 1,475 seasonal employees as of April 30, 1998. Sun Gro also adds seasonal employees during its peak harvesting and production season, which runs from May through September. As of April 30, 1998, approximately 420 of Sun Gro's employees were employed in Canada. As of April 30, 1998, Lakeland had approximately 150 employees, and employs additional seasonal employees during its peak harvesting season. All of Hines Nurseries' and Lakeland's employees are non-union. The non-management employees at Sun Gro's Canadian peat processing facilities are represented by various labor unions, with collective bargaining agreements in effect for all such facilities. Sun Gro's agreement with the United Food and Commercial Workers Union, which covers 113 employees at its Manitoba facility, expires in

May 1999. Its agreements with the Brotherhood of Carpenters and Joiners of America, which cover 55 employees at Sun Gro's Lameque, New Brunswick facility and 48 employees at its Maisonnette, New Brunswick facility, expire in December 2000 and August 1998, respectively. The Company expects to enter into negotiations to renew its agreement with its employees at its Maisonnette facility prior to the expiration of the existing agreement. The Company has not experienced any significant work stoppage in recent years, and management believes the Company's labor relations are good.

PROPERTIES

  The Company owns approximately 2,246 acres related to its nursery facilities and approximately 1,600 acres of harvestable peat bogs in Canada. In addition, the Company leases approximately 1,364 acres related to its nursery facilities (including leases from Blooming Farm, Inc., an affiliated entity, as described under "Certain Relationships and Related Transactions") and approximately 48,000 acres of harvestable peat bogs in Canada from provincial governments and various private parties. Sun Gro has historically been able to renew its leases upon expiration. However, no assurance can be given that Sun Gro will be able to do so in the future. The Company's management believes that its owned and leased facilities are sufficient to meet its operating requirements for the foreseeable future.

  The Company's facilities are identified in the table below:

                LOCATION                       DESCRIPTION              STATUS
 -------------------------------------- ------------------------   ----------------
 HINES
    Danville, Pennsylvania............. 141 acre nursery           Leased
    Fallbrook, California.............. 253 acre nursery           Leased (a)
    Forest Grove, Oregon............... 1,106 acre nursery         Owned/leased (b)
    Fulshear, Texas.................... 450 acre nursery           Owned
    Irvine, California................. 454 acre nursery and       Leased
                                         headquarters
    Lake Elsinore, California.......... 85 acres of undeveloped    Leased (a)
                                         land
    Northern California (c)............ 501 acre nursery           Owned
    San Joaquin Valley, California (d). 48 acre nursery            Owned/leased (e)
    Trenton, South Carolina............ 572 acre nursery           Owned/leased (f)
 SUN GRO
    Seba Beach, Alberta................ 53,000 square foot         Owned/leased (g)
                                         processing and mixing
                                         facility and 11,666
                                         acres of peat bogs
    Elma, Manitoba..................... 73,700 square foot         Owned/leased (g)
                                         processing and mixing
                                         facility and 20,352
                                         acres of peat bogs
    Julius, Manitoba................... 39,000 square foot         Owned/leased (g)
                                         processing facility and
                                         3,818 acres of peat
                                         bogs
    Lameque, New Brunswick............. 50,400 square foot         Owned/leased (g)
                                         processing and mixing
                                         facility and 4,454
                                         acres of peat bogs
    Maisonnette, New Brunswick......... 47,900 square foot         Owned/leased (g)
                                         processing facility and
                                         1,029 acres of peat
                                         bogs
    Quincy, Michigan................... 83,700 square foot         Owned
                                         mixing facility
    Terrell, Texas..................... 55,800 square foot         Owned
                                         mixing facility
    Surrey, British Columbia........... 30,000 square foot         Leased
                                         depot/storage yard
    Niagara Falls, Ontario............. 8,000 square foot          Owned
                                         depot/storage yard
    Montreal, Quebec................... 33,000 square foot         Owned
                                         depot/storage yard
    Bellevue, Washington............... 10,000 square foot         Leased
                                         office (headquarters)
 LAKELAND
    Vilna, Alberta..................... 61,540 square foot         Owned/leased (g)
                                         processing and mixing
                                         facility located on 295
                                         acres and 1,676 acres
                                         of peat bogs
    Wandering River, Alberta........... 2,883 acres of peat bogs   Owned/leased (g)
    Corrigall Lake, Mallaig, Lobstick,  1,602 acres of peat bogs   Owned/leased (g)
     Alberta...........................  and 30 acres of vacant land
    Matheson, Bingle Lake, Ontario..... 2,189 acres of peat bogs   Owned/leased (g)
    Iroquois Falls, Ontario............ 29 acres of vacant land    Owned
    Hubbard, Oregon.................... 24,840 square foot         Owned
                                         mixing facility on 7
                                         acres
    Fillmore, Utah..................... 48,400 square foot         Owned
                                         mixing facility on 21
                                         acres

--------
(a) The lease contains a purchase option that the Company has exercised. The Company is in negotiations regarding the purchase price, and expects to consummate the purchase of this property in 1999.
(b) The Company owns 745 acres and leases 361 acres at this nursery.
(c) The Northern California nursery consists of sites in Vacaville and Allendale, California.
(d) The San Joaquin Valley nursery consists of sites in Chowchilla and Madera, California.
(e) The Company owns 38 acres and leases 10 acres at this nursery.
(f) The Company owns 512 acres and leases 60 acres at this nursery.
(g) The Company leases all but 1,600 acres in the aggregate of these peat bogs from Canadian provincial governments and various private parties. The Company's peat processing facilities are owned by the Company but, with the exception of the Vilna peat-processing facility, are situated on land leased to the Company by Canadian provincial governments and various private parties.

LEGAL PROCEEDINGS

  From time to time, the Company is involved in various disputes and litigation matters that arise in the ordinary course of business. The litigation process is inherently uncertain and it is possible that the resolution of these disputes and lawsuits could have a material adverse effect on the Company. Management believes, however, that the ultimate resolution of such matters, individually or in the aggregate, will not have a material adverse effect on the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

  Set forth below is the name, age and position of each person who is an executive officer, key employee or director of the Company.

      NAME                AGE POSITION
      ------------------- --- ------------------------------------------------
      Douglas D. Allen    56  Chairman of the Board
      Stephen P. Thigpen  43  President, Chief Executive Officer and Director
      Claudia M. Pieropan 42  Chief Financial Officer, Secretary and Treasurer
      Mitch Weaver        40  President, Sun Gro-U.S.
      Robert E. Ferguson  40  Vice President, Hines Nurseries Southeast Region
      David W. Fujino     42  Vice President, Hines Nurseries Eastern Region
      E. G. "Bud" Summers 42  Vice President, Hines Nurseries Western Region
      Paul R. Wood        44  Director and Assistant Secretary
      Thomas R. Reusche   43  Director and Assistant Secretary
      Gary J. Little      47  Director
      David F. Mosher     42  Director

  The Board of Directors of the Company presently consists of seven directors with one vacancy. The Company anticipates that two directors not otherwise affiliated with the Company or any of its stockholders will be elected by the Board of Directors following the completion of the Offering. All directors hold their positions until the next annual meeting of stockholders and until their respective successors are elected. Executive officers are elected by and serve at the discretion of the Board of Directors. Historically, the directors of the Company have been elected in accordance with the terms of the Stockholders Agreement. Upon consummation of the Offering, the voting provisions of the Stockholders Agreement will terminate. See "Certain Relationships and Related Transactions--Stockholders Agreement."

BACKGROUND OF EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

  Mr. Allen has served as Chairman of the Board of Hines Nurseries since September 1995 and as Vice President and a director of the Company since August 1995. Prior to that time, he served as President of Hines Nurseries from 1984 to August 1995. Previously, Mr. Allen held positions within Weyerhaeuser Company's Paper Division as a General Manager from 1975 to 1984 and as a Sales Manager from 1971 to 1975. He has been a director of Hines Nurseries since 1990. He received his undergraduate degree in business from Ball State University in 1964. On June 22, 1998, Mr. Allen became the non-executive Chairman of the Board of the Company.

  Mr. Thigpen has served as President and Chief Executive Officer of Hines Nurseries since September 1995, Chief Executive Officer of Sun Gro-U.S. since May 1997, and a director of the Company since August 1995. Prior to that time, he served as General Manager of the Northern California Nursery for Hines Nurseries from 1985 to August 1995 and as Technical Resource Manager for Hines Nurseries from 1984 to 1985. Previously, Mr. Thigpen was Research and Development Program Manager with Weyerhaeuser Company's Nursery Products Division from 1982 to 1984. Mr. Thigpen received his BS in Plant & Soil Sciences from the University of Massachusetts in 1977. Mr. Thigpen received a Ph.D. in Plant Physiology from the University of California at Davis in 1981. On June 22, 1998, Mr. Thigpen became the President and Chief Executive Officer of the Company.

  Ms. Pieropan has served as Chief Financial Officer of the Company since January 1996 and served as Vice President of Finance and Administration of Sun Gro-U.S. from October 1991 until January 1996. Prior to that time, Ms. Pieropan spent 14 years with Price Waterhouse in Montreal, Toronto and Vancouver.

  Mr. Weaver has served as President of Sun Gro-U.S. since June 1997. Prior to that time, he served for 16 years with Weyerhaeuser Company in various managerial positions, most recently as General Manager of Weyerhaeuser Company's box plant in Salinas, California from 1992 to 1997. Mr. Weaver graduated from Indiana University in 1980 with a BA in English and Education.

  Mr. Ferguson has served as Vice President of Hines Nurseries' Southeast Region since November 1997. Prior to that, he served as General Manager of the Company's Texas nursery from 1990 to 1997, as Sales Manager from 1987 to 1990 and as Production Scheduling Manager from 1984 to 1987. Prior to joining the Company, Mr. Ferguson was General Manager of Pocono Nurseries from 1981 to 1982. Mr. Ferguson received his BS in Horticulture from Texas A&M University in 1980.

  Mr. Fujino has served as Vice President of Hines Nurseries' Eastern Region since November 1997. Prior to that, he served as General Manger of the Company's Northern California nursery from 1995 to 1997, as the Socio-Technical Resources Manager for Hines Nurseries from 1990 to 1995 and as Socio-Technical Resources Manager at the Northern California nursery from 1987 to 1990. Prior to joining the Company, Mr. Fujino was a Staff Research Associate at the University of California at Davis from 1980 to 1983. Mr. Fujino received a BS in Plant Science from the University of California, Riverside in 1978. Mr. Fujino also holds an MS in Environmental Horticulture and a Ph.D. in Plant Physiology, both from the University of California at Davis.

  Mr. Summers has served as Vice President of Hines Nurseries' Western Region since December 1996. Prior to that, he served as General Manager of the Company's Irvine, California nursery from 1989 to 1996, as Socio-Technical Resources Manager of Hines Nurseries from 1986 to 1989 and Research Program Manager of Weyerhaeuser Company's Horticulture Research Station from 1984 to 1986. He has also served as a statistical analyst to the USDA from 1981 to 1984, instructor in the Department of Horticulture at the University of Maryland from 1979 to 1981 and research assistant at the USDA from 1974 to 1977. Mr. Summers received his BS from Salisbury State University in 1977, an MS in Horticulture from the University of Maryland in 1980, and Ph.D. in Horticulture from the University of Maryland in 1983.

  Mr. Wood has served as Chairman of the Board and President of the Company since September 1995. On June 22, 1998, Mr. Wood resigned as Chairman of the Board and President but will continue to serve as an Assistant Secretary and a director of the Company. Since its formation in January 1993, Mr. Wood has served as a principal of MDCP and as Vice President of Madison Dearborn Partners, Inc. ("MDP"), its indirect general partner. Prior to that time, Mr. Wood served as Vice President of First Chicago Venture Capital, which comprised the private equity investment activities of First Chicago Corporation, the holding company parent of First National Bank of Chicago. Mr. Wood serves on the board of directors of Commerce Security Bank Corp. and a number of private companies.

  Mr. Reusche has served as Secretary and Treasurer and a director of the Company since August 1995. On June 22, 1998. Mr. Reusche resigned as Secretary and Treasurer but will continue to serve as an Assistant Secretary and a director of the Company. Since its formation in January 1993, Mr. Reusche has served as a principal of MDCP and Vice President of MDP. Prior to that time, Mr. Reusche was a senior investment manager at First Chicago Venture Capital. Mr. Reusche serves on the board of directors of Ryder TRS, Inc. and a number of private companies.

  Mr. Little has served as a director of the Company since August 1995. Since its formation in January 1993, Mr. Little has served as a principal of MDCP and as Vice President of Finance of MDP. Prior to that time, Mr. Little served as Vice President of Finance and Administration of First Chicago Venture Capital.

  Mr. Mosher has served as a director of the Company since August 1995. Since its formation in January 1993, Mr. Mosher has served as a principal of MDCP and as a Vice President of MDP. Prior to that time, he served as an investment manager of First Chicago Venture Capital.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors currently has two standing committees--a Compensation Committee and an Audit Committee. Upon consummation of the Offering, a majority of these committees will be comprised of non-management directors.

  The Compensation Committee recommends action to the Board of Directors regarding the salaries and incentive compensation of elected officers of the Company and administers the Company's bonus plans and stock plan. It is currently anticipated that only Compensation Committee members who constitute "Nonemployee Directors" as defined under Rule 16b-3 of the Exchange Act will participate in decisions to grant stock options and other stock-based awards to executive officers of the Company. The Compensation Committee is currently comprised of Messrs. Allen, Wood and Reusche.

  The Audit Committee makes recommendations to the Board regarding the selection, retention and termination of the Company's independent auditors and reviews the annual financial statements of the Company and the Company's internal controls. The Audit Committee is currently comprised of Messrs. Allen, Wood and Reusche.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation of (i) the chief executive officers of the Company and Hines Nurseries as of December 31, 1997, (ii) the Company's three most highly compensated executive officers as of December 31, 1997, and (iii) one additional individual for whom disclosure would have been required but for the fact such individual was not an executive officer at year end (the "Named Executive Officers") for the three years ended December 31, 1997:

                          SUMMARY COMPENSATION TABLE

                                                  ANNUAL
                                               COMPENSATION
NAME AND PRINCIPAL POSITION AS OF            -----------------    ALL OTHER
DECEMBER 31, 1997                       YEAR  SALARY  BONUS(1) COMPENSATION(2)
---------------------------------       ---- -------- -------- ---------------
Paul R. Wood........................... 1997      --       --          --
 Chief Executive Officer of the Company 1996      --       --          --
                                        1995      --       --          --
Douglas D. Allen....................... 1997 $200,825 $146,905    $  4,746
 Vice President of the Company          1996 $202,161      --     $  5,631
 Chairman of the Board of Hines
  Nurseries                             1995 $295,842 $361,920    $  3,507
Stephen P. Thigpen..................... 1997 $217,851 $197,453    $  6,194
 President and Chief Executive Officer
  of                                    1996 $210,135 $ 13,904    $  5,861
 Hines Nurseries                        1995 $181,221 $184,904    $  2,108
Claudia M. Pieropan.................... 1997 $159,628 $ 24,484    $  7,831
 Chief Financial Officer of the Company 1996 $150,000      --     $ 13,563
                                        1995 $116,024 $ 31,907    $ 13,366
Michael R. Crowe(3).................... 1997 $ 26,187      --     $420,916
 Former President of Sun Gro-U.S.       1996 $209,496      --     $ 19,953
                                        1995 $212,815 $ 81,938    $ 17,935

--------
(1) Represents annual incentive compensation paid during the calendar year.
(2) Includes (i) the dollar value of premiums paid by the Company with respect to health and term life insurance for Messrs. Allen, Thigpen and Crowe and Ms. Pieropan in the amounts of $0, $450, $147 and $0 in 1997, $864, $259,
    $870 and $259 in 1996 and $1,592, $140, $850 and $200 in 1995,
    respectively, (ii) the taxable benefit relating to the use of an automobile provided by the Company to Messrs. Allen, Thigpen and Crowe and Ms. Pieropan in the amounts of $4,746, $5,744, $427, and $7,389 in 1997, $4,767, $5,602, $15,583 and $10,879 in 1996 and $1,915, $1,968,
   $13,585 and $9,666 in 1995, (iii) a one-time gain of $8,465 in 1996 on the sale of a Company automobile purchased by Mr. Crowe from the Company upon lease expiration, (iv) contributions made by the Company under Sun Gro-U.S.'s 401(k) Plan on behalf of Mr. Crowe and Ms. Pieropan in the amounts of $1,350 and $0 in 1997, $3,500 and $2,425 in 1996 and $3,500 and $3,500
   in 1995, respectively, and (v) a $418,992 payment to Mr. Crowe on March 20, 1997 in connection with his departure from the Company.
(3) Mr. Crowe departed from the Company effective February 17, 1997.

1998 STOCK PLAN

   On June 22, 1998, the Board adopted the 1998 Long-Term Equity Incentive Plan (the "1998 Stock Plan"). The 1998 Stock Plan provides for grants of stock options, stock appreciation rights ("SARs"), restricted stock, performance awards and any combination of the foregoing to certain directors, officers and employees of the Company and its subsidiaries. The purpose of the 1998 Stock Plan is to provide such individuals with incentives to maximize shareholder value and otherwise contribute to the success of the Company and to enable the Company to attract, retain and reward the best available persons for positions of substantial responsibility.

  Approximately 2.6 million shares of Common Stock (representing 10.5% of the sum of the fully diluted shares outstanding immediately after the Offering and the number of shares available under the 1998 Stock Plan) will be available for issuance pursuant to the 1998 Plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure of the Company or the outstanding shares of Common Stock. Such shares may be, in whole or in part, authorized and unissued or held as treasury shares.

  The 1998 Stock Plan will be administered by the Compensation Committee. As grants to be awarded under the 1998 Stock Plan will be made entirely in the discretion of the Compensation Committee, the recipients, amounts and values of future benefits to be received pursuant to the 1998 Stock Plan are not determinable. On June 22, 1998, the Company granted options to purchase an aggregate of approximately 1.9 million shares of Common Stock to approximately 700 employees, including grants of options to purchase 350,000 shares to Mr. Thigpen and 60,000 shares to Ms. Pieropan. All of such options have an exercise price equal to the initial public offering price of the Common Stock in the Offering, and all of such options are subject to daily vesting over a four-year period.

  Terms of the 1998 Stock Plan

  Eligibility. Directors and officers (whether or not employees) and employees of the Company and its subsidiaries, in each case as selected by the Compensation Committee, will be eligible to receive grants pursuant to the 1998 Stock Plan, except that only employees may receive grants of incentive stock options. As of April 30, 1998, there were approximately 700 employees expected to be eligible to participate in the 1998 Stock Plan.

  Stock Options. Pursuant to the 1998 Stock Plan, the Compensation Committee may award grants of incentive stock options conforming to the provisions of
Section 422 of the Code ("incentive options"), and other stock options ("non-qualified options"), subject to (i) a maximum award to any one grantee in any calendar year of options to purchase Common Stock equal to 20% of the total number of shares authorized under the Plan, and (ii) with respect to grants of incentive options, a maximum value of $100,000 (determined at the time of grant) of underlying Common Stock for which any grantee's incentive options first become exercisable in any calendar year.

  The exercise price of any option will be determined by the Compensation Committee in its discretion, provided that the exercise price of any option may not be less than 100% of the fair market value of a share of Common Stock on the date of grant of the option, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of the Company's voting power may not be less than 110% of such fair market value on such date.

  Unless otherwise determined by the Compensation Committee, the exercise price of any option may be paid in cash, by delivery of shares of Common Stock with a fair market value equal to the exercise price, by simultaneous sale through a broker of shares of Common Stock acquired upon exercise, and/or by having the Company withhold shares of Common Stock otherwise issuable upon exercise.

  If a participant elects to tender or withhold shares of Common Stock in payment of any part of an option's exercise price, the Compensation Committee may in its discretion grant the participant a "reload option" to purchase a number of shares of Common Stock equal to the number so tendered or withheld. The reload option may also include, if the Compensation Committee so chooses, the right to purchase a number of shares of Common Stock equal to the number tendered or withheld in satisfaction of any of the Company's tax withholding requirements in connection with the exercise of the original option. The terms of each reload option will be the same as those of the original exercised option, except that the grant date will be the date of exercise of the original option, and the exercise price will be the fair market value of the Common Stock on the date of exercise.

  The term of each option will be established by the Compensation Committee, subject to a maximum term of ten years from the date of grant in the case of any option and of five years from the date of grant in the case of an incentive option granted to a person who owns stock constituting more than 10% of the voting power of the Company. In addition, the 1998 Stock Plan provides that all options generally cease vesting on the date on which a grantee ceases to be a director, officer or employee of the Company or its subsidiaries. Options generally terminate 90 days after such date, so long as the grantee does not compete with the Company during the 90-day period.

  There are, however, certain exceptions depending upon the circumstances of cessation. In the case of a grantee's death or disability, all of the grantee's options become fully vested and exercisable and remain so for one year after the date of death or disability. In the event of retirement, a grantee's options may become fully vested and exercisable in the discretion of the Compensation Committee. Upon termination for cause, all options terminate immediately. If there is a change in control of the Company and a grantee is terminated from being a director, officer or employee of the Company and its subsidiaries within one year thereafter, all of the grantee's options become fully vested and exercisable and remain so for one year after the date of termination. In addition, the Compensation Committee shall have the authority to grant options that become fully vested and exercisable automatically upon a change of control, whether or not the grantee is subsequently terminated thereafter.

  SARs. The Compensation Committee may grant SARs alone or in tandem with stock options subject to such terms and conditions as it determines pursuant to the 1998 Stock Plan. SARs granted in tandem with options become exercisable only when, to the extent and on the conditions that the related options are exercisable, and they expire at the same time the related options expire. The exercise of an option results in the immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR results in the immediate forfeiture of any related option to the extent the SAR is exercised.

  Upon exercise of an SAR, the grantee will receive an amount in cash and/or shares of Common Stock or other Company securities equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of an SAR granted in tandem with options, the option to which the SAR relates, multiplied by the number of shares as to which the SAR is exercised.

  Restricted Stock. Under the 1998 Stock Plan, the Compensation Committee may award restricted stock subject to such conditions and restrictions, and for such duration (which shall generally be at least six months), as it determines in its discretion. A grantee will be required to pay the Company at least the aggregate par value of any shares of restricted stock within ten days of the date of grant, unless such shares are treasury shares.

Except as otherwise provided by the Compensation Committee, all restrictions on a grantee's restricted stock will lapse at such time as the grantee ceases to be a director, officer or employee of the Company and its subsidiaries, if such cessation occurs due to a termination within one year after a change in control of the Company or due to death, disability or (in the discretion of the Compensation Committee) retirement. If cessation of employment or service occurs for any other reason, all of a grantee's restricted stock as to which the applicable restrictions have not lapsed will be forfeited immediately.

  Performance Awards. Pursuant to the 1998 Stock Plan, the Compensation Committee may grant performance awards contingent upon achievement by the grantee, the Company and/or its subsidiaries or divisions of set goals and objectives regarding specified performance criteria, such as return on equity, over a specified performance cycle, in each case as designated by the Compensation Committee. Performance awards may include specific dollar-value target awards, performance units, the value of which is established by the Compensation Committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of Common Stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of Common Stock or other Company securities.

  Except as otherwise provided by the Compensation Committee, if a grantee ceases to be a director, officer or employee of the Company and its subsidiaries prior to completion of a performance cycle, and if such cessation occurs due to termination within one year after a change in control of the Company or due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. If cessation of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award.

  Vesting, Withholding Taxes and Transferability of All Awards. The terms and conditions of each award made under the 1998 Stock Plan, including vesting requirements, will be set forth consistent with the Plan in a written agreement with the grantee.

  Unless otherwise determined by the Compensation Committee, a participant may elect to deliver shares of Common Stock, or to have the Company withhold shares of Common Stock otherwise issuable upon exercise or an option or SAR or grant or vesting of restricted stock, in order to satisfy the Company's withholding obligations in connection with any such exercise, grant or vesting.

  Unless the Compensation Committee determines otherwise, no award made pursuant to the 1998 Stock Plan will be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and each award may be exercised only by the grantee or his or her guardian or legal representative.

  Amendment and Termination of the 1998 Stock Plan. The Board or Compensation Committee may amend or terminate the 1998 Stock Plan in its discretion, except that no amendment will become effective without prior approval of the Company's stockholders if such approval is necessary for continued compliance with any stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the 1998 Stock Plan without the affected participant's consent. If not previously terminated by the Board or Compensation Committee, the 1998 Stock Plan will terminate on the tenth anniversary of its adoption.

 Certain Federal Income Tax Consequences of the 1998 Stock Plan

  If a grantee disposes of the shares of Common Stock acquired pursuant to the exercise of an incentive option before the expiration of the required holding periods (a "Disqualifying Disposition"), the difference between the exercise price of such shares and the lesser of (i) the fair market value of such shares upon the date of exercise (the fair market value on the exercise date or six months after the option grant date, whichever is later, is likely to govern in the case of a 16b-3(d)(3) person) or (ii) the selling price, will constitute compensation taxable to the grantee as ordinary income. The Company is allowed a corresponding tax deduction equal to the amount of compensation taxable to the grantee. If the selling price of the stock exceeds the fair market value on the exercise date (or six months after the option grant date, if later, in the case of a 16b-3(d)(3) person), the excess will be taxable to the grantee as capital gain (long-term or short-term, depending upon whether the grantee held the stock for more than one year). The Company is not allowed a deduction with respect to any such capital gain recognized by the grantee.

  Use of Shares to Pay Option Price. If a grantee delivers previously acquired shares of Common Stock, however acquired, in payment of all or any part of the exercise price of a non-qualified option, the grantee will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously acquired shares after their acquisition date. The grantee's tax basis in, and holding period for, the previously acquired shares surrendered carries over to an equal number of the option shares received on a share-for-share basis. The fair market value of the shares received in excess of the shares surrendered constitutes compensation taxable to the grantee as ordinary income (reduced by any portion of the option price paid other than by delivering previously acquired shares). Such income is recognized and such fair market value is determined on the date of exercise, except in the case of 16b-3(d)(3) persons as discussed above. The tax basis for such shares is equal to their fair market value as so determined, and such shares' holding period begins on the date on which the fair market value of such shares is determined. The Company is entitled to a tax deduction equal to the compensation recognized by the grantee.

  If a grantee delivers previously acquired Common Stock (other than stock acquired upon exercise of an incentive option and not held for the Required Holding Periods) in payment of all or part of the option price of an incentive option, the grantee will not be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously acquired Common Stock after its acquisition date. The grantee's tax basis in, and holding period (for capital gain, but not Disqualifying Disposition, purposes) for the previously acquired stock surrendered carries over to an equal number of the option shares received on a share-for-share basis. Shares received in excess of the shares surrendered have a tax basis equal to the amount paid (if any) in excess of the previously acquired shares used to pay the exercise price, and such shares' holding period will begin on the date of exercise (with the possible exception of 16b-3(d)(3) persons). Proposed regulations provide that when an incentive option is exercised using previously acquired stock, a later Disqualifying Disposition of the shares received will be deemed to have been a disposition of the shares having the lowest basis first.

  If a grantee pays the exercise price of an incentive option in whole or in part with previously acquired Common Stock that was acquired upon the exercise of an incentive option and that has not been held for the Required Holding Periods, the grantee will recognize ordinary income (but not capital gain) under the rules applicable to Disqualifying Dispositions. The Company will be entitled to a corresponding deduction. The grantee's basis in the shares received in exchange for the shares surrendered will be increased by the amount of ordinary income the grantee recognizes.

  One Million Dollar Compensation Limit. The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly held company may take for compensation paid to its chief executive officer or any of its four other highest compensated officers in excess of $1,000,000 per year, excluding for this purpose compensation that is "performance-based" within the meaning of Code Section 162(m). The Company intends that compensation realized upon the exercise of an option or SAR granted under the 1998 Stock Plan be regarded as "performance-based" under Code Section 162(m) and that such compensation be deductible without regard to the limits imposed by Code Section 162(m) on compensation that is not "performance-based." In addition, based on a special rule contained in final regulations issued under Code Section 162(m), the $1 million deduction limitation described herein should not apply to any Stock Options, SARs or Restricted Stock granted, or to any Performance Awards paid, prior to the annual meeting of shareholders in the year 2002.

PENSION PLAN

  The Company's defined benefit plan, the Sun Gro Horticulture Inc. U.S. Executive Supplemental Retirement Plan (the "Pension Plan"), covered certain members of the senior management of Sun Gro. The Pension Plan was discontinued as of October 31, 1997. The following table shows the estimated annual pension benefits payable to a covered participant upon normal retirement at age 65, based on the remuneration that is covered under the Pension Plan and years of service:

                              PENSION PLAN TABLE

                                   YEARS OF QUALIFYING SERVICE
         ANNUAL        --------------------------------------------------------------
      REMUNERATION        15           20           25           30           35
      ------------     --------     --------     --------     --------     --------
        $150,000       $ 40,871     $ 54,494     $ 68,118     $ 68,118     $ 68,118
         200,000         55,871       74,494       93,118       93,118       93,118
         250,000         70,871       94,494      118,118      118,118      118,118
         300,000         85,871      114,494      143,118      143,118      143,118
         400,000        115,871      154,494      193,118      193,118      193,118

  Of the Named Executive Officers, Mr. Crowe, who resigned as an officer and director of the Company and its subsidiaries effective February 17, 1997, is the only participant in the Pension Plan. Mr. Crowe had 11.6 years of credited service on February 17, 1997. Benefits under the Pension Plan are calculated based on 2% of the participants' final average salary multiplied by the years of qualifying service, up to a maximum of 50% of final average salary, reduced by certain specified offsets.

BONUS PLANS

  The Company has two bonus plans, the Hines Horticulture Nursery Division Management Vision 2000 Variable Compensation Plan (the "Hines Bonus Plan") and the Sun Gro Division Management Variable Compensation Plan (the "Sun Gro Bonus Plan"). Bonuses under these plans are designed to be a significant portion of the management team's compensation. The plans are directly tied to operating cash flows (defined as earnings before interest, taxes, depreciation and amortization and after maintenance capital expenditures and certain changes in working capital). The Hines Bonus Plan provides for a compensation pool equivalent to 7.75% of operating cash flows of Hines for each fiscal year. The Sun Gro Bonus Plan provides for a compensation pool equivalent to 6.82% of operating cash flows of Sun Gro for each fiscal year.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  The Company and each of Messrs. Allen, Thigpen and Crowe and Ms. Pieropan are parties to employment/ severance agreements (the "Employment Agreements"). The Employment Agreements provide that the executives shall devote full time (half-time in the case of Mr. Allen) attention, skill and ability to discharge the duties assigned and to use their best efforts to promote and protect the interests of the Company. Except for the Employment Agreement with Mr. Allen which is terminable "at will" by Mr. Allen but not by the Company, the Employment Agreements are terminable by each of the respective parties thereto at any time, for any reason and with or without cause, upon 30 days' advance written notice. The Employment Agreements provide, among other things, for an annual base salary, an annual cash bonus in an amount determined by the Board of Directors and certain other benefits. If any such executive's employment is terminated for any reason, other than for cause, death or the executive's voluntary "at-will" termination, the executive will receive the following: (i) in the case of Mr. Allen, he will receive an amount equal to his annual base salary multiplied by 230%, plus a pro rata share of his bonus for the fiscal year in which such termination occurs, and (ii) in the case of each of Messrs. Thigpen and Crowe and Ms. Pieropan, the executive will receive an amount equal to their annual base salary multiplied by 200%, plus a pro rata share of their bonus for the fiscal year in which such termination occurs. On March 20, 1997, Sun Gro-U.S. paid Mr. Crowe $418,992 in connection with his departure from the Company.

COMPENSATION OF DIRECTORS

  The Company's inside directors and those directors affiliated with MDCP do not receive any compensation for their services as directors. The Company will determine the compensation to be paid to its independent outside directors at the time of their initial appointments. All directors are reimbursed for all travel-related expenses incurred in connection with their activities as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors currently consists of Messrs. Allen, Wood and Reusche, all of whom are officers of the Company. Messrs. Wood and Reusche each serve as principals of MDCP and Vice Presidents of MDP. MDCP will hold 10,785,286 shares, or approximately 48.9% on a fully diluted basis, immediately after the Offering.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRIVATE ISSUANCE OF DEBT AND EQUITY SECURITIES

  On November 27, 1996, the Company issued to MDCP and the California State Teacher's Retirement System ("Calsters"), the holder of 6.0% of the Company's fully diluted Common Stock immediately prior to the Offering, 19,000 shares of Senior Preferred, at a price of $958.50 per share, and presently exercisable warrants to purchase 579,311 shares of Common Stock, with an exercise price of $.01 per share, at a price of $1.36 for each warrant to purchase one share of Common Stock. The purchase price was paid in cash and was made on equivalent terms and subject to the same terms and conditions as a contemporaneous sale to an unaffiliated third party investor.

  On September 29, 1997, the Company issued 73,470 shares of Common Stock to Stephen P. Thigpen for $100,000 (representing the fair market value of such shares on the issuance date). The purchase price was payable by a full-recourse promissory note in favor of the Company bearing 6% interest and due in three equal installments on April 30 of each of 1998, 1999 and 2000.

  On October 20, 1997, the Company issued to MDCP a demand note, in an aggregate principal amount of $2,500,000 (the "Demand Note"), for $2,500,000 in cash. The Demand Note bore interest at a rate equal to the dividend rate on the Senior Preferred. The Demand Note was used to finance the acquisition of Pacific Color and to provide working capital for the Company.

  On December 16, 1997, the Company issued to MDCP, for an aggregate consideration of $1,000,000 in cash and the surrender and cancellation of the Demand Note (for which $2,500,000 of indebtedness was then outstanding), (i) 3,500 shares of Senior Preferred, at a price of $970.21 per share, and (ii) presently exercisable warrants to purchase 76,616 shares of Common Stock, with an exercise price of $.01 per share, at a price of $1.36 for each warrant to purchase one share of Common Stock.

  On December 16, 1997, the Company issued and sold to Abbott Capital 1330 Investors I, L.P. ("Abbott"), the holder of approximately 6.9% of the Company's fully diluted Common Stock immediately prior to the Offering, (i) 6,000 shares of Senior Preferred, at a price of $970.21 per share, and (ii) presently exercisable warrants to purchase 131,342 shares of Common Stock, with an exercise price of $.01 per share, at a price of $1.36 for each warrant to purchase one share of Common Stock. The purchase price was paid in cash.

  On February 5, 1998, the Company issued to MDCP 2,000 shares of Senior Preferred, having an aggregate liquidation value of $2,000,000, for $2,000,000 in cash.

  On March 18, 1998, the Company issued and sold to Abbott (i) 4,250 shares of Senior Preferred, at a price per share of $970.21 per share, and (ii) presently exercisable warrants to purchase 93,034 shares of Common Stock, with an exercise price of $.01 per share, at a price of $1.36 for each warrant to purchase one share of Common Stock. The purchase price was paid in cash.

  On April 2, 1998, the Company issued and sold to Abbott (i) 250 shares of Senior Preferred, at a price per share of $970.21 per share, and (ii) presently exercisable warrants to purchase 5,473 shares of Common Stock, with an exercise price of $.01 per share, at a price of $1.36 for each warrant to purchase one share of Common Stock. The purchase price was paid in cash.

MDCP REGISTRATION RIGHTS AGREEMENT

  The Company and MDCP (which will hold 10,785,286 shares of Common Stock, or approximately 48.9% on a fully diluted basis after the Offering) are parties to a Registration Rights Agreement (the "Registration Agreement"), pursuant to which MDCP will have the right upon consummation of the Offering, subject to certain restrictions, to cause the Company to register its shares of Common Stock for sale under the Securities Act on Form S-1 (a "Long-Form Registration Statement") or, if available, Form S-2, Form S-3 or any similar short registration statement (a "Short-Form Registration Statement"). See "Shares Eligible for Future Sale--Registration Rights."

  MDCP, the Company's largest stockholder, is purchasing 500,000 shares in the Offering for investment purposes at the initial public offering price less underwriting discounts and commissions. All of such shares will be subject to the lock-up agreement described under the caption "Underwriting" below and will not be subject to the Registration Agreement.

STOCKHOLDERS AGREEMENT

  The Company, MDCP and certain executives and former executives of the Company are parties to a Stockholders Agreement, dated as of August 4, 1995 (as amended, the "Stockholders Agreement"). The Stockholders Agreement contains provisions (i) relating to the composition of the Board of Directors,
(ii) restricting the transferability of the shares subject to such agreement,
(iii) granting preemptive rights to certain parties thereto, and (iv) granting registration rights to the parties thereto. The provisions of the Stockholders Agreement will automatically terminate upon the consummation of the Offering, with the exception of (i) a provision permitting the Company to repurchase the shares owned by any of the executives party thereto in the event of termination for fraud and (ii) the provisions granting "piggyback" registration rights to the parties thereto, see "Shares Eligible for Future Sale--Registration Rights."

BLOOMING FARM TRANSACTIONS

  On August 4, 1995, OGP, a then wholly-owned subsidiary of Hines Nurseries which was subsequently merged into Hines Nurseries, acquired the assets of Gales Creek Nurseries, L.P., a Delaware limited partnership ("Gales Creek"). This acquisition resulted in Hines Nurseries (on a consolidated basis) owning in excess of 640 acres of agricultural land potentially eligible to receive reclamation water. Under applicable federal reclamation water law, however, Hines Nurseries and its affiliates were eligible to receive federal reclamation water for only 640 net irrigable acres of owned land. Accordingly, MDCP and the senior management stockholders of the Company formed Blooming Farm, Inc., a Delaware corporation ("Blooming Farm"), which is not an affiliate of Hines Nurseries under applicable federal reclamation water law, to hold title to approximately 290 acres of the Gales Creek property. The stock of Blooming Farm held by MDCP and the senior management stockholders of the Company is held in direct proportion to their stock ownership of the Company at that time.

  Simultaneously with the acquisition of assets of Gales Creek by OGP, OGP sold to Blooming Farm approximately 290 acres of the agricultural land it acquired from Gales Creek. As payment in full for such land, Blooming Farm issued a five-year interest only promissory note to OGP in the amount of $826,865 secured by a deed of trust on the land. Blooming Farm and OGP then entered into a five-year agricultural lease ("First Blooming Farm Lease") pursuant to which Blooming Farm currently leases the property to Hines Nurseries (as successor-in-interest to OGP). Hines Nurseries subsequently pledged the lease, the note and deed of trust to BT Commercial Corporation as security under the Existing Senior Credit Facilities.

  In June 1996, Hines Nurseries discovered that an additional approximately 53 acres of land purchased from Gales Creek could be made eligible for reclamation water although it had not received any reclamation water in the past. As this additional land caused Hines Nurseries to be over the 640 net irrigable acre limit for owned land, on June 21, 1996, Hines Nurseries sold the 53 acres of agricultural land to Blooming Farm in exchange for a five-year interest only promissory note in the amount of $151,050 secured by a deed of trust on the land. Blooming Farm and Hines Nurseries then entered into a five-year agricultural lease ("Second Blooming Farm Lease") pursuant to which Blooming Farm currently leases the property to Hines Nurseries. Hines Nurseries subsequently pledged the lease, the note and deed of trust as security under the Existing Senior Credit Facilities.

  In 1997, $58,000 was paid by Hines Nurseries to Blooming Farm under the First Blooming Farm Lease, and $10,600 was paid by Hines Nurseries to Blooming Farm under the Second Blooming Farm Lease. These amounts were used by Blooming Farm to satisfy its obligations under the two respective promissory notes in favor of Hines Nurseries described above. Since its inception, Blooming Farm has made no distributions and paid no dividends to any of its stockholders.

  In connection with Hines Nurseries' acquisition of certain real property in Allendale, California, Hines Nurseries designated 128 acres of such property to receive federal reclamation water. To avoid exceeding the 640 net irrigable acre limit, Hines Nurseries and Blooming Farm entered into a Section 1031 like-kind exchange on February 28, 1997, pursuant to which Hines Nurseries transferred to Blooming Farm 128 acres of property then owned by Hines Nurseries which was receiving federal reclamation water, in exchange for 128 acres of land then owned by Blooming Farm and leased to Hines Nurseries, which was not receiving federal reclamation water.

  On or about the date of the Offering, both the First Blooming Farm Lease and the Second Blooming Farm Lease will be terminated and new leases will be entered into between Blooming Farm and Hines Nurseries covering the same land at the same rent. These new leases will provide for, among other things, ten-year lease terms which will run from the date of their execution until May 31, 2008, options to purchase the land covered by the leases in favor of Hines Nurseries and rights of first refusal in favor of Hines Nurseries.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the equity ownership of the Company by (i) each person known to the Company to own beneficially 5% or more of the Common Stock, (ii) each director and Named Executive Officer of the Company and (iii) all executive officers and directors of the Company as a group, in each case after giving effect to the Equity Recapitalization. See "Equity Recapitalization."

                                              SHARES             SHARES
                                        BENEFICIALLY OWNED BENEFICIALLY OWNED
                                           PRIOR TO THE        AFTER THE
                                           OFFERING (1)       OFFERING (1)
                                        ------------------ ---------------------
              BENEFICIAL OWNER            NUMBER   PERCENT   NUMBER      PERCENT
              ----------------          ---------- ------- ----------    -------
      Madison Dearborn Capital
       Partners, L.P. (2).............  10,285,286  60.6   10,785,286(6)  48.9
      California State Teachers'
       Retirement System (3)..........   2,518,645  14.8    2,518,645     11.4
      Abbott Capital 1330 Investors I,
       LP (4).........................   1,307,834   7.7    1,307,834      5.9
      Douglas D. Allen................     164,081   1.0      164,081       *
      Stephen P. Thigpen (5)..........     343,092   2.0      343,092      1.6
      Michael R. Crowe................     382,856   2.3      382,856      1.7
      Claudia M. Pieropan.............      68,098    *        68,098       *
      Paul R. Wood (2)................  10,285,286  60.6   10,785,286     48.9
      Thomas R. Reusche (2)...........  10,285,286  60.6   10,785,286     48.9
      David F. Mosher (2).............  10,285,286  60.6   10,785,286     48.9
      Gary J. Little (2)..............  10,285,286  60.6   10,785,286     48.9
      All Executive Officers and
       Directors as a Group (7
       persons).......................  10,860,557  63.9   11,360,557     51.4

--------
 * Denotes less than one percent.
(1) "Beneficial owner" generally means any person who, directly or indirectly, has or shares voting power or investment power with respect to a security. Unless otherwise indicated, the Company believes that each stockholder has sole voting and investment power with regard to shares listed as beneficially owned by such stockholder. The calculation of beneficial ownership includes all options exercisable within 60 days of the date hereof and is based on 16,969,932 shares outstanding prior to the Offering and 22,069,932 shares outstanding after the Offering, and assuming no exercise of the Underwriters' over-allotment option.
(2) All of such shares are held by Madison Dearborn Capital Partners, L.P. The address of Madison Dearborn Capital Partners, L.P. and Messrs. Wood, Reusche, Mosher and Little is Three First National Plaza, Suite 3800, Chicago, Illinois 60602. Messrs. Wood, Reusche, Mosher and Little are executive officers of Madison Dearborn Partners, Inc., the general partner of Madison Dearborn Partners, L.P., the general partner of MDCP, and therefore may be deemed to share voting and investment power over the shares owned by MDCP and therefore to beneficially own such shares. Each of Messrs. Wood, Reusche, Mosher and Little disclaims beneficial ownership of the shares owned by Madison Dearborn Capital Partners, L.P.
(3) The address of the California State Teachers' Retirement System is 7667 Folsom Avenue, Sacramento, California 95826.
(4) The address of Abbott Capital 1330 Investors I, LP is c/o Abbott Capital Management, 1330 Avenue of the Americas, Suite 2800, New York, New York 10019.
(5) Mr. Thigpen and one other stockholder, Mr. Owen Gerald Taylor, have granted the Underwriters a 30-day option to purchase up to 25,000 and 12,501 shares of Common Stock, respectively, solely to cover over-allotments, if any. See "Underwriting."
(6) Includes 500,000 shares to be purchased by MDCP in the Offering at the initial public offering price less underwriting discounts and commissions.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

  At the time of the Offering, the total amount of authorized capital stock of the Company will consist of 60,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share (the "Serial Preferred"). Upon completion of the Offering, 22,069,932 shares of Common Stock will be issued and outstanding and no shares of Serial Preferred will be issued and outstanding. As of April 30, 1998 and without giving effect to the Equity Recapitalization (including the reverse stock split effected as a part thereof), there were 10,492,014 shares of Common Stock, 46,000 shares of Senior Preferred, 20,847,986 shares of Junior Preferred and warrants to purchase 1,247,128 shares of Common Stock. In the Equity Recapitalization, all of the outstanding shares of Senior Preferred and Junior Preferred will be converted into shares of Common Stock and all of the outstanding warrants to purchase Common Stock will be exercised for Common Stock. The following discussion describes the Company's capital stock, the Restated Certificate of Incorporation (the "Restated Certificate") and By-laws as anticipated to be in effect upon consummation of the Offering. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate and the By-laws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

  The Restated Certificate and By-laws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

  The issued and outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company in connection with the Offering will be, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Serial Preferred, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Serial Preferred then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

  In order to protect the Company's ability to receive reclamation water, the Restated Certificate of Incorporation of the Company will impose certain restrictions on transfer of beneficial interests in the Company. Under such restrictions, a purported transfer of a beneficial interest in the Company to any person (a "purported transferee") who, as a result of the application of the attribution rules under the reclamation regulations, would be ineligible to be an indirect holder of irrigation land owned by the Company, will be ineffective. For a description of these reclamation regulations, see "Business--Government Regulation." A purported transferee will not have any rights as a stockholder, and an agent will be designated by the Company to sell any shares which were purported to be transferred to such purported transferee, with the purported transferee only being entitled to receive out of the sale proceeds an amount up to the purported purchase price paid for such shares. Such purported transferee would therefore lose the benefit of any appreciation in the Common Stock between the time of the purported transfer and the sale by the Company's agent. Notwithstanding that a stockholder of the Company may itself be eligible to hold stock of the Company, if a person having a beneficial interest in the Company through such stockholder is ineligible to hold stock in the Company, such stockholder, under the terms of the Company's Restated Certificate of Incorporation, will be deemed as of the time such ineligible person acquired such beneficial interest to have disposed of sufficient shares of Common Stock to cure such ineligibility (with an agent appointed by the Company to effect such disposition and to pay such stockholder an amount up to the fair market value of the shares at the deemed time of disposition). Further, under the provisions of the Restated Certificate of Incorporation, any person, before acquiring a beneficial interest in the Company that would cause such person to be subject to the certification and reporting requirements under applicable reclamation regulations, will be required to enter into a written undertaking with the Company to comply with such certification and reporting requirements and not to take any action which would adversely affect the ability of the Company to receive reclamation-water. Generally, based on the Company's current ownership and leasehold interests in irrigation land, an eligible person who does not otherwise have any direct or indirect ownership or leasehold interest in irrigation land should be able to acquire up to approximately a 4% beneficial interest in the Company without becoming subject to such reporting and certification requirements. The certificates representing the Common Stock will bear a legend reflecting these restrictions on transfer.

  The Common Stock has been approved for inclusion on the Nasdaq National Market under the symbol "HORT," subject to official notice of issuance.

SERIAL PREFERRED STOCK

  The Company's Board of Directors may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Serial Preferred in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Serial Preferred would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of Serial Preferred may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of Serial Preferred may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board of Directors of the Company, without stockholder approval, may issue shares of Serial Preferred with voting and conversion rights which could adversely affect the holders of Common Stock. There are no shares of Serial Preferred outstanding, and the Company has no present intention to issue any shares of Serial Preferred.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Restated Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Restated Certificate and the By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors or by the Chief Executive Officer of the Company. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

  The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

  The Restated Certificate and By-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required for the stockholders to amend, alter, change or repeal certain of their respective provisions. This requirement of a super-majority vote to approve amendments to the Restated Certificate and By-laws could enable a minority of the Company's stockholders to exercise veto power over any such amendments.

CERTAIN PROVISIONS OF DELAWARE LAW

  Following the consummation of the Offering, the Company will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Restated Certificate limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Restated Certificate provides that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by such law. All of the Company's directors and officers are also covered by insurance policies maintained by MDCP against certain liabilities for actions taken in their capacities as directors or officers, including liabilities under the Securities Act.

TRANSFER AGENT AND REGISTRAR

 The Transfer Agent and Registrar for the Common Stock will be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the consummation of the Offering, the Company will have outstanding 22,069,932 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option). All of the shares of Common Stock sold in the Offering will be freely tradeable under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined under the Securities Act. Upon the expiration of lock-up agreements between the Company, certain stockholders of the Company and the Underwriters 180 days after the date of the Underwriting Agreement (the "Effective Date"), 16,473,368 shares of Common Stock outstanding prior to the Offering (the "Restricted Shares") will be eligible for sale, subject to compliance with Rule 144.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (approximately 220,699 shares immediately after the Offering) or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations and requirements described above.

  Certain stockholders of the Company and the Company's executive officers and directors have agreed with the Underwriters that until 180 days after the Effective Date they shall not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of the Common Stock, or cause a registration statement covering any shares of Common Stock to be filed, without the prior written consent of Lehman Brothers Inc., subject to certain limited exceptions. The Company has also agreed not to directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of the Common Stock or cause a registration statement covering any shares of Common Stock to be filed, for a period of 180 days after the Effective Date, without the prior written consent of Lehman Brothers Inc., subject to certain limited exceptions, including grants of options pursuant to, and issuance of shares of Common Stock upon exercise of options under, the 1998 Stock Plan. The lock-up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Lehman Brothers. See "Risk Factors--Shares Eligible for Future Sale."

  The Company intends to file a registration statement on Form S-8 covering the sale of approximately 2.6 million shares of Common Stock reserved for issuance under the 1998 Stock Plan. See "Management--1998 Stock Plan." Such registration statement is expected to be filed as soon as practicable after the Effective Date and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the public market unless such shares are subject to vesting restrictions and subject to limitations on resale by "affiliates" pursuant to Rule 144 (unless the Company includes a resale prospectus in such registration statement, in which case such Rule 144 restrictions will not apply).

REGISTRATION RIGHTS

  MDCP (which will hold 10,785,286 shares upon consummation of the Offering) has the right, subject to certain terms and restrictions, to cause the Company to register shares of its Common Stock for sale under the Securities Act. MDCP will be entitled to up to three Long-Form Demand Registrations and up to two Short-Form Demand Registrations in any year, in each case, the expenses of which will be borne by the Company, other than underwriting discounts or commissions. See "Certain Relationships and Related Transactions--MDCP Registration Rights Agreement." Calsters, Abbott and Chilmark Fund II ("Chilmark"), which will hold 2,518,645, 1,307,834 and 148,155 shares, respectively, immediately after the Offering, also will be entitled, upon consummation of the Offering, to two Short-Form Demand Registrations. Exercise by MDCP, Calsters, Abbott and Chilmark of their demand registration rights could result in the distribution of substantial amounts of Common Stock, including distributions in underwritten public offerings.

  In addition, certain other holders of Common Stock (who in the aggregate will hold approximately 2.2 million shares after the Offering), as well as MDCP, Calsters, Abbott and Chilmark, will have unlimited "piggyback" registration rights, which, subject to certain terms and conditions, entitle them to include shares of Common Stock in any registration of securities by the Company (other than registrations on Form S-4 or Form S-8). See "Certain Relationships and Related Transactions--Stockholders Agreement." Exercise of such "piggyback" registration rights could also result in the distribution of substantial amounts of Common Stock. See "Risk Factors--Shares Eligible for Future Sale."

                                 UNDERWRITING

  Under the terms of, and subject to the conditions contained in, the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which the Prospectus forms a part, each of the underwriters named below, for whom Lehman Brothers Inc., BT Alex. Brown Incorporated and BancAmerica Robertson Stephens are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company the aggregate number of shares of Common Stock set forth opposite the name of each such Underwriter below:

                                                                       NUMBER OF
      UNDERWRITERS                                                      SHARES
      ------------                                                     ---------
      Lehman Brothers Inc............................................. 1,370,000
      BT Alex. Brown Incorporated..................................... 1,370,000
      BancAmerica Robertson Stephens.................................. 1,370,000
      ABN Amro Chicago Corporation....................................   110,000
      Credit Suisse First Boston Corporation..........................   110,000
      Dresdner Kleinwort Benson North America LLC.....................   110,000
      Hambrecht & Quist LLC...........................................   110,000
      Merrill Lynch & Co..............................................   110,000
      Salomon Smith Barney Inc........................................   110,000
      Crowell, Weedon & Co............................................    55,000
      Cruttenden Roth Incorporated....................................    55,000
      Ferris, Baker Watts, Incorporated...............................    55,000
      McDonald & Company Securities, Inc..............................    55,000
      Nesbitt Burns Securities Inc....................................    55,000
      Sands Brothers & Co., Ltd.......................................    55,000
                                                                       ---------
          Total....................................................... 5,100,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, including the conditions that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending before or threatened by the Commission, and that there has been no material adverse change in the condition of the Company. The Underwriters will be obligated to purchase all of the shares of Common Stock if any are purchased.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such initial public offering price less a concession not in excess of $0.45 per share. The selected dealers may reallow a concession not in excess of $0.10 per share to certain other brokers and dealers. After commencement of the initial public offering, the offering price and other selling terms may be changed by the Representatives.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that may be required to be made in respect thereof.

  The Company and the Selling Stockholders have granted the Underwriters an option to purchase up to an aggregate of 765,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. Of the 765,000 shares, 727,499 are being offered by the Company, 25,000 are being offered by Stephen P. Thigpen, the Company's chief executive officer, and 12,501 are being offered by Owen Gerald Taylor, each a Selling Stockholder. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table. The Company will be obligated, pursuant to such option, to sell such shares to the Underwriters to the extent such option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.

  MDCP, the Company's largest stockholder, is purchasing 500,000 shares in the Offering for investment purposes at the initial public offering price less underwriting discounts and commissions. All of such shares will be subject to the lock-up agreement described below. At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to 200,000 shares offered hereby for directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  Prior to the Offering, there has been no public market for the shares of Common Stock. The initial public offering price was negotiated between the Company and the Representatives. Among the factors considered in determining the initial public offering price of the shares of Common Stock, in addition to prevailing market conditions, were the Company's historical performance and capital structure, estimates of business potential and earnings prospects of the Company, an overall assessment of the Company, an assessment of the Company's management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

  Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  In addition, if the Representatives over-allot (i.e. if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus) and thereby create a short position in the Common Stock in connection with the Offering, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described herein.

  The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

  Any offer of the shares of Common Stock in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where such offer is made.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Common Stock has been approved for inclusion on the Nasdaq National Market under the symbol "HORT," subject to official notice of issuance.

  The Company, all executive officers and directors of the Company and certain existing stockholders of the Company have agreed that they will not, subject to certain limited exceptions, for a period of 180 days from the date of this Prospectus, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any such shares of Common Stock or enter into any derivative transaction with similar effect as a sale of Common Stock, without the prior written consent of Lehman Brothers Inc. The restrictions described in this paragraph do not apply to (i) the sale of Common Stock to the Underwriters,
(ii) the issuance by the Company of shares of Common Stock upon the exercise of options issued under the 1998 Stock Plan or (iii) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering.

  BT Commercial Corporation, an affiliate of BT Alex. Brown Incorporated, is a party to and agent under the Existing Senior Credit Facilities (approximately $117.4 million of which was outstanding as of April 30, 1998) and BT Alex. Brown Incorporated owns more than 10% of the Senior Subordinated Notes. As a result of owning more than 10% of the Company's Senior Subordinated Notes, the National Association of Securities Dealers, Inc. (the "NASD") may view the Offering as a participation by BT Alex. Brown Incorporated in the distribution in a public offering of securities issued by a company with which BT Alex. Brown Incorporated has a conflict of interest. As a result, the Offering is being made pursuant to the provisions of Rule 2720 of the NASD's Conduct Rules. Such provisions require, among other things, that the initial public offering price be no higher than that recommended by a "qualified independent underwriter," who must participate in the preparation of the registration statement and the prospectus and who must exercise the usual standards of "due diligence" with respect thereto. Lehman Brothers Inc. is acting as a qualified independent underwriter in this Offering, and the initial public offering price of the shares will not be higher than the price recommended by Lehman Brothers Inc.

  Affiliates of each of the Representatives are expected to be party to the New Senior Credit Facility and will receive customary fees in connection therewith.

  The Representatives have informed the Company that the Underwriters do not intend to sell to, and therefore will not confirm the sales of shares of Common Stock offered hereby to, any accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

  The validity of the Common Stock being offered hereby and certain other legal matters relating to the Offering will be passed upon for the Company by Kirkland & Ellis (a partnership which includes professional corporations), Chicago, Illinois. Latham & Watkins, Chicago, Illinois, will act as counsel for the Underwriters.

                                    EXPERTS

  The financial statements as of December 31, 1997 and 1996 and for the years then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements for the year ended December 31, 1995 included in this Prospectus have been audited by Arthur Andersen LLP. Such financial statements have been so included in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Sun Gro Horticulture, Inc. for the year ended December 31, 1995, not separately presented in this Prospectus, have been audited by Price Waterhouse LLP, independent accountants, whose report thereon appears herein. Such financial statements, to the extent they have been included in the financial statements of Hines Horticulture, Inc. (formerly Hines Holdings, Inc.) have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  On October 28, 1996, the Company dismissed Arthur Andersen LLP as its independent accountants. The reports of Arthur Andersen LLP on the consolidated financial statements for the years ended December 31, 1995 and 1994 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The Board of Directors and Audit Committee of the Company participated in and approved the decision to change independent accountants. In connection with its audits for the fiscal years ended December 31, 1995 and 1994 and its work through October 28, 1996, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen LLP would have caused them to make reference thereto in their report on the consolidated financial statements for such years. During the fiscal years ended December 31, 1995 and 1994 and its work through October 28, 1996, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). The Company requested that Arthur Andersen LLP furnish it with a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of such letter, dated December 6, 1996, was filed as an exhibit to the Company's Form 8-K/A dated December 9, 1996, and was filed as Exhibit 16.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

  The Company engaged Price Waterhouse LLP as its new independent accountants as of October 28, 1996. During the fiscal years ended December 31, 1995 and 1994 and its work through October 28, 1996, the Company did not consult with Price Waterhouse LLP on items which (1) were or should have been subject to SAS 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation S-K Item 304(a)(2)).

                             AVAILABLE INFORMATION

  The Company has filed a Registration Statement on Form S-1 with respect to the Common Stock being offered hereby with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. For further information pertaining to the Company and the Common Stock being offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

  The Company is subject to the informational requirements of Section 15(d) of the Exchange Act, and in accordance therewith, files certain reports and other information with the Commission thereunder.

                            HINES HORTICULTURE, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                           PAGE
                                                                           ----
Reports of Independent Accountants........................................  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997, and April
 30, 1998.................................................................  F-5
Consolidated Statements of Operations for the years ended December 31,
 1995, 1996 and 1997 and the four months ended April 30, 1997 and 1998....  F-7
Consolidated Statements of Shareholders' Equity (Deficit) for the years ended December 31, 1995, 1996 and 1997 and the four months ended April
 30, 1998.................................................................  F-8
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997 and the four months ended April 30, 1997 and 1998....  F-9
Notes to Consolidated Financial Statements................................ F-10

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Hines Horticulture, Inc. (formerly Hines Holdings, Inc.)


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Hines Horticulture, Inc. (formerly Hines Holdings, Inc.) and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Costa Mesa, California
March 16, 1998, except as to Note 2, which is as of May 8, 1998, and Note 22, which is as of June 22, 1998

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Hines Horticulture, Inc. (formerly Hines Holdings, Inc.):

We have audited the accompanying consolidated statements of income, shareholders' equity and cash flows of Hines Horticulture, Inc. (formerly Hines Holdings, Inc.) for the year ended December 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Sun Gro Horticulture Inc., which statements represent revenues of 44 percent of Hines Horticulture, Inc. (formerly Hines Holdings, Inc.) for the year ended December 31, 1995. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Hines Horticulture, Inc. (formerly Hines Holdings, Inc.) for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Orange County, California
April 5, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of
Sun Gro Horticulture Inc.

In our opinion, the consolidated statements of operations, of shareholder's equity and of cash flows of Sun Gro Horticulture Inc. for the year ended December 31, 1995 present fairly, in all material respects, the results of their operations and their cash flows, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Seattle, Washington
April 4, 1996

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

                          CONSOLIDATED BALANCE SHEETS

                 DECEMBER 31, 1996 AND 1997, AND APRIL 30, 1998
                             (DOLLARS IN THOUSANDS)

                  ASSETS                     DECEMBER 31,      APRIL 30, 1998
                  ------                   ----------------- ------------------
                                                                      PRO FORMA
                                             1996     1997            (NOTE 1)
                                           -------- --------          ---------
                                                                (UNAUDITED)
Current Assets:
  Cash.................................... $    631 $  2,543 $  1,816 $  1,816
  Accounts receivable, net of allowance
   for doubtful accounts of $1,019,
   $1,193, and $1,345.....................   15,644   20,569  101,547  101,547
  Inventories.............................   95,224  106,007  100,662  100,662
  Prepaid expenses and other current
   assets.................................    3,213    1,958    1,912    1,912
                                           -------- -------- -------- --------
      Total current assets................  114,712  131,077  205,937  205,937
                                           -------- -------- -------- --------
Fixed Assets, net of accumulated
 depreciation and depletion of $14,169,
 $20,459, and $22,887.....................   81,870   92,406  116,707  116,707
                                           -------- -------- -------- --------
Deferred Financing Expenses, net of
 accumulated amortization of $1,235,
 $2,332 and $2,764........................    6,352    6,477    6,045    6,045
                                           -------- -------- -------- --------
Goodwill, net of accumulated amortization
 of $1,490, $1,474, and $1,867............   24,581   38,859   38,466   38,466
                                           -------- -------- -------- --------
                                           $227,515 $268,819 $367,155 $367,155
                                           ======== ======== ======== ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

                          CONSOLIDATED BALANCE SHEETS

                 DECEMBER 31, 1996 AND 1997, AND APRIL 30, 1998
                             (DOLLARS IN THOUSANDS)

   LIABILITIES AND SHAREHOLDERS' DEFICIT      DECEMBER 31,        APRIL 30, 1998
   -------------------------------------    ------------------  -------------------
                                                                          PRO FORMA
                                              1996      1997              (NOTE 1)
                                            --------  --------            ---------
                                                                   (UNAUDITED)
Current Liabilities:
  Accounts payable......................... $  7,875  $  8,046  $ 19,963  $ 19,963
  Accrued liabilities......................    5,627     5,309    12,489    12,489
  Accrued payroll and benefits.............    5,957     6,521     8,459     8,459
  Long-term debt, current portion..........    4,897     5,400     5,501     5,501
  Revolving line of credit.................   29,357    43,102    73,463    73,463
  Deferred income taxes....................   31,402    35,151    41,403    41,403
                                            --------  --------  --------  --------
      Total current liabilities............   85,115   103,529   161,278   161,278
                                            --------  --------  --------  --------
Long-Term Debt.............................  152,769   160,356   177,317   176,117
                                            --------  --------  --------  --------
Deferred Income Taxes......................    6,006     6,003    12,720    12,720
                                            --------  --------  --------  --------
Commitments and Contingencies
Cumulative Redeemable Senior Preferred
 Stock 12 Percent, par value $.01 per
 share; liquidation preference of $1,000
 per share; 50,000 shares authorized;
 30,000, 39,500, and 46,000 shares issued..   30,921    43,967    52,691       --
Cumulative Redeemable Junior Preferred
 Stock 12 Percent, par value $.01 per
 share; liquidation preference of $1 per
 share; 22,000,000 shares authorized;
 20,498,816, 20,847,986 and 20,847,986
 shares issued.............................   23,604    26,715    28,284       --
Shareholders' Deficit
  Common Stock
    Authorized--22,040,996 shares $.01 par
     value; Issued and outstanding--
     7,513,176, 7,708,481, and 7,708,481
     (actual) and 15,765,373 (pro forma)...       75        77        77       158
  Accumulated accretion of cumulative
   redeemable preferred stock (in excess)
   less than additional paid-in capital....    5,627      (829)   (4,336)   78,005
Notes receivable from stock sales..........     (192)     (366)     (224)     (471)
Deficit....................................  (76,410)  (70,633)  (60,652)  (60,652)
                                            --------  --------  --------  --------
Total shareholders' (deficit) equity.......  (70,900)  (71,751)  (65,135)   17,040
                                            --------  --------  --------  --------
                                            $227,515  $268,819  $367,155  $367,155
                                            ========  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

            FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
                 THE FOUR MONTHS ENDED APRIL 30, 1997 AND 1998
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                    DECEMBER 31,                    APRIL 30,
                          ----------------------------------  ----------------------
                             1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
Sales, net..............  $  156,909  $  164,323  $  201,256  $   96,318  $  108,088
Cost of goods sold......      72,245      80,812      99,407      49,957      53,531
                          ----------  ----------  ----------  ----------  ----------
   Gross profit.........      84,664      83,511     101,849      46,361      54,557
                          ----------  ----------  ----------  ----------  ----------
Selling and distribution
 expenses...............      39,904      43,308      50,233      20,013      20,429
General and
 administrative
 expenses...............      17,467      18,239      20,403       7,027       8,940
Other operating (income)
 expenses...............       1,021        (790)       (228)         31
Unusual expenses........         --          830         343         --          --
                          ----------  ----------  ----------  ----------  ----------
   Total operating
    expenses............      58,392      61,587      70,751      27,071      29,369
                          ----------  ----------  ----------  ----------  ----------
   Operating income.....      26,272      21,924      31,098      19,290      25,188
                          ----------  ----------  ----------  ----------  ----------
Other expenses:
 Interest...............      13,274      20,140      20,708       7,137       7,999
 Amortization of
  deferred financing
  expenses..............       4,557         940       1,097         342         431
                          ----------  ----------  ----------  ----------  ----------
                              17,831      21,080      21,805       7,479       8,430
                          ----------  ----------  ----------  ----------  ----------
Income before provision
 for income taxes,
 minority interest and
 income from
 discontinued
 operations.............       8,441         844       9,293      11,811      16,758
Income tax provision
 (benefit)..............       2,850         636       3,516       4,398       6,777
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 minority interest and
 income from
 discontinued
 operations.............       5,591         208       5,777       7,413       9,981
Minority interest in
 earnings of
 subsidiaries...........       3,958         --          --          --          --
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income from
 discontinued
 operations.............       1,633         208       5,777       7,413       9,981
Income (loss) from
 discontinued
 operations, net of tax.       3,307         --          --          --          --
                          ----------  ----------  ----------  ----------  ----------
Income before
 extraordinary loss.....       4,940         208       5,777       7,413       9,981
Extraordinary loss, net
 of tax.................      (2,513)        --          --          --          --
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......       2,427         208       5,777       7,413       9,981
Less: Preferred stock
 dividends..............      (1,460)     (3,775)     (6,666)     (2,190)     (3,721)
                          ----------  ----------  ----------  ----------  ----------
Net income (loss)
 applicable to common
 stock..................  $      967  $   (3,567) $     (889) $    5,223  $    6,260
                          ==========  ==========  ==========  ==========  ==========
Basic earnings per
 share:
 Income (loss) before
  income from
  discontinued
  operations and
  extraordinary loss....  $      .06  $     (.48) $     (.12) $      .70  $      .81
 Extraordinary loss.....       (0.82)        --          --          --          --
 Income from
  discontinued
  operations............        1.08         --          --          --          --
                          ----------  ----------  ----------  ----------  ----------
 Net (loss) income per
  common share..........  $      .32  $     (.48) $     (.12) $      .70  $      .81
                          ==========  ==========  ==========  ==========  ==========
Diluted earnings per
 share:
 Income (loss) before
  income from
  discontinued
  operations and
  extraordinary loss....  $      .06  $     (.48) $     (.12) $      .64  $      .73
 Extraordinary loss.....       (0.82)        --          --          --          --
 Income from
  discontinued
  operations............        1.08         --          --          --          --
                          ----------  ----------  ----------  ----------  ----------
 Net (loss) income per
  common share..........  $      .32  $     (.48) $     (.12) $      .64  $      .73
                          ==========  ==========  ==========  ==========  ==========
 Weighted average
  shares outstanding--
  Basic.................   3,061,984   7,439,190   7,550,174   7,513,176   7,708,481
                          ==========  ==========  ==========  ==========  ==========
 Weighted average
  shares outstanding--
  Diluted...............   3,061,984   7,439,190   7,550,174   8,122,977   8,560,808
                          ==========  ==========  ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997, AND THE FOUR MONTHS ENDED
                                 APRIL 30, 1998
                  (DOLLARS IN THOUSANDS EXCEPT FOR SHARE DATA)

                     COMMON STOCK
                     NO PAR VALUE      COMMON STOCK-A     COMMON STOCK-B
                   -----------------  ----------------- -------------------            NOTES REC. RETAINED   SHAREHOLDERS'
                   NUMBER OF          NUMBER OF          NUMBER OF                       STOCK    EARNINGS      EQUITY
                    SHARES   AMOUNT    SHARES    AMOUNT   SHARES     AMOUNT    (I)       SALES    (DEFICIT)    (DEFICIT)
                   --------- -------  ---------  ------ -----------  ------  --------  ---------- ---------  -------------
Balance, December
31, 1994.........     264    $ 3,600       --     $--           --   $ --    $    433    $ --     $  5,897     $  9,930
 Exchange of
 common stock for
 minority
 interests.......     --         --    503,110      32   18,154,156    181     27,740      --          --        27,953
 Merger
 transactions....     --         --        --      --           735    --           1      --          --             1
 Repurchase and
 retirement of
 stock...........    (264)    (3,600) (503,110)    (32)         --     --      (3,644)     --      (84,662)     (91,938)
 Cumulative
 undeclared
 dividends.......     --         --        --      --           --     --      (1,460)     --          --        (1,460)
 Exchange of
 common stock for
 preferred stock.     --         --        --      --   (10,807,892)  (108)   (14,603)     --          --       (14,711)
 Net income......     --         --        --      --           --     --         --       --        2,427        2,427
                     ----    -------  --------    ----  -----------  -----   --------    -----    --------     --------
Balance, December
31, 1995.........     --         --        --      --     7,346,999     73      8,467      --      (76,338)     (67,798)
                     ----    -------  --------    ----  -----------  -----   --------    -----    --------     --------
 Net proceeds
 from issuance of
 stock, net of
 expenses........     --         --        --      --       208,184      2        169      --          --           171
 Redemption of
 stock...........     --         --        --      --       (42,007)   --         (58)     --          --           (58)
 Repurchase and
 retirement of
 stock...........     --         --        --      --           --     --         --       --         (280)        (280)
 Cumulative
 undeclared
 dividends.......     --         --        --      --           --     --      (3,775)     --          --        (3,775)
 Issuance of
 warrants, net of
 discount........     --         --        --      --           --     --         824      --          --           824
 Notes receivable
 from stock
 sales...........     --         --        --      --           --     --         --      (192)        --          (192)
 Net income......     --         --        --      --           --     --         --       --          208          208
                     ----    -------  --------    ----  -----------  -----   --------    -----    --------     --------
Balance, December
31, 1996.........     --         --        --      --     7,513,176     75      5,627     (192)    (76,410)     (70,900)
                     ----    -------  --------    ----  -----------  -----   --------    -----    --------     --------
 Net proceeds
 from issuance of
 stock, net of
 expenses........     --         --        --      --       213,048      2         24      --          --            26
 Redemption of
 stock...........     --         --        --      --       (17,743)   --         (24)     --          --           (24)
 Cumulative
 undeclared
 dividends.......     --         --        --      --           --     --      (6,666)     --          --        (6,666)
 Issuance of
 warrants, net of
 discount........     --         --        --      --           --     --         210      --          --           210
 Notes receivable
 from stock
 sales...........     --         --        --      --           --     --         --      (174)        --          (174)
 Net income......     --         --        --      --           --     --         --       --        5,777        5,777
                     ----    -------  --------    ----  -----------  -----   --------    -----    --------     --------
Balance, December
31, 1997.........     --         --        --      --     7,708,481     77       (829)    (366)    (70,633)     (71,751)
                     ----    -------  --------    ----  -----------  -----   --------    -----    --------     --------
 Cumulative
 undeclared
 dividends.......     --         --        --      --           --     --      (3,591)     --          --        (3,591)
 Issuance of
 warrants, net of
 discount........     --         --        --      --           --     --          84      --          --            84
 Payments
 received on
 notes receivable
 from stock
 sales...........     --         --        --      --           --     --         --       142         --           142
 Net income......     --         --        --      --           --     --         --       --        9,981        9,981
                     ----    -------  --------    ----  -----------  -----   --------    -----    --------     --------
Balance, April
30, 1998
(Unaudited)......     --     $   --        --     $--     7,708,481  $  77   $ (4,336)   $(224)   $(60,652)    $(65,135)
                     ====    =======  ========    ====  ===========  =====   ========    =====    ========     ========

-----
(i) Accumulated accretion of cumulative redeemable preferred stock (in excess) less than additional paid-in-capital

  The accompanying notes are an integral part of these consolidated financial statements.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

         FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997, AND THE
                   FOUR MONTHS ENDED APRIL 30, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                   DECEMBER 31,                 APRIL 30,
                           -------------------------------  ------------------
                             1995       1996       1997       1997      1998
                           ---------  ---------  ---------  --------  --------
                                                               (UNAUDITED)
Cash Flows from Operating
 Activities:
 Net income..............  $   2,427  $     208  $   5,777  $  7,413  $  9,981
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities--
   Amortization of
    deferred financing
    costs................      4,557        940      1,097       342       432
   Depreciation,
    depletion and
    amortization.........      3,828      4,962      6,407     2,162     3,145
   Write-off of deferred
    financing costs......      3,993        --         --        --        --
   Minority interest in
    earnings of
    subsidiaries.........      3,958        --         --        --        --
   Gain on sale of
    discontinued
    operations...........     (4,871)       --         --        --        --
   Gain on involuntary
    disposal of assets...        --         --      (1,194)      --        --
   Deferred income taxes.      3,942        508      3,647     4,159     6,762
   Gain on sale of fixed
    assets...............        --         --         --        --        117
   Other.................        483        525        (81)      174        (2)
                           ---------  ---------  ---------  --------  --------
                              18,317      7,143     15,653    14,250    20,435
 Change in working
  capital accounts:
   Accounts receivable...        836        824     (4,373)  (62,445)  (76,669)
   Inventories...........     (8,605)    (4,270)    (9,495)    7,058     7,591
   Prepaid expenses and
    other current assets.      1,169       (815)     1,008     1,118       170
   Other assets..........        --        (577)      (322)     (286)      --
   Accounts payable and
    accrued liabilities..       (951)    (3,500)       297    16,511    18,855
   Other liabilities.....     (1,000)      (361)      (581)       (4)      --
                           ---------  ---------  ---------  --------  --------
     Net cash provided by
      (used in) operating
      activities.........      9,766     (1,556)     2,187   (23,798)  (29,618)
                           ---------  ---------  ---------  --------  --------
Cash Flows from Investing
 Activities:
 Purchase of fixed
  assets.................     (7,684)    (8,752)   (10,130)   (3,087)   (3,777)
 Proceeds from sales of
  fixed assets...........      1,417        175        154       --        216
 Proceeds from insurance
  claims.................        --         --       1,194       --        --
 Purchase of fixed
  assets from insurance
  claims.................        --         --      (1,324)      --        --
 Acquisitions, net of
  cash acquired..........     (3,498)   (21,915)   (19,632)      --    (19,679)
                           ---------  ---------  ---------  --------  --------
     Net cash used in
      investing
      activities.........     (9,765)   (30,492)   (29,738)   (3,087)  (23,240)
                           ---------  ---------  ---------  --------  --------
Cash Flows from Financing
 Activities:
 Proceeds from revolving
  line of credit.........     77,911    202,785    220,188    41,949    75,373
 Repayments on revolving
  line of credit.........    (83,596)  (186,121)  (206,443)  (15,160)  (45,013)
 Proceeds from the
  issuance of long-term
  debt...................    255,000        --      12,000       --     14,961
 Repayments of long-term
  debt...................   (160,567)    (4,209)    (4,910)     (156)     (118)
 Deferred financing
  costs..................     (9,833)      (253)    (1,223)     (379)      --
 Repurchase and
  retirement of
  preferred and common
  stock..................    (91,938)      (280)       (75)      --        --
 Issuance of preferred
  and common stock.......     11,673     20,612      9,926       --      6,500
 Proceeds from stock
  sales notes
  receivable.............        --         --         --        --        428
 Other...................     (1,120)       (36)       --        --        --
                           ---------  ---------  ---------  --------  --------
     Net cash provided by
      (used in) financing
      activities.........     (2,470)    32,498     29,463    26,254    52,131
                           ---------  ---------  ---------  --------  --------
Net Increase (Decrease)
 in Cash.................     (2,469)       450      1,912      (631)     (727)
Cash, beginning of
 period..................      2,650        181        631       631     2,543
                           ---------  ---------  ---------  --------  --------
Cash, end of period......  $     181  $     631  $   2,543  $    --   $  1,816
                           =========  =========  =========  ========  ========
Cash Paid--Interest......  $   8,689  $  23,702  $  20,729  $  2,051  $  2,226
                           =========  =========  =========  ========  ========
Cash Paid--Income Taxes..  $       3  $       4  $     161  $    --   $    --
                           =========  =========  =========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1995, 1996 AND 1997 AND APRIL 30, 1998
                            (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  Hines Horticulture, Inc. (formerly Hines Holdings, Inc.)("Hines") produces and distributes horticultural products through its two operating divisions, Hines Nurseries and Sun Gro Horticulture ("Sun Gro"). As of April 30, 1998, the business of Hines is conducted through Hines Nurseries, Inc. (formerly Hines Horticulture, Inc.) ("Hines Nurseries") and Hines II, Inc. ("Hines II"), and the business of Sun Gro is conducted through Sun Gro Horticulture Inc. ("Sun Gro-U.S.") and its wholly owned subsidiary, Sun Gro Horticulture Canada Ltd. ("Sun Gro-Canada"). Hines, together with Hines Nurseries, Hines II, Sun Gro-U.S. and Sun Gro-Canada, are hereafter collectively referred to as the "Company."

  Hines Nurseries is a leading supplier of ornamental, container-grown plants with nursery facilities located in California, Oregon, Texas, South Carolina and Pennsylvania. Hines Nurseries markets its products to retail customers throughout the United States.

  Sun Gro produces, markets and distributes a range of peat-based horticulture products for both retail and professional customers. Sun Gro markets its products in North America and various international markets. Manufacturing is conducted in facilities located in Canada and the United States.

 Consolidation

  The consolidated financial statements include the accounts of Hines and its wholly owned direct and indirect subsidiaries Hines Nurseries, Hines II, Sun Gro-U.S. and Sun Gro-Canada. All material intercompany accounts and transactions have been eliminated in consolidation.

 Unaudited Interim Financial Information

  The interim financial data as of April 30, 1998 and for the four months ended April 30, 1997 and 1998 is unaudited; however, in the opinion of management the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

 Unaudited Pro Forma Balance Sheet

  The pro forma balance sheet as of April 30, 1998 is presented as if all of the outstanding shares of the cumulative redeemable senior and junior preferred stock and a portion of the convertible promissory notes as of April 30, 1998 were converted to common stock as of that date (refer to Note 22).

 Revenue Recognition and Concentration of Credit Risk

  The Company recognizes revenue, net of sales discounts and allowances, upon product shipment to the customer. The Company is subject to credit risk primarily through trade receivables. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company's customer base throughout North America. The Company does not require collateral for its accounts receivable. Certain customers are granted deferred payment terms (dating). At December 31, 1996 and 1997, significant amounts of accounts receivable are subject to dating. The Company's largest customer accounted for approximately 10% and 12% of the Company's consolidated net sales in 1996 and 1997, respectively. In 1995, no individual customer accounted for more than 10% of consolidated net sales.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Depreciation and Depletion

  Fixed assets are stated at cost less accumulated depreciation. Depreciation has been provided for on a straight-line basis over the following estimated economic useful lives:

           Buildings.......................... 20 to 60 years
           Machinery and equipment............ 2 to 25 years
           Vehicles and trailers.............. 2 to 15 years
           Furniture and fixtures............. 3 to 5 years

  Bog depletion is based on the volume of peat produced during the year at rates which will amortize the bog acquisition costs, as well as the initial bog clearing and development costs, over the period of production of peat from the bog.

 Amortization of Deferred Financing Expenses

  Deferred financing expenses are being amortized using a method which approximates the effective interest method over the term of the associated financing agreements.

 Goodwill and Negative Goodwill

  In connection with its acquisition of Hines in 1990, the Company recorded $6,100 of negative goodwill. Negative goodwill equals the excess of the fair market value of the acquired net assets over the acquisition purchase price after reducing the amount allocated to the fixed assets acquired to zero. The Company has amortized negative goodwill on a straight-line basis as a component of other operating expenses over the period from June 29, 1990 to December 31, 1997.

  In connection with the acquisition of the interests of minority shareholders for stock in the Company, as further discussed in Note 21, approximately $14,700 of goodwill was recorded and is being amortized over a 35-year period as a component of other operating expenses.

  Goodwill recorded in connection with the Company's recent acquisitions, as discussed in Note 2, is being amortized over an estimated life of 35 years.

  At each balance sheet date, the Company reviews the recoverability of goodwill by comparing projected operating income on an undiscounted basis to the net book value of the related assets. If the carrying value of goodwill exceeds projected operating income, the carrying value of goodwill is written down to undiscounted projected operating income.

 Impairment of Long-Lived Assets

  The Company annually evaluates its long-lived assets, including identifiable intangible assets, for potential impairment. When circumstances indicate that the carrying amount of the asset may not be recoverable, as demonstrated by the projected undiscounted cash flows, an impairment loss would be recognized based on fair value.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market. The Company's nursery stock has an average growing period of approximately 18 months. The nursery stock is classified as a current asset based on Hines Nurseries' normal operating cycle.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Foreign Currency Translation

  The Company considers the U.S. dollar to be the functional currency of Sun Gro's Canadian operations. Monetary assets and liabilities are translated at the foreign exchange rate in effect as of the balance sheet date. Non-monetary assets and liabilities are translated at historical rates and revenues and expenses at average exchange rates for the period. Gains or losses from changes in exchange rates are recognized in the consolidated results of operations in the year of occurrence.

 Income Taxes

  The Company's operations are agricultural in nature. Hines Nurseries reports its results for income tax purposes on the cash basis.

  The Company accounts for income taxes using an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

 Derivatives

  Gains and losses related to qualifying hedges of firm commitments or anticipated transactions are deferred and are recognized in income when the hedge transaction occurs. Gains or losses on forward foreign currency exchange contracts that do not qualify as hedges are recognized currently and are included as a component of other operating expenses in the consolidated statements of income.

 Advertising

  The Company expenses advertising costs at the time the advertising first takes place. Advertising expense was $1,544, $1,658 and $1,898 for the years ended December 31, 1995, 1996 and 1997, respectively.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Earnings (Loss) Per Share

  Basic earnings per share is computed by dividing net income, after deduction of preferred dividends, by the weighted average number of common shares outstanding in each year. Diluted earnings per share is computed by dividing net income, after deduction of preferred dividends, by the weighted average number of common shares outstanding plus any potential dilution that could occur if outstanding warrants were converted into common stock in each year.

  In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). In accordance with the implementation provisions of SFAS 128, the Company has restated earnings per share in the Consolidated Statements of Income for the years ended December 31, 1995 and 1996.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  There are no differences between the numerators and denominators for basic and diluted earnings per share since common stock equivalents have been excluded from the earnings per share calculation for 1996 and 1997 (in the amounts of 51,791 and 617,777, respectively), because the effect would be anti-dilutive. There were no outstanding common stock equivalents in fiscal year 1995. A reconciliation of the numerators and denominators of basic and diluted earnings per share for the four months ended April 30, 1997 and 1998 is as follows (in thousands, except for EPS):

                                                      FOR THE FOUR MONTHS ENDED
                                                              APRIL 30,
                                                             (UNAUDITED)
                                                      -------------------------
                                                          1997         1998
                                                         ----------------------
      Basic EPS Computation
        Net income applicable to common stock         $      5,223 $      6,260
                                                      ============ ============
        Weighted average shares outstanding                  7,513        7,708
                                                      ============ ============
            BASIC EPS                                 $       0.70 $       0.81
                                                      ============ ============
      Diluted EPS Computation
        Net income applicable to common stock         $      5,223 $      6,260
                                                      ============ ============
        Weighted average shares outstanding                  7,513        7,708
        Assumed exercise of warrants                           610          853
                                                      ------------ ------------
        Weighted average shares outstanding, diluted
         basis                                               8,123        8,561
                                                      ============ ============
            DILUTED EPS                               $       0.64 $       0.73
                                                      ============ ============

 Recent Accounting Pronouncements

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), in June 1997. SFAS 131 establishes standards for the reporting of information about operating segments of a business. Generally, financial information is required to be reported on the basis that it is used internally by management for evaluating segment performance.

  SFAS 131 addresses disclosure matters and will have no effect on the Company's consolidated financial position, results of operations or cash flows. The Company will adopt SFAS 131 in 1998.

 Reclassifications

  Certain prior year amounts have been reclassified to conform to current year presentations.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


2. ACQUISITIONS

 Lakeland

  On April 6, 1998, Hines II acquired all of the issued and outstanding shares of capital stock of Lakeland Peat Moss, Ltd. and certain affiliated entities ("Lakeland"), a producer of sphagnum peat moss in western Canada, for approximately Cdn. $31,800 or approximately U.S. $22,400. The acquisition was accounted for using the purchase method. The purchase price allocation is summarized as follows:

        Cash........................................................... $   640
        Accounts receivable............................................   4,309
        Inventories....................................................   2,246
        Prepaid expenses...............................................     124
        Fixed assets...................................................  23,606
        Accounts payable and accrued liabilities.......................  (2,431)
        Long-term debt.................................................    (101)
        Deferred income taxes..........................................  (5,956)
                                                                        -------
          Total purchase price......................................... $22,437
                                                                        =======

 Bryfogle's

  On December 16, 1997, Hines II acquired all of the issued and outstanding shares of Bryfogle's Wholesale, Inc., Bryfogle's Power Plants, and Power Plants II, Inc. (collectively "Bryfogle's") for approximately $19,000. The acquisition was accounted for using the purchase method. The purchase price allocation is summarized as follows:

        Cash........................................................... $    54
        Accounts receivable............................................     452
        Inventories....................................................   1,088
        Fixed assets...................................................   4,163
        Other assets...................................................     639
        Goodwill.......................................................  13,752
        Accounts payable and accrued liabilities.......................    (756)
        Deferred tax liability--non-current............................    (411)
                                                                        -------
          Total purchase price......................................... $18,981
                                                                        =======

 Pacific Color Nurseries

  On October 20, 1997, Hines II acquired certain assets and assumed certain liabilities of Pacific Color Nurseries, Inc. ("Pacific Color") for $1,700. The acquisition was accounted for using the purchase method. The purchase price allocation is summarized as follows:

        Accounts receivable............................................. $  100
        Inventories.....................................................    200
        Prepaid expenses................................................      5
        Fixed assets....................................................  1,385
        Goodwill........................................................    285
        Accounts payable and accrued liabilities........................   (270)
                                                                         ------
          Total purchase price.......................................... $1,705
                                                                         ======

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Flynn Nurseries

  On November 27, 1996, Hines Nurseries, Inc. acquired all of the issued and outstanding shares of Flynn Nurseries, Inc. ("Flynn") for approximately $11,700. The acquisition was accounted for using the purchase method. The purchase price allocation is summarized as follows:

        Cash........................................................... $    39
        Accounts receivable............................................     642
        Inventories....................................................  11,644
        Prepaid expenses...............................................      48
        Fixed assets...................................................   3,162
        Goodwill.......................................................   5,279
        Accounts payable and accrued liabilities.......................  (3,981)
        Long-term debt.................................................     (16)
        Deferred tax liability--non-current............................  (5,164)
                                                                        -------
            Total purchase price....................................... $11,653
                                                                        =======

 Iverson Perennial Gardens

  On August 30, 1996, Hines Nurseries, Inc. acquired certain assets and assumed certain liabilities of Iverson Perennial Gardens, Inc. ("Iverson") for approximately $10,300. The acquisition was accounted for using the purchase method. The purchase price allocation is summarized as follows:

        Accounts receivable............................................ $ 1,181
        Inventories....................................................   2,416
        Prepaid expenses...............................................      40
        Fixed assets...................................................   1,296
        Goodwill.......................................................   6,114
        Accounts payable and accrued liabilities.......................    (691)
        Long-term debt.................................................     (55)
                                                                        -------
            Total purchase price....................................... $10,301
                                                                        =======

  The consolidated financial statements reflect the operations of Lakeland, Bryfogle's, Pacific Color, Flynn and Iverson since the date of their respective acquisition. The following summary of condensed unaudited pro forma results of operations for the years ended December 31, 1996 and 1997 reflects the acquisitions of Bryfogle's, Pacific Color, Flynn and Iverson as if they had occurred on January 1, 1996 and 1997. The following summary of condensed unaudited pro forma results of operations for the four months ended April 30, 1997 and 1998 reflects the acquisitions of Bryfogle's, Pacific Color and Lakeland as if they had occurred on January 1, 1997 and 1998 (in thousands, except per share data):

                                             FOR THE YEAR        FOR THE FOUR
                                            ENDED DECEMBER       MONTHS ENDED
                                                  31,              APRIL 30,
                                           ------------------  -----------------
                                             1996      1997      1997     1998
                                           --------  --------  -------- --------
   Net sales.............................  $199,487  $215,721  $108,810 $114,280
   Net income (loss) applicable to common
    stock (a)............................  $ (5,594) $ (2,091)    4,905    6,127
   Basic (loss) earnings per share.......  $  (0.75) $  (0.28)     0.65     0.79
   Diluted (loss) earnings per share.....  $  (0.75) $  (0.28)     0.60     0.72

--------
(a) After deduction of preferred stock dividends of $4,915 and $7,758 for the years ended December 31, 1996 and 1997 and $2,830 and $4,223 for the four month periods ended April 30, 1997 and April 30, 1998, respectively.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place as of the dates assumed, nor are they indicative of the results of future combined operations.

3. UNUSUAL EXPENSES

  During 1997, the Company received $1,194 of insurance proceeds from claims to replace assets that had been damaged and recorded a gain of $1,194, representing the difference between the proceeds received and the carrying amount of the damaged assets. As of December 31, 1997, the Company had acquired $1,324 of fixed assets utilizing the insurance proceeds.

  In December 1996, the Company approved a restructuring plan for Sun Gro which, for the year ended December 31, 1996, resulted in an unusual charge of $830, representing severance-related payments. An additional liability of $1,537 was recognized during the year ended December 31, 1997, representing $1,100 of severance-related payments and $437 of other related restructuring charges. As of December 31, 1997, $1,967 has been paid and charged against the liability.

4. INVENTORIES

  As of December 31, 1996 and 1997 and March 31, 1998, inventories consisted of the following:

                                                      DECEMBER 31     APRIL 30,
                                                    ---------------- -----------
                                                     1996     1997      1998
                                                    ------- -------- -----------
                                                                     (UNAUDITED)
      Nursery stock................................ $85,611 $ 95,195  $ 90,461
      Finished goods...............................   2,975    4,003     2,819
      Materials and supplies.......................   6,638    6,809     7,382
                                                    ------- --------  --------
                                                    $95,224 $106,007  $100,662
                                                    ======= ========  ========

5. FIXED ASSETS

  As of December 31, 1996 and 1997, fixed assets consisted of the following:

                                                                 DECEMBER 31
                                                               ----------------
                                                                1996     1997
                                                               ------- --------
      Land.................................................... $ 6,845 $  7,103
      Peat reserves and bog costs.............................  48,887   49,146
      Buildings and improvements..............................  14,778   21,915
      Machinery and equipment.................................  22,785   27,691
      Construction in progress................................   2,744    7,010
                                                               ------- --------
                                                                96,039  112,865
      Less--Accumulated depreciation and depletion............  14,169   20,459
                                                               ------- --------
                                                               $81,870 $ 92,406
                                                               ======= ========

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


6. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  Sun Gro has entered into forward exchange contracts and options for hedging future anticipated expenses denominated in Canadian dollars. As of December 31, 1997, Sun Gro has no forward exchange contracts as options outstanding. As of December 31, 1996, Sun Gro held call options totaling Cdn. $29,700, each in the amount of Cdn. $3,300 per month expiring at the end of each month, with the last expiring on September 30, 1997. The premium paid was U.S. $264, which was amortized over the life of the hedged transactions. As of December 31, 1995, Sun Gro held a call option for Cdn. $25,000. On June 20, 1996, Sun Gro sold the unexercised balance of this option of Cdn. $12,000 for proceeds of U.S. $364 and recorded a gain of U.S. $158 representing the excess of the proceeds over the unamortized premium. Amortization expense of the premiums paid in connection with the call options was $363 and $255 for the years ended December 31, 1996 and 1997, respectively.

7. REVOLVING LINES OF CREDIT

  On August 4, 1995, the Company entered into a new revolving credit agreement that, as amended on December 16, 1997, provides for a line of credit equal to the lesser of $75,000 or a specified percentage of accounts receivable and inventory. Borrowings under this line bear interest at rates approximating the U.S. prime rate plus 1.5 percent or the Eurodollar rate plus 2.5 percent. The line of credit is secured by substantially all of the assets and common stock of Hines Nurseries and Sun Gro-U.S. as well as a pledge of 66% of the common stock of Sun Gro-Canada. The agreement contains covenants that, among other matters, establish minimum interest coverage and maximum leverage ratios and minimum earnings and maximum capital expenditure amounts. The average daily amount of the unused portion of the line of credit is subject to a commitment fee of 0.5 percent per annum. The line of credit expires on December 31, 2000.

  On December 16, 1997, the Company entered into another revolving credit agreement which provides for a line of credit equal to the lesser of $10,000 or a specified percentage of accounts receivable and inventory. Borrowings under this line bear interest at rates approximating the U.S. prime rate plus
0.75 percent or the Eurodollar rate plus 2.25 percent. The line of credit is secured by substantially all of the assets of Hines II. The agreement contains covenants, which, among other matters, establish minimum interest coverage and maximum leverage ratios and minimum earnings and maximum capital expenditure amounts. The average daily amount of the unused portion of the line of credit is subject to a commitment fee of 0.5 percent per annum. The line of credit expires on December 31, 2002.

  The weighted average interest rate on borrowings outstanding under the Company's revolving lines of credit as of December 31, 1996 and 1997 was approximately 9.0% and 8.4%, respectively.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


8. LONG-TERM DEBT

                                                                 DECEMBER 31
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
Acquisition term loan, interest at the bank's reference rate
 (8.5 percent per annum at December 31, 1997) plus 1.25
 percent or the Eurodollar rate plus 2.75 percent per annum.
 Principal payments due quarterly beginning March 31, 2000
 through 2002 ranging from $300 to $600, with all remaining
 principal due on December 31, 2002, secured by inventory
 and fixed assets...........................................  $    --  $ 12,000
Convertible subordinated promissory note, interest at 6
 percent per annum. Principal due December 16, 2005.........       --     1,000
Senior term debt, interest at the bank's reference rate (8.5 percent per annum at December 31, 1997) plus 1.5 percent or the Eurodollar rate plus 2.5 percent per annum. Principal
 payments due on June 30, September 30 and December 31
 through 2000 ranging from $500 to $3,250, secured by
 inventories and fixed assets...............................    21,500   17,000
Senior subordinated notes, Series B, interest at 11.75
 percent per annum payable semi-annually on each June 30 and
 December 31, maturing on October 15, 2005..................   120,000  120,000
Note payable; interest at 10 percent per annum, non
 recourse, secured by specified real property, blended
 payments of $81 per month from July 1, 1992 through June 1,
 2005, with all remaining principal due on June 28, 2005....     8,162    7,999
Note payable; interest at 10 percent per annum, until June
 1, 1995, and 11.75 percent, thereafter, non recourse,
 secured by specified real property, blended payments of $88 per month from July 1, 1995, through June 1, 2005, with all
 remaining principal due on June 27, 2005...................     7,833    7,693
Capital lease obligations and equipment financing contracts
 due at various dates through 1999, secured by leased
 equipment..................................................       171       64
                                                              -------- --------
                                                               157,666  165,756
Less--Current portion.......................................     4,897    5,400
                                                              -------- --------
                                                              $152,769 $160,356
                                                              ======== ========

  The convertible subordinated promissory note may be optionally prepaid by the Company without premium or penalty upon the occurrence of an initial public offering of common stock or the sale of the Company. Upon and at any time after the occurrence of an initial public offering of common stock, the holder may convert all (but not less than all) of the principal amount outstanding under the note into shares of common stock at the offering price of the common stock in such offering (net of any sales or underwriting commissions).

  Estimated principal maturities of long-term debt outstanding at December 31, 1997 are as follows:

        1998........................................................... $  5,400
        1999...........................................................    5,874
        2000...........................................................    6,919
        2001...........................................................      465
        2002...........................................................      387
        Thereafter.....................................................  146,711
                                                                        --------
                                                                        $165,756
                                                                        ========

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Senior Subordinated Notes were issued by Hines Nurseries, Inc. and are redeemable, in whole or in part, at the option of the Company, on or after October 15, 2000 at prices specified by the indenture agreement (105.875% as a percentage of the principal amount thereof in 2000 to 100.000% in 2004). In addition, prior to October 15, 1998, the Company, at its option, may redeem the notes in part with the net proceeds of one or more public equity offerings at prices specified by the indenture agreement (109.139% in 1998), provided, however, that after any such redemption the aggregate principal amount of notes outstanding must equal at least 65 percent of the aggregate principal amount of notes originally issued. Upon a change of control, each holder will have the right to require the Company to repurchase such holder's notes at a price equal to 101 percent of the principal amount thereof plus accrued interest, if any, to the date of repurchase. The notes are unsecured and subordinated to all existing and future senior debt and unconditionally guaranteed on a senior subordinated basis by Hines and Sun Gro-U.S.

  The indenture governing the Senior Subordinated Notes imposes certain limitations on the ability of Hines Nurseries, Inc. and Sun Gro-U.S. to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments and consummate certain asset sales. In addition, Hines Nurseries, Inc. must also meet certain specified financial covenants related to its senior term debt.

9. COMMITMENTS

  The Company leases certain land, office and warehouse facilities under various renewable long-term operating leases which expire through 2010. Certain of these leases include escalation clauses based upon changes in the consumer price index and/or the fair rental value of leased land. One of the operating land leases requires the Company to pay rent equal to the greater of
2.25 percent, increasing to 3 percent by the year 2010, of the sales derived from the related land or a minimum per acre amount as defined in the agreement. Two of the operating land leases provide the Company with the option to purchase the property at the appraised fair value through 1997 or to renew the leases, effective June, 1997, at the fair rental value for periods of five to twenty-five years. Total rent expense under these operating lease agreements for the years ended December 31, 1995, 1996 and 1997 was $1,068, $1,302 and $1,684, respectively.

  As of December 31, 1997, the Company's future minimum annual payments under its non-cancelable operating leases are as follows:

        1998............................................................ $ 3,200
        1999............................................................   2,810
        2000............................................................   2,605
        2001............................................................   2,154
        2002............................................................   1,325
        Thereafter......................................................   6,354
                                                                         -------
                                                                         $18,448
                                                                         =======

10. CONTINGENCIES

  From time to time, the Company is involved in various disputes and litigation matters which arise in the ordinary course of business. The litigation process is inherently uncertain and it is possible that the resolution of these disputes and lawsuits may adversely affect the Company. Management believes, however, that the ultimate resolution of such matters will not have a material adverse impact on the Company's consolidated financial position or results of operations.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


11. REDEEMABLE PREFERRED STOCK

  On August 4, 1995, Hines issued $10,000 of 12 percent cumulative redeemable senior preferred stock (the "Senior Preferred Stock") and $20,000 of 12 percent cumulative redeemable junior preferred stock (the "Junior Preferred Stock"). The Senior Preferred Stock is redeemable on December 31, 2006, and is non-voting. Hines has the option to redeem all or any portion of the Senior Preferred Stock at any time prior to the scheduled redemption date. Upon redemption, Hines is obligated to pay the holder a $1,000 liquidation value for each share of Senior Preferred Stock plus any accrued but unpaid dividends.

  The Junior Preferred Stock is redeemable on January 1, 2007. Hines has the option to redeem all or any of the Junior Preferred Stock at any time prior to the scheduled redemption date. Upon redemption, Hines is obligated to pay the holder a $1 liquidation value for each share of Junior Preferred Stock plus any accrued but unpaid dividends. The holders of the Junior Preferred Stock are allowed to vote (one vote for each share) in the election of Hines' directors, but not in any other matters. Hines is prevented, without prior consent from a majority of the holders of the Senior and Junior Preferred Stock, from redeeming, repurchasing or otherwise acquiring any junior securities or paying or declaring any dividends on any junior securities without first paying the full amount of any preferred stock dividends accrued but not paid.

  In June 1996, Hines issued an additional 596,640 shares of Junior Preferred Stock and 208,185 shares of common stock to certain employees for cash of $283 and promissory notes totaling $597. The promissory notes bear interest at a rate of 6% per annum, compounded annually. The principal amount, together with all accrued and unpaid interest thereon, will be due and payable in three equal installments on March 31, 1996, 1997 and 1998, or earlier upon an event of default under the promissory note or in certain other limited events. In December 1996, 20,340 shares of the Junior Preferred Stock and 7,097 shares of the common stock were redeemed and the promissory note relating to this stock, in the amount of $20, was canceled and $10 in cash was paid. The outstanding promissory note balance of $385 at December 31, 1996 relating to the issuance of Junior Preferred Stock is recorded as a deduction from Cumulative Redeemable Junior Preferred Stock in the consolidated balance sheets.

  On November 27, 1996, Hines issued an additional 20,000 shares of Senior Preferred Stock and warrants to purchase 609,801 shares of Hines common stock at an exercise price of $.01 per share during a period which expires at the earlier of (i) ten years from date of issuance, (ii) a qualified public offering or (iii) the sale of the Company. An amount approximating the fair value of the stock of $830 was allocated to the warrants at the date of issuance and is being accreted using the interest method over the period from issuance until redemption first becomes available to the holder of the stock.

  During the year ended December 31, 1997, Hines issued an additional 400,020 shares of Junior Preferred Stock and 213,048 shares of common stock to certain employees for cash of $63 and promissory notes totaling $627. The promissory notes bear interest at a rate of 6% per annum, compounded annually. The principal amount, together with all accrued and unpaid interest thereon, will be due and payable in equal installments over a period of one to five years from March 31, 1998 through March 31, 2001, or earlier upon an event of default under the promissory note or in certain other limited events. In May 1997, 50,850 shares of the Junior Preferred Stock and 17,743 shares of the common stock were redeemed and the promissory note relating to this stock, in the amount of $25, was canceled and $50 was paid in cash. The outstanding promissory note balance of $533 at December 31, 1997 relating to the issuance of Junior Preferred Stock is recorded as a deduction from Cumulative Redeemable Junior Preferred Stock in the consolidated balance sheets.

  On December 16, 1997, Hines issued an additional 9,500 shares of Senior Preferred Stock and warrants to purchase 207,958 shares of Hines common stock at an exercise price of $.01 per share during a period which

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

expires at the earlier of (i) ten years from the date of issuance, (ii) a qualified public offering or (iii) the sale of the Company. An amount approximating the fair value of the stock of $283 was allocated to the warrants at the date of issuance and is being accreted using the interest method over the period from issuance until redemption first becomes available to the holder of the stock.

12. INCOME TAXES

  The components of income (loss) from continuing operations before provision for income taxes and the provision for income taxes consisted of the following:

                                                             DECEMBER 31
                                                        -----------------------
                                                         1995    1996     1997
                                                        ------  -------  ------
      Income (loss) before income taxes:
        U.S............................................ $8,787  $ 1,902  $8,321
        Foreign........................................   (346)  (1,058)    972
                                                        ------  -------  ------
                                                        $8,441  $   844  $9,293
                                                        ======  =======  ======
      Current:
        Federal........................................ $  942  $   264  $  --
        State..........................................     81       34      10
        Foreign........................................     92      --      --
                                                        ------  -------  ------
                                                         1,115      298      10
                                                        ------  -------  ------
      Deferred:
        Federal........................................  1,276      456   3,345
        State..........................................    197       74     698
        Foreign........................................    262     (192)   (537)
                                                        ------  -------  ------
                                                         1,735      338   3,506
                                                        ------  -------  ------
                                                        $2,850  $   636  $3,516
                                                        ======  =======  ======

  The reported provision for income taxes differs from the amount computed by applying the statutory federal income tax rate of 34 percent to income before provision for income taxes for the years ended December 31, 1995, 1996 and 1997, as follows:

                                                              DECEMBER 31
                                                          ---------------------
                                                           1995   1996    1997
                                                          ------  -----  ------
      Provision computed at statutory rate............... $2,870  $ 287  $3,161
      Increase (decrease) resulting from:
        State tax, net of federal benefit................    278     71     433
        Foreign taxes....................................    (38)   (95)    (63)
        Goodwill.........................................   (217)  (127)    (93)
        Meals and entertainment..........................     92    100     113
        Change in valuation allowance....................    --     328     --
        Other............................................   (135)    72     (35)
                                                          ------  -----  ------
                                                          $2,850  $ 636  $3,516
                                                          ======  =====  ======

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Deferred tax assets (liabilities) are comprised of the following at December 31, 1996 and 1997:

                                                               DECEMBER 31
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
      Deferred tax assets:
        Deferred expenses.................................. $  1,116  $  1,210
        Capital loss carryforwards.........................      618       660
        Deferred currency loss.............................      --        304
        Net operating loss carryforwards...................   14,732    14,417
        Investment tax credit carryforwards................      439       384
        Other..............................................      156       650
        Valuation allowance................................   (2,916)   (3,166)
                                                            --------  --------
      Gross deferred tax assets............................   14,145    14,459
                                                            --------  --------
      Deferred tax liabilities:
        Accrual to cash adjustment.........................  (31,567)  (36,280)
        Deferred currency gain.............................     (533)     (235)
        Fixed asset basis differences......................  (15,318)  (15,255)
        Investment in foreign subsidiary...................   (1,178)   (1,749)
        Other..............................................   (2,957)   (2,094)
                                                            --------  --------
      Gross deferred tax liabilities.......................  (51,553)  (55,613)
                                                            --------  --------
      Net deferred tax liability...........................  (37,408)  (41,154)
                                                            --------  --------
      Deferred income tax liability, current...............  (31,402)  (35,151)
      Deferred income tax liability, non-current...........   (6,006)   (6,003)
                                                            --------  --------
                                                            $(37,408) $(41,154)
                                                            ========  ========

  At December 31, 1997, the Company had approximately $35,657 in net operating loss carryforwards for federal income tax reporting purposes. The Company's federal net operating losses begin to expire in 2005.

  Included in the valuation allowance is $1,400 that relates to the deferred tax assets recorded from acquisitions. Any tax benefits subsequently recognized for these deferred tax assets will be allocated to goodwill.

  At December 31, 1997, Sun Gro-Canada had capital loss carryforwards, net operating loss carryforwards and investment tax credits of approximately Cdn. $2,096 (U.S. $1,466), Cdn. $7,247 (U.S. $5,070) and Cdn. $549 (U.S. $384),
respectively. Their use is limited to future taxable earnings of Sun Gro-Canada. A substantial valuation allowance has been recorded against the deferred tax assets associated with the capital loss carryforwards and the investment tax credits. The capital loss may be carried forward indefinitely and the net operating loss carryforwards and the investment tax credits expire as follows (Canadian dollars):

                                                           NET       INVESTMENT
      YEAR OF EXPIRATION                              OPERATING LOSS TAX CREDITS
      ------------------                              -------------- -----------
        1998.........................................     $6,013        $ 90
        1999.........................................        713         165
        2000.........................................        --          150
        2001.........................................        --          123
        2002.........................................        521          21
        2003.........................................        --          --
                                                          ------        ----
                                                          $7,247        $549
                                                          ======        ====

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


13. EMPLOYEE BENEFIT PLANS

  Sun Gro sponsors benefit contribution plans for certain salaried U.S. employees, certain salaried Canadian employees and certain hourly Canadian employees. Participants of the salaried U.S. investment plan may make voluntary contributions to the plan up to 15 percent of their compensation (as defined). Sun Gro contributes five percent of each participant's compensation (as defined) up to a maximum of $3,500 per participant.

  Participants of the salaried and hourly Canadian investment plan must contribute 3 percent of their compensation (as defined) and may make voluntary contributions to the plan up to 18 percent of their compensation (as defined). Sun Gro contributes up to 5 percent and 3 percent of each participant's compensation (as defined) with no maximum for the salaried and hourly plans, respectively.

  The total expense related to these plans was $368, $395 and $284 for the years ended December 31, 1995, 1996 and 1997, respectively.

14. RELATED PARTY TRANSACTIONS

  During the year ended December 31, 1995, Hines Nurseries and Sun Gro paid management fees of $789 to certain individuals who through affiliates were the former owners of the Company. During 1995, Hines Nurseries and Sun Gro paid a total of $140 to these individuals to cover administrative expenses incurred by these individuals for office space. These expenses are included in general and administrative expenses in the accompanying financial statements.

  During the year ended December 31, 1995, the Company entered into an agreement to receive financial advisory services from a company controlled by a former minority shareholder. Under the terms of the consulting agreement, the Company agreed to pay a financial advisory fee equal to a percent of the amount by which the value of the common stock of Agri Holdings, Inc., a former subsidiary of Hines Nurseries, exceeded $2,500 upon the occurrence of a change of control (as defined in the agreement). As a result of the shareholder transaction described in Note 21, the Company paid $3,300 to this related party under the terms of this agreement.

15. DISCONTINUED OPERATIONS

  Sun Gro incorporated its Green Cross division as a wholly-owned subsidiary, Green Cross Garden Products, Ltd. ("GCGP"), effective May 31, 1994. Immediately thereafter, Sun Gro adopted a plan to discontinue operations of GCGP and entered into an asset purchase agreement with Monsanto Canada, Ltd. ("Monsanto"). In accordance with the agreement, Sun Gro agreed to sell to Monsanto the operating assets of GCGP on January 4, 1995, for an amount equal to $15,800 Cdn. ($11,262 U.S. at December 31, 1994), which resulted in the recognition of a gain in the amount of $3,307, net of estimated taxes of $1,564.

16. EXTRAORDINARY LOSSES

  During 1995, as a result of retiring long-term debt prior to maturity, the Company recorded an extraordinary loss of $4,272 less the related estimated income tax benefit of $1,759. The loss was comprised primarily of unamortized deferred financing costs and prepayment fees.

  In 1993, Sun Gro entered into a combined interest rate and currency swap related to its former subordinated debt, which was denominated in Canadian dollars. As a result of the change in ownership described in Note 21, this agreement was terminated and a fee of $1,030 was paid, which is included as a component of extraordinary loss in 1995.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


17. SUPPLEMENTAL CASH FLOW INFORMATION

  Supplemental disclosure of non-cash investing and financing activities were as follows:

                                                              DECEMBER 31
                                                        -----------------------
                                                         1995    1996    1997
                                                        ------- ------- -------
      Fair value of assets acquired.................... $20,993 $31,822 $22,069
      Liabilities assumed and incurred.................  17,495   9,907   2,437
                                                        ------- ------- -------
      Cash paid for businesses acquired................ $ 3,498 $21,915 $19,632
                                                        ======= ======= =======

  During 1995, minority shareholders exchanged their shares of common stock in Hines Nurseries and Sun Gro for $27,953 of common stock of the Company.

  On October 20, 1997, the Company issued to Madison Dearborn Capital Partners, L.P., the controlling stockholder of the Company ("MDCP"), a demand note, in an aggregate principal amount of $2,500. On December 16, 1997, this demand note was subsequently exchanged for Senior Preferred Stock and warrants of the Company, as discussed in Note 11.

18. FAIR VALUES OF FINANCIAL INSTRUMENTS

  The Company used the following methods and assumptions in estimating its fair value disclosures for financial instruments:

 Cash

  The carrying amount reported in the balance sheet for cash approximates its fair value.

 Short-term and Long-term Debt

  The fair value of the Senior Subordinated Notes is based on the closing price of the debt securities at December 31, 1996 and 1997. The carrying amount of the Company's other long-term debt approximates its fair value based upon borrowing rates currently available to the Company. The carrying amount of the short-term debt approximates the fair value based on the short-term maturity of the instrument.

 Redeemable Preferred Stock

  The fair value of the Senior Preferred Stock and Junior Preferred Stock approximates its carrying value, as the stock was recently issued.

 Off-Balance Sheet Instruments

  The fair values associated with the foreign exchange contracts and foreign currency options have been estimated based on broker quotes and published foreign currency market rates.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1997 are as follows:

                                                       DECEMBER 31
                                          -------------------------------------
                                                 1996               1997
                                          ------------------ ------------------
                                                   ESTIMATED          ESTIMATED
                                          CARRYING   FAIR    CARRYING   FAIR
                                           AMOUNT    VALUE    AMOUNT    VALUE
                                          -------- --------- -------- ---------
      Cash............................... $    631 $    631  $  2,543 $  2,543
      Short-term debt....................   29,357   29,357    43,102   43,102
      Long-term debt (including current
       portion)..........................  157,666  167,266   165,756  177,756
      Redeemable preferred stock.........   54,525   54,525    70,682   70,682
      Off-Balance Sheet Financial
       Instruments:
        Forward currency call options.... $    225 $     29  $    --  $    --

19. VALUATION AND QUALIFYING ACCOUNTS

  For the years ended December 31, 1995, 1996 and 1997, activity with respect to the Company's allowance for doubtful accounts receivable is summarized as follows:

                                                             DECEMBER 31
                                                         ----------------------
                                                          1995    1996    1997
                                                         ------  ------  ------
      Beginning balance................................. $  622  $1,165  $1,019
        Charges to expense..............................    678     225     474
        Amounts written off.............................   (135)   (371)   (300)
                                                         ------  ------  ------
      Ending balance.................................... $1,165  $1,019  $1,193
                                                         ======  ======  ======

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


20. GEOGRAPHIC INFORMATION

  Geographic information for the years ended December 31, 1995, 1996 and 1997, is summarized as follows:

                                                          DECEMBER 31
                                                   ----------------------------
                                                     1995      1996      1997
                                                   --------  --------  --------
      Net sales:
        United States
          Sales to unaffiliated customers......... $148,355  $155,136  $191,150
        Canada
          Sales to unaffiliated customers.........    8,554     9,187    10,106
          Transfers to other geographic areas.....   16,530    14,531    13,852
        Eliminations..............................  (16,530)  (14,531)  (13,852)
                                                   --------  --------  --------
                                                   $156,909  $164,323  $201,256
                                                   ========  ========  ========
      Operating income:
        United States............................. $ 24,438  $ 21,379  $ 28,637
        Canada....................................    1,834       545     2,461
        Eliminations..............................      --        --        --
                                                   --------  --------  --------
                                                   $ 26,272  $ 21,924  $ 31,098
                                                   ========  ========  ========
      Total assets:
        United States............................. $154,486  $196,579  $241,679
        Canada....................................   58,489    54,689    54,174
        Eliminations..............................  (24,431)  (23,753)  (27,034)
                                                   --------  --------  --------
                                                   $188,544  $227,515  $268,819
                                                   ========  ========  ========

  Export sales from the United States totaled $6,244, $6,780 and $7,872 for the years ended December 31, 1995, 1996 and 1997, respectively.

21. SHAREHOLDER TRANSACTION

  On August 4, 1995, MDCP and certain members of management who were minority shareholders of Hines and its subsidiaries (the "Management Shareholders") became owners of Hines in a transaction in connection with which (i) Hines Nurseries, Sun Gro-U.S. and Sun Gro-Canada first each became wholly-owned (direct or indirect) subsidiaries of the Company through the exchange by the Management Shareholders and other investors of their minority interests therein for stock of the Company, (ii) MDCP and the Management Shareholders became the sole shareholders of Hines through a merger in which the shareholders of the Company (other than the Management Shareholders) exchanged their shares for cash, (iii) certain assets were sold to or acquired from entities owned by certain of the current and/or former shareholders of the Company and (iv) Hines Nurseries, Sun Gro-U.S. and Sun Gro-Canada incurred $35,800 of indebtedness under a senior bank credit agreement and Hines Nurseries incurred $110,000 of indebtedness under a senior subordinated credit facility, which indebtedness together with MDCP's equity investment was used to pay off certain existing indebtedness of the Company, to pay the consideration owing to the shareholders of the Company who exchanged their shares for cash in the merger, and to pay related fees and expenses. On October 19, 1995, Hines Nurseries refinanced the $110,000 indebtedness under the senior subordinated credit facility referred to above and reduced the balance outstanding on its revolving lines of credit by issuing $120,000 of Senior Subordinated Notes due in 2005.

  The transaction was accomplished by the Management Shareholders and certain other investors exchanging their stock in Hines Nurseries and certain of its subsidiaries for stock in Hines, followed by the merger of a

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

newly formed company (in which MDCP was the sole shareholder) into the Company. In the merger, the shareholders of Hines other than the Management Shareholders received cash for their stock, and MDCP and the Management Shareholders became the sole shareholders of Hines. Immediately following the merger, the Management Shareholders exchanged a portion of their stock in the Company with MDCP for cash.

  The financial statements for the year ended December 31, 1995 reflect purchase accounting for the exchange by the Management Shareholders and other investors of their minority interests for stock of Hines. The repurchase by Hines of its own stock from shareholders (other than the Management Shareholders) was recorded as a repurchase and retirement of treasury stock.

22. SUBSEQUENT EVENTS

 Senior Preferred Stock Issuances

  On February 5, 1998, Hines issued 2,000 shares of Senior Preferred Stock, having an aggregate liquidation value of $2,000, for $2,000 in cash.

  On March 18, 1998 and April 3, 1998, Hines issued an additional 4,250 and 250 shares, respectively, of Senior Preferred Stock and warrants to purchase 93,034 and 5,473 shares, respectively, of Hines common stock at an exercise price of $.01 per share during a period which expires at the earlier of (i) ten years from the date of issuance, (ii) a qualified public offering or (iii) the sale of the Company. An amount approximating the fair value of the stock of $127 and $7, respectively, was allocated to the warrants at the date of issuance and is being accreted using the interest method over the period from issuance until redemption first becomes available to the holder of the stock.

 Proposed Equity Offering and Reverse Stock Split

  Hines has proposed an initial public offering of common stock (the "Offering"), which is currently expected to close on June 26, 1998. On June 22, 1998, the Company effected a 1.3611-for-one reverse stock split with respect to its common stock, which has been reflected in the accompanying financial statements for all periods presented.

 New Senior Credit Facility

  The Company is completing arrangements with certain banks to amend and restate its existing senior credit facilities (the "Existing Senior Credit Facilities"), to provide for a new $100,000 revolving credit facility for working capital purposes, a new $50,000 term loan and a new $100,000 revolving credit/term facility primarily to fund acquisitions (collectively, the "New Senior Credit Facility"). The New Senior Credit Facility will replace the Existing Senior Credit Facilities and increase the aggregate size of the Company's borrowing facilities by $100,000 to accommodate the Company's growth plans. The New Senior Credit Facility is expected to close concurrently with, and is conditioned upon, the closing of the Offering and is expected to have a five year maturity.

23. GUARANTOR/NON-GUARANTOR DISCLOSURES

  The Senior Subordinated Notes issued by Hines Nurseries, Inc. (the issuer) have been guaranteed by Hines (the parent guarantor) and by Sun Gro-U.S. (the subsidiary guarantor). The issuer and the subsidiary guarantor are wholly-owned subsidiaries of the parent guarantor and the parent and subsidiary guarantees are full, unconditional, and joint and several. Separate financial statements of Hines Nurseries and Sun Gro-U.S. are not presented and Hines Nurseries and Sun Gro-U.S. are not filing separate reports under the Securities Exchange

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Act of 1934 because management believes that they would not be material to investors. The Senior Subordinated Notes are not guaranteed by Hines II, Sun Gro-Canada or their respective present or future subsidiaries.

  The following condensed consolidating information shows (a) Hines on a parent company basis only as the parent guarantor (carrying its investment in subsidiary under the equity method), (b) Hines Nurseries as the issuer (carrying its investment in its subsidiary under the equity method), (c) Sun Gro-U.S. as subsidiary guarantor (carrying its investment in Sun Gro-Canada under the equity method), (d) Hines II and Sun Gro-Canada as subsidiary non-guarantors, (e) eliminations necessary to arrive at the information for the parent guarantor and its direct and indirect subsidiaries on a consolidated basis and (f) the parent guarantor on a consolidated basis as follows:

  . Condensed consolidating balance sheets as of December 31, 1996 and 1997 and April 30, 1998.

  . Condensed consolidating statements of income and condensed consolidating statements of cash flows for the years ended December 31, 1995, 1996 and 1997 and the four months ended April 30, 1997 and 1998.

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                     CONSOLIDATING CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                SUN GRO
                             HINES                  SUN GRO     CANADA
                          HORTICULTURE   HINES       U.S.     (SUBSIDIARY
                            (PARENT    NURSERIES  (SUBSIDIARY    NON-                  CONSOLIDATED
                           GUARANTOR)  (ISSUER)   GUARANTOR)  GUARANTOR)  ELIMINATIONS    TOTAL
                          ------------ ---------  ----------- ----------- ------------ ------------
         ASSETS
         ------
Current assets:
  Cash..................    $    --    $    631     $    91     $   (91)    $    --      $    631
  Accounts receivable,
   net..................         --       5,316       8,679       1,649          --        15,644
  Inventories...........         --      88,361       1,455       5,408          --        95,224
  Prepaid expenses and
   other current assets.         --       1,074       1,027       1,112          --         3,213
  Deferred income taxes.         --          50         603         --          (653)         --
                            --------   --------     -------     -------     --------     --------
    Total current
     assets.............         --      95,432      11,855       8,078         (653)     114,712
                            --------   --------     -------     -------     --------     --------
Fixed assets, net.......         --      32,851       4,540      44,479          --        81,870
Deferred financing
 expenses, net..........         --       5,020          43       1,289          --         6,352
Goodwill, net...........         --      23,738         --          843          --        24,581
Deferred income taxes...         --      10,163         --          --       (10,163)         --
Investments in
 subsidiaries...........      40,296     15,606       7,729         --       (63,631)         --
                            --------   --------     -------     -------     --------     --------
                            $ 40,296   $182,810     $24,167     $54,689     $(74,447)    $227,515
                            ========   ========     =======     =======     ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
----------------------------------------------
Current liabilities:
  Accounts payable......    $    --    $  4,048     $ 1,426     $ 2,401     $    --      $  7,875
  Accrued liabilities...         --       2,718       2,190         719          --         5,627
  Accrued payroll and
   benefits.............         --       4,270       1,318         369          --         5,957
  Long-term debt,
   current portion......         --       2,147         --        2,750          --         4,897
  Revolving line of
   credit...............         --      24,201       5,156         --           --        29,357
  Deferred income taxes.         --      31,942         --          113         (653)      31,402
  Intercompany accounts.      56,671    (65,199)     (9,023)     17,551          --           --
                            --------   --------     -------     -------     --------     --------
    Total current
     liabilities........      56,671      4,127       1,067      23,903         (653)      85,115
                            --------   --------     -------     -------     --------     --------
Long-term debt..........         --     142,269         --       10,500          --       152,769
Deferred income taxes...         --       2,377       1,235      12,557      (10,163)       6,006
Cumulative redeemable
 senior preferred stock.      30,921        --          --          --           --        30,921
Cumulative redeemable
 junior preferred stock.      23,604        --          --          --           --        23,604
Shareholders' equity
  Common stock..........         102      3,971      11,414         --       (15,385)         102
  Additional paid-in
   capital..............       5,600     21,364       5,793       1,777      (28,934)       5,600
  Notes receivable from
   stock sales..........        (192)       --          --          --           --          (192)
  Retained earnings
   (deficit)............     (76,410)     8,702       4,658       5,952      (19,312)     (76,410)
                            --------   --------     -------     -------     --------     --------
    Total shareholders'
     equity (deficit)...     (70,900)    34,037      21,865       7,729      (63,631)     (70,900)
                            --------   --------     -------     -------     --------     --------
                            $ 40,296   $182,810     $24,167     $54,689     $(74,447)    $227,515
                            ========   ========     =======     =======     ========     ========

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                     CONSOLIDATING CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                              SUN GRO CANADA
                             HINES                  SUN GRO     & HINES II
                          HORTICULTURE   HINES       U.S.      (SUBSIDIARY
                            (PARENT    NURSERIES  (SUBSIDIARY      NON-                   CONSOLIDATED
                           GUARANTOR)  (ISSUER)   GUARANTOR)   GUARANTORS)   ELIMINATIONS    TOTAL
                          ------------ ---------  ----------- -------------- ------------ ------------
         ASSETS
         ------
Current assets:
  Cash..................    $    --    $    941     $   --       $ 1,602       $    --      $  2,543
  Accounts receivable,
   net..................         --       6,253      10,188        4,128            --        20,569
  Inventories...........         --      97,202       2,162        6,643            --       106,007
  Prepaid expenses and
   other current assets.         --         842         536          580            --         1,958
  Deferred income taxes.         --          50         804          169         (1,023)         --
                            --------   --------     -------      -------       --------     --------
    Total current
     assets.............         --     105,288      13,690       13,122         (1,023)     131,077
                            --------   --------     -------      -------       --------     --------
Fixed assets, net.......         --      38,851       4,242       49,313            --        92,406
Deferred financing
 expenses, net..........         --       4,612         247        1,618            --         6,477
Goodwill, net...........         --      24,021         --        14,838            --        38,859
Deferred income taxes...          16     10,163         --           --         (10,179)         --
Investments in
 subsidiaries...........      55,596      8,925       7,832          --         (72,353)         --
                            --------   --------     -------      -------       --------     --------
                            $ 55,612   $191,860     $26,011      $78,891       $(83,555)    $268,819
                            ========   ========     =======      =======       ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
----------------------------------------------
Current liabilities:
  Accounts payable......    $    --    $  4,041     $ 1,117      $ 2,888       $    --      $  8,046
  Accrued liabilities...           3      1,971       1,930        1,405            --         5,309
  Accrued payroll and
   benefits.............         --       4,930         887          704            --         6,521
  Long-term debt,
   current portion......         --       2,400         --         3,000            --         5,400
  Revolving line of
   credit...............         --      36,231       6,871          --             --        43,102
  Deferred income taxes.         --      36,096         --            78         (1,023)      35,151
  Other liabilities.....         --         --         (224)         224            --           --
  Intercompany accounts.      55,678    (75,804)     (1,308)      21,434            --           --
                            --------   --------     -------      -------       --------     --------
    Total current
     liabilities........      55,681      9,865       9,273       29,733         (1,023)     103,529
                            --------   --------     -------      -------       --------     --------
Long-term debt..........       1,000    139,856         --        19,500            --       160,356
Deferred income taxes...         --       2,418       1,555       12,209        (10,179)       6,003
Cumulative redeemable
 senior preferred stock.      43,967        --          --           --             --        43,967
Cumulative redeemable
 junior preferred stock.      26,715        --          --           --             --        26,715
Shareholders' equity
  Common stock..........         105      3,971      11,413        9,500        (24,884)         105
  Accumulated accretion
   of cumulative
   redeemable preferred
   stock (in excess)
   less than additional
   paid-in capital......        (857)    21,364       5,889        1,777        (29,030)        (857)
  Notes receivable from
   stock sales..........        (366)       --          --           --             --          (366)
  Retained earnings
   (deficit)............     (70,633)    14,386      (2,119)       6,172        (18,439)     (70,633)
                            --------   --------     -------      -------       --------     --------
    Total shareholders'
     equity (deficit)...     (71,751)    39,721      15,183       17,449        (72,353)     (71,751)
                            --------   --------     -------      -------       --------     --------
                            $ 55,612   $191,860     $26,011      $78,891       $(83,555)    $268,819
                            ========   ========     =======      =======       ========     ========

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                     CONSOLIDATING CONDENSED BALANCE SHEET
                              AS OF APRIL 30, 1998
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                SUN GRO
                                                               CANADA &
                             HINES                  SUN GRO    HINES II
                          HORTICULTURE   HINES       U.S.     (SUBSIDIARY
                            (PARENT    NURSERIES  (SUBSIDIARY    NON-                  CONSOLIDATED
         ASSETS            GUARANTOR)  (ISSUER)   GUARANTOR)  GUARANTORS) ELIMINATIONS    TOTAL
         ------           ------------ ---------  ----------- ----------- ------------ ------------
Current assets:
 Cash...................    $    --    $    --      $   --     $  1,816    $     --      $  1,816
 Accounts receivable,
  net...................         --      66,547      21,307      13,693          --       101,547
 Inventories............         --      90,356       1,273       9,033          --       100,662
 Prepaid expenses and
  other current assets..         --         836         721         355          --         1,912
 Deferred income taxes..         --          50         805         640       (1,495)         --
                            --------   --------     -------    --------    ---------     --------
   Total current assets.         --     157,789      24,106      25,537       (1,495)     205,937
                            --------   --------     -------    --------    ---------     --------
Fixed assets, net.......         --      40,481       3,793      72,433          --       116,707
Deferred financing
 expenses, net..........         --       4,353         220       1,472          --         6,045
Goodwill, net...........         --      23,772         --       14,694          --        38,466
Deferred income taxes...          17     10,163         --          --       (10,180)         --
Investments in
 subsidiaries...........      72,196      9,859       9,455         --       (91,510)         --
Escrow deposit-Lakeland
 acquisition............         --         --          --          --           --           --
                            --------   --------     -------    --------    ---------     --------
                            $ 72,213   $246,417     $37,574    $114,136    $(103,185)    $367,155
                            ========   ========     =======    ========    =========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
----------------------------------------------
Current liabilities:
 Accounts payable.......    $    --    $ 11,938     $ 1,932    $  6,096    $      (3)    $ 19,963
 Accrued liabilities....          34      7,277       1,918       3,260          --        12,489
 Accrued payroll and
  benefits..............         --       6,749         846         864          --         8,459
 Long-term debt,
  current portion.......         --       2,400         --        3,101          --         5,501
 Revolving line of
  credit................         --      61,138       7,940       4,385          --        73,463
 Deferred income taxes..         --      41,838         --        1,060       (1,495)      41,403
 Intercompany accounts..      53,221    (76,347)      7,156      15,970          --           --
                            --------   --------     -------    --------    ---------     --------
   Total current
    liabilities.........      53,255     54,993      19,792      34,736       (1,498)     161,278
                            --------   --------     -------    --------    ---------     --------
Long-term debt..........       3,118    139,738         --       37,579       (3,118)     177,317
Deferred income taxes...         --       2,418       1,664      18,818      (10,180)      12,720
Cumulative redeemable
 senior preferred stock.      52,691        --          --          --           --        52,691
Cumulative redeemable
 junior preferred stock.      28,284        --          --          --           --        28,284
Shareholders' equity
 Common stock...........         105      3,971      11,413      12,997      (28,381)         105
 Accumulated accretion
  of cumulative
  redeemable preferred
  stock (in excess)
  less than additional
  paid-in capital.......      (4,364)    21,364       5,889       1,777      (29,030)      (4,364)
 Notes receivable from
  stock sales...........        (224)       --          --          --           --          (224)
 Retained earnings
  (deficit).............     (60,652)    23,933      (1,184)      8,229      (30,978)     (60,652)
                            --------   --------     -------    --------    ---------     --------
   Total shareholders'
    equity (deficit)....     (65,135)    49,268      16,118      23,003      (88,389)     (65,135)
                            --------   --------     -------    --------    ---------     --------
                            $ 72,213   $246,417     $37,574    $114,136    $(103,185)    $367,155
                            ========   ========     =======    ========    =========     ========

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                               SUN GRO
                             HINES                 SUN GRO     CANADA
                          HORTICULTURE   HINES      U.S.     (SUBSIDIARY
                            (PARENT    NURSERIES (SUBSIDIARY    NON-                  CONSOLIDATED
                           GUARANTOR)  (ISSUER)  GUARANTOR)  GUARANTOR)  ELIMINATIONS    TOTAL
                          ------------ --------- ----------- ----------- ------------ ------------
Sales, net..............    $           $87,222    $61,133     $25,084     $(16,530)    $156,909
Cost of goods sold......        --       42,874     30,886      15,015      (16,530)      72,245
                            -------     -------    -------     -------     --------     --------
    Gross profit........        --       44,348     30,247      10,069          --        84,664
Operating expenses......        --       24,786     25,371       8,235          --        58,392
                            -------     -------    -------     -------     --------     --------
    Operating income....        --       19,562      4,876       1,834          --        26,272
                            -------     -------    -------     -------     --------     --------
Other expenses:
  Interest..............        --       11,031        486       1,757          --        13,274
  Interest--
   intercompany.........        --         (343)       284          59          --           --
  Other, net............     (2,427)      1,021     (1,269)        364        6,868        4,557
                            -------     -------    -------     -------     --------     --------
                             (2,427)     11,709       (499)      2,180        6,868       17,831
                            -------     -------    -------     -------     --------     --------
Income (loss) before
 provision for income
 taxes, minority
 interest, income from
 discontinued operations
 and extraordinary loss.      2,427       7,853      5,375        (346)      (6,868)       8,441
Provision for income
 taxes..................        --        1,655        841         354          --         2,850
                            -------     -------    -------     -------     --------     --------
Income (loss) before
 minority interest,
 income from
 discontinued operations
 and extraordinary loss.      2,427       6,198      4,534        (700)      (6,868)       5,591
Minority interest in
 earnings of
 subsidiaries...........        --          --         --          --         3,958        3,958
                            -------     -------    -------     -------     --------     --------
Income (loss) before
 income from
 discontinued operations
 and extraordinary loss.      2,427       6,198      4,534        (700)     (10,826)       1,633
Income from discontinued
 operations, net of tax.        --          --         --        3,307          --         3,307
                            -------     -------    -------     -------     --------     --------
Income before
 extraordinary loss.....      2,427       6,198      4,534       2,607      (10,826)       4,940
Extraordinary loss, net
 of tax.................        --       (1,101)      (176)     (1,236)         --        (2,513)
                            -------     -------    -------     -------     --------     --------
Net income..............    $ 2,427     $ 5,097    $ 4,358     $ 1,371     $(10,826)    $  2,427
                            =======     =======    =======     =======     ========     ========

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                              SUN GRO
                            HINES                 SUN GRO     CANADA
                         HORTICULTURE   HINES      U.S.     (SUBSIDIARY
                           (PARENT    NURSERIES (SUBSIDIARY    NON-                  CONSOLIDATED
                          GUARANTOR)  (ISSUER)  GUARANTOR)  GUARANTOR)  ELIMINATIONS    TOTAL
                         ------------ --------- ----------- ----------- ------------ ------------
Sales, net..............    $          $92,214    $62,922     $23,718     $(14,531)    $164,323
Cost of goods sold .....      --        45,650     33,544      16,149      (14,531)      80,812
                            -----      -------    -------     -------     --------     --------
    Gross profit........      --        46,564     29,378       7,569          --        83,511
Operating expenses......      --        26,393     28,170       7,024          --        61,587
                            -----      -------    -------     -------     --------     --------
    Operating income....      --        20,171      1,208         545          --        21,924
                            -----      -------    -------     -------     --------     --------
Other expenses:
  Interest..............      --        18,420        536       1,184          --        20,140
  Interest--
   intercompany.........      --          (672)       552         120          --           --
  Other, net............     (208)       1,485        867         299       (1,503)         940
                            -----      -------    -------     -------     --------     --------
                             (208)      19,233      1,955       1,603       (1,503)      21,080
                            -----      -------    -------     -------     --------     --------
Income (loss) before
 provision for income
 taxes..................      208          938       (747)     (1,058)       1,503          844
Income tax provision
 (benefit)..............      --           730         98        (192)         --           636
                            -----      -------    -------     -------     --------     --------
Net income (loss).......    $ 208      $   208    $  (845)    $  (866)    $  1,503     $    208
                            =====      =======    =======     =======     ========     ========

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                             SUN GRO CANADA
                            HINES                  SUN GRO     & HINES II
                         HORTICULTURE   HINES       U.S.      (SUBSIDIARY
                           (PARENT    NURSERIES  (SUBSIDIARY      NON-                   CONSOLIDATED
                          GUARANTOR)  (ISSUER)   GUARANTOR)   GUARANTORS)   ELIMINATIONS    TOTAL
                         ------------ ---------  ----------- -------------- ------------ ------------
Sales, net..............     $        $126,193     $63,685      $25,230       $(13,852)    $201,256
Cost of goods sold......      --        63,524      33,980       15,755        (13,852)      99,407
                             ----     --------     -------      -------       --------     --------
    Gross profit........      --        62,669      29,705        9,475            --       101,849
Operating expenses......      --        33,647      30,380        6,724            --        70,751
                             ----     --------     -------      -------       --------     --------
    Operating income....      --        29,022        (675)       2,751            --        31,098
                             ----     --------     -------      -------       --------     --------
Other expenses:
  Interest..............       39       18,831         708        1,130            --        20,708
  Interest--
   intercompany.........      --        (1,036)        889          147            --           --
  Other, net............      --           739          48          310            --         1,097
                             ----     --------     -------      -------       --------     --------
                               39       18,534       1,645        1,587            --        21,805
                             ----     --------     -------      -------       --------     --------
Income (loss) before
 provision for income
 taxes..................      (39)      10,488      (2,320)       1,164            --         9,293
Income tax provision
 (benefit)..............      (16)       4,196        (239)        (425)           --         3,516
                             ----     --------     -------      -------       --------     --------
Net income (loss).......     $(23)    $  6,292     $(2,081)     $ 1,589       $    --      $  5,777
                             ====     ========     =======      =======       ========     ========

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                    FOR THE FOUR MONTHS ENDED APRIL 30, 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              SUN GRO
                            HINES                 SUN GRO     CANADA
                         HORTICULTURE   HINES      U.S.     (SUBSIDIARY
                           (PARENT    NURSERIES (SUBSIDIARY    NON-                  CONSOLIDATED
                          GUARANTOR)  (ISSUER)  GUARANTOR)  GUARANTOR)  ELIMINATIONS    TOTAL
                         ------------ --------- ----------- ----------- ------------ ------------
Sales, net..............     $--       $69,002    $23,574     $9,419      $(5,677)     $96,318
Cost of goods sold......      --        35,813     13,342      6,479       (5,677)      49,957
                             ----      -------    -------     ------      -------      -------
    Gross profit........      --        33,189     10,232      2,940          --        46,361
Operating expenses......      --        14,567     10,321      2,183          --        27,071
                             ----      -------    -------     ------      -------      -------
    Operating income....                18,622        (89)       757                    19,290
                             ----      -------    -------     ------      -------      -------
Other expenses:
  Interest..............      --         6,512        264        361          --         7,137
  Interest--
   intercompany.........      --          (250)       210         40          --           --
  Other, net............      --            97       (443)       102          586          342
                             ----      -------    -------     ------      -------      -------
                              --         6,359         31        503          586        7,479
                             ----      -------    -------     ------      -------      -------
Income (loss) before
 income tax provision
 (benefit)..............      --        12,263       (120)       254         (586)      11,811
Income tax provision
 (benefit)..............                 4,850       (214)      (238)                    4,398
                             ----      -------    -------     ------      -------      -------
Net income (loss).......     $--       $ 7,413    $    94     $  492      $  (586)     $ 7,413
                             ====      =======    =======     ======      =======      =======

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              SUN GRO
                                                             CANADA &
                            HINES                 SUN GRO    HINES II
                         HORTICULTURE   HINES      U.S.     (SUBSIDIARY
                           (PARENT    NURSERIES (SUBSIDIARY    NON-                  CONSOLIDATED
                          GUARANTOR)  (ISSUER)  GUARANTOR)  GUARANTORS) ELIMINATIONS    TOTAL
                         ------------ --------- ----------- ----------- ------------ ------------
Sales, net..............     $--       $73,651    $23,648     $17,119     $(6,330)     $108,088
Cost of goods sold......      --        36,913     12,744      10,204      (6,330)       53,531
                             ----      -------    -------     -------     -------      --------
    Gross profit........      --        36,738     10,904       6,915         --         54,557
Operating expenses......      --        15,725      9,130       4,514         --         29,369
                             ----      -------    -------     -------     -------      --------
    Operating income....      --        21,013      1,774       2,401         --         25,188
                             ----      -------    -------     -------     -------      --------
Other expenses:
  Interest..............        2        6,990        210         796         --          7,998
  Interest--
   intercompany.........      --          (591)       514          77         --            --
  Other, net............      --          (675)      (221)        146       1,182           432
                             ----      -------    -------     -------     -------      --------
                                2        5,724        503       1,019       1,182         8,430
                             ----      -------    -------     -------     -------      --------
Income (loss) before
 provision for income
 taxes..................       (2)      15,289      1,271       1,382      (1,182)       16,758
Income tax provision
 (benefit)..............       (1)       5,742        336         700         --          6,777
                             ----      -------    -------     -------     -------      --------
Net income (loss).......     $ (1)     $ 9,547    $   935     $   682     $(1,182)     $  9,981
                             ====      =======    =======     =======     =======      ========

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                               SUN GRO
                            HINES                  SUN GRO     CANADA
                         HORTICULTURE   HINES       U.S.     (SUBSIDIARY
                           (PARENT    NURSERIES  (SUBSIDIARY    NON-                  CONSOLIDATED
                          GUARANTOR)  (ISSUER)   GUARANTOR)  GUARANTOR)  ELIMINATIONS    TOTAL
                         ------------ ---------  ----------- ----------- ------------ ------------
Cash provided by (used
 in) operating
 activities.............   $  4,000   $  10,608    $(6,649)   $  5,807     $(4,000)    $   9,766
                           --------   ---------    -------    --------     -------     ---------
Cash flows from
 investing activities:
  Purchase of fixed
   assets, net..........        --       (2,970)    (1,007)     (2,290)        --         (6,267)
  Acquisitions, net of
   cash acquired........        --       (3,498)       --          --          --         (3,498)
                           --------   ---------    -------    --------     -------     ---------
    Net cash used in
     investing
     activities.........        --       (6,468)    (1,007)     (2,290)        --         (9,765)
                           --------   ---------    -------    --------     -------     ---------
Cash flows from
 financing activities:
  Proceeds from
   (repayments on)
   revolving line of
   credit...............        --       (3,987)    (1,698)        --          --         (5,685)
  Proceeds from the
   issuance of long-term
   debt.................        --      240,000        --       15,000         --        255,000
  Repayments of long-
   term debt............        --     (146,799)       --      (17,768)      4,000      (160,567)
  Deferred financing
   costs................        --       (8,257)       --       (1,576)        --         (9,833)
  Repurchase and
   retirement of stock..    (91,938)        --         --          --          --        (91,938)
  Issuance of preferred
   and common stock.....     11,673         --         --          --          --         11,673
  Intercompany..........     76,426     (85,019)     7,583       1,010         --            --
  Other.................       (161)          2        346      (1,307)        --         (1,120)
                           --------   ---------    -------    --------     -------     ---------
    Net cash provided by
     (used in) financing
     activities.........     (4,000)     (4,060)     6,231      (4,641)      4,000        (2,470)
                           --------   ---------    -------    --------     -------     ---------
Net increase (decrease)
 in cash................        --           80     (1,425)     (1,124)        --         (2,469)
Cash and cash
 equivalents, beginning
 of year................        --          101      1,425       1,124         --          2,650
                           --------   ---------    -------    --------     -------     ---------
Cash and cash
 equivalents, end of
 year...................   $    --    $     181    $   --     $    --      $   --      $     181
                           ========   =========    =======    ========     =======     =========

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                               SUN GRO
                            HINES                  SUN GRO     CANADA
                         HORTICULTURE   HINES       U.S.     (SUBSIDIARY
                           (PARENT    NURSERIES  (SUBSIDIARY    NON--                 CONSOLIDATED
                          GUARANTOR)  (ISSUER)   GUARANTOR)  GUARANTOR)  ELIMINATIONS    TOTAL
                         ------------ ---------  ----------- ----------- ------------ ------------
Cash provided by (used
 in) operating
 activities.............   $   (577)  $ (8,963)    $   884     $ 3,084     $ 4,016      $ (1,556)
                           --------   --------     -------     -------     -------      --------
Cash flows from
 investing
 activities:
  Purchase of fixed
   assets, net..........        --      (5,761)     (1,446)     (1,370)        --         (8,577)
  Acquisitions, net of
   cash acquired........        --     (21,915)        --          --          --        (21,915)
                           --------   --------     -------     -------     -------      --------
    Net cash used in
     investing
     activities.........        --     (27,676)     (1,446)     (1,370)        --        (30,492)
                           --------   --------     -------     -------     -------      --------
Cash flows from
 financing activities:
  Proceeds from
   (repayments on)
   revolving line of
   credit...............        --      12,388       4,276         --          --         16,664
  Repayments of long-
   term debt............        --      (2,459)        --       (1,750)        --         (4,209)
  Deferred financing
   costs................        --         (87)        (44)       (122)        --           (253)
  Dividends received
   (paid)...............        --       7,427      (7,427)        --          --            --
  Repurchase and
   retirement of stock..       (280)       --          --          --          --           (280)
  Issuance of preferred
   and common stock.....     20,612        --        4,016         --       (4,016)       20,612
  Intercompany..........    (19,755)    19,820        (132)         67         --            --
  Other.................        --         --          (36)        --          --            (36)
                           --------   --------     -------     -------     -------      --------
    Net cash provided by
     (used in) financing
     activities.........        577     37,089         653      (1,805)     (4,016)       32,498
                           --------   --------     -------     -------     -------      --------
Net increase (decrease)
 in cash................        --         450          91         (91)        --            450
Cash and cash
 equivalents, beginning
 of year................        --         181         --          --          --            181
                           --------   --------     -------     -------     -------      --------
Cash, end of year.......   $    --    $    631     $    91     $   (91)    $   --       $    631
                           ========   ========     =======     =======     =======      ========

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                SUN GRO
                                                               CANADA &
                             HINES                  SUN GRO    HINES II
                          HORTICULTURE   HINES       U.S.     (SUBSIDIARY
                            (PARENT    NURSERIES  (SUBSIDIARY    NON-                  CONSOLIDATED
                           GUARANTOR)  (ISSUER)   GUARANTOR)  GUARANTORS) ELIMINATIONS    TOTAL
                          ------------ ---------  ----------- ----------- ------------ ------------
Cash provided by (used
 in) operating
 activities.............    $(9,858)   $  2,483     $(6,998)   $  6,965     $ 9,595      $  2,187
                            -------    --------     -------    --------     -------      --------
Cash flows from
 investing activities:
  Purchase of fixed
   assets, net..........        --       (7,146)       (741)     (2,089)        --         (9,976)
  Acquisitions, net of
   cash.................        --          --          --      (19,632)        --        (19,632)
  Proceeds from
   insurance claims.....        --        1,194         --          --          --          1,194
  Purchase of fixed
   assets from insurance
   claims proceeds......        --       (1,324)        --          --          --         (1,324)
                            -------    --------     -------    --------     -------      --------
    Net cash used in
     investing
     activities.........        --       (7,276)       (741)    (21,721)        --        (29,738)
                            -------    --------     -------    --------     -------      --------
Cash flows from
 financing activities:
  Proceeds from
   (repayments on)
   revolving line of
   credit...............        --       12,030       1,715         --          --         13,745
  Intercompany advances
   (repayments).........          7     (10,605)     10,893        (295)        --            --
  Proceeds from the
   issuance of long-term
   debt.................        --          --          --       12,000         --         12,000
  Repayments of long-
   term debt............        --       (2,160)        --       (2,750)        --         (4,910)
  Deferred financing
   costs................        --         (331)       (257)       (635)        --         (1,223)
  Dividends received
   (paid)...............        --        6,169      (6,169)        --          --            --
  Repurchase and
   retirement of stock..        (75)        --          --          --          --            (75)
  Issuance of preferred
   and common stock.....      9,926         --           95       9,500      (9,595)        9,926
                            -------    --------     -------    --------     -------      --------
    Net cash provided by
     (used in) financing
     activities.........      9,858       5,103       6,277      17,820      (9,595)       29,463
                            -------    --------     -------    --------     -------      --------
Net increase (decrease)
 in cash................        --          310      (1,462)      3,064         --          1,912
Cash, beginning of year.        --          631         --          --          --            631
                            -------    --------     -------    --------     -------      --------
Cash, end of year.......    $   --     $    941     $(1,462)   $  3,064     $   --       $  2,543
                            =======    ========     =======    ========     =======      ========

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                    FOR THE FOUR MONTHS ENDED APRIL 30, 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               SUN GRO
                            HINES                  SUN GRO     CANADA
                         HORTICULTURE   HINES       U.S.     (SUBSIDIARY
                           (PARENT    NURSERIES  (SUBSIDIARY    NON-                  CONSOLIDATED
                          GUARANTOR)  (ISSUER)   GUARANTOR)  GUARANTOR)  ELIMINATIONS    TOTAL
                         ------------ ---------  ----------- ----------- ------------ ------------
Cash provided by (used
 in) operating
 activities:............    $ (286)   $(16,033)    $(8,265)     $786         $--        $(23,798)
                            ------    --------     -------      ----         ----       --------
Cash flows from
 investing
 activities:
  Purchase of fixed
   assets, net..........       --       (1,930)       (392)     (765)         --          (3,087)
                            ------    --------     -------      ----         ----       --------
    Net cash used in
     investing
     activities.........       --       (1,930)       (392)     (765)         --          (3,087)
                            ------    --------     -------      ----         ----       --------
Cash flows from
 financing activities:
  Proceeds from
   (repayments on)
   revolving line of
   credit...............       --       19,481       7,308       --           --          26,789
  Intercompany advances
   (repayments).........       286      (1,658)      1,393       (21)         --             --
  Repayments of long-
   term debt............       --         (156)        --        --           --            (156)
  Deferred financing
   costs................       --         (213)       (166)      --           --            (379)
  Issuance of preferred
   and common stock.....       --         (122)        122       --           --             --
                            ------    --------     -------      ----         ----       --------
    Net cash provided by
     (used in) financing
     activities.........       286      17,332       8,657       (21)         --          26,254
                            ------    --------     -------      ----         ----       --------
Net decrease in cash....       --         (631)        --        --           --            (631)
Cash, beginning of
 period.................       --          631         --        --           --             631
                            ------    --------     -------      ----         ----       --------
Cash, end of period.....    $  --     $    --      $   --       $--          $--        $    --
                            ======    ========     =======      ====         ====       ========

                   HINES HORTICULTURE, INC. AND SUBSIDIARIES
                        (FORMERLY HINES HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                             SUN GRO CANADA
                            HINES                  SUN GRO     & HINES II
                         HORTICULTURE   HINES       U.S.      (SUBSIDIARY
                           (PARENT    NURSERIES  (SUBSIDIARY      NON-                   CONSOLIDATED
                          GUARANTOR)  (ISSUER)   GUARANTOR)   GUARANTORS)   ELIMINATIONS    TOTAL
                         ------------ ---------  ----------- -------------- ------------ ------------
Cash provided by (used
 in) operating
 activities.............   $(4,471)   $(22,584)    $(4,052)     $ (5,129)      $6,618      $(29,618)
                           -------    --------     -------      --------       ------      --------
Cash flows from
 investing activities:
Purchase of fixed
 assets, net............       --       (2,602)        (20)       (1,155)         --         (3,777)
Sales Proceeds..........       --          --            3           213                        216
Acquisitions, net of
 cash...................       --          --          --        (19,679)         --        (19,679)
                           -------    --------     -------      --------       ------      --------
    Net cash used in
     investing
     activities.........       --       (2,602)        (17)      (20,621)         --        (23,240)
                           -------    --------     -------      --------       ------      --------
Cash flows from
 financing activities:
  Proceeds from
   (repayments on)
   revolving line of
   credit...............       --       24,906       1,069         4,385          --         30,360
  Intercompany advances
   (repayments).........    (2,457)       (543)      3,000           --                         --
  Proceeds from the
   issuance of long-term
   debt.................                                          14,961                     14,961
  Repayments of long-
   term debt............       --         (118)        --            --           --           (118)
  Proceeds from stock
   sales notes
   receivable...........       428         --          --            --           --            428
  Issuance of preferred
   and common stock.....     6,500         --          --          4,500       (4,500)        6,500
                           -------    --------     -------      --------       ------      --------
    Net cash provided by
     (used in) financing
     activities.........     4,471      24,245       4,069        23,846       (4,500)       52,131
                           -------    --------     -------      --------       ------      --------
Net increase (decrease)
 in cash................       --         (941)        --         (1,904)       2,118          (727)
Cash, beginning of
 period.................       --          941         --          1,602          --          2,543
                           -------    --------     -------      --------       ------      --------
Cash, end of period.....   $   --     $    --      $   --       $   (302)      $2,118      $  1,816
                           =======    ========     =======      ========       ======      ========

            [7 Photos of selected Hines' new product introductions]

  The Company's 4,100 plant varieties include a number of innovative proprietary products such as those pictured above.

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 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UN-DERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLIC-ITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUB-SEQUENT TO ITS DATE.

                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    9
Equity Recapitalization...................................................   15
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Unaudited Pro Forma Statements of Operations..............................   19
Selected Consolidated Financial Data......................................   27
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   29
Business..................................................................   37
Management................................................................   51
Certain Relationships and Related Transactions............................   59
Principal Stockholders....................................................   62
Description of Capital Stock..............................................   63
Shares Eligible for Future Sale...........................................   65
Underwriting..............................................................   67
Legal Matters.............................................................   69
Experts...................................................................   69
Available Information.....................................................   70
Index to Financial Statements.............................................  F-1

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                               5,100,000 SHARES

                            HINES HORTICULTURE LOGO


                                 COMMON STOCK

                               -----------------

                                  PROSPECTUS
                                 June 22, 1998

                               -----------------


                                LEHMAN BROTHERS

                                BT ALEX. BROWN

                        BANCAMERICA ROBERTSON STEPHENS

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